As filed with the Securities and Exchange Commission on November 4, 2004.
Registration No. 333-117967.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

Form SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Integrated Financial Systems, Inc.

(Name of Small Business Issuer in Its Charter)

Colorado	7371	68-0510517
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

7807 East Peakview Avenue
Suite 300
Greenwood Village, Colorado 80111
(303) 290-0700
(Address and Telephone Number of
Principal Executive Offices)
(Address of Principal Place of Business or
Intended Principal Place of Business)	John C. Herbers Chief Executive Officer 7807 East Peakview Avenue Suite 300 Greenwood Village, Colorado 80111 (303) 290-0700 (Name, Address and Telephone Number of Agent for Service)

Copies to:

Reid A. Godbolt, Esq. David A. Thayer, Esq. Jones & Keller, P.C. 1625 Broadway, 16th Floor Denver, Colorado 80202 (303) 573-1600	David C. Roos, Esq. Moye Giles LLP 1400 16th Street Denver, Colorado 80202 (303) 292-2900

         Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:     ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box:     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Number of Shares	Offering Price	Aggregate	Registration
Securities to be Registered	to be Registered	Per Share(1)	Offering Price(1)(2)	Fee

Common stock(2)	1,955,000	$5.00	$ 9,775,000	$1,239

Managing underwriter’s warrants(3)	170,000	—	10	—

Common stock underlying managing underwriter’s warrants(3)	170,000	$6.00	$ 1,020,000	$ 129

Total(4)			$10,795,010	$1,368

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Includes 240,000 shares of common stock that may be sold pursuant to the managing underwriter’s over-allotment option.

(3)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, an indeterminate number of additional shares of common stock are registered hereunder in the event that the anti-dilution provisions of such warrants become operative as provided therein. No additional registration fee has been paid for these shares of common stock, if any.

(4)	Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 4, 2004

1,700,000 Shares

Common Stock

        We are offering 1,700,000 shares of our common stock. This is our initial public offering and no public market currently exists for our shares. We currently anticipate that the initial public offering price will be $5.00 per share. We have applied to have our shares of common stock approved for listing on The Nasdaq SmallCap Market under the symbol “IFSS.”

      This offering is being made on a firm commitment basis. The managing underwriter has a 45-day option to purchase a maximum of 255,000 additional shares from us to cover over-allotments of shares, if any.

       Investing in our common stock may be considered speculative and involves significant risks. See “Risk Factors” beginning on page 5.

		Underwriting
		Discounts and	Proceeds to
	Price to Public	Commissions	Integrated

Per Share	$5.00	$.50	$4.50
Total	$8,500,000	$850,000	$7,650,000

      The managing underwriter will receive a non-accountable expense allowance of 3% of the gross proceeds of this offering and a warrant to purchase up to 170,000 additional shares of common stock at a price of $6.00 per share for five years. Including the expense allowance, the estimated cash expenses of this offering will be approximately $615,000.

      Delivery of the shares of common stock will be made on or about                     , 2004.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

J.P. Turner & Company, L.L.C.

                    , 2004.

      You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. You should assume that the information in this document is accurate only as of the date on the front cover of this prospectus. We are obligated to update the information in this prospectus during the time period it is required to be delivered only if there is a fundamental change in this information, a material change in the plan of distribution or if we are required to do so under Section 10(a)(3) of the Securities Act of 1933, as amended.

Special Suitability for California Residents

      This offering has been approved in California on the basis of a limited offering qualification where offers and sales can only be made to investors who are residents of California who have (1) a liquid net worth of at least $250,000 (exclusive of home, home furnishing and automobile) and $65,000 gross annual income, (2) $500,000 liquid net worth, (3) $1,000,000 net worth or (4) $200,000 gross annual income.

Special Suitability for Vermont Residents

      Each purchaser of securities in Vermont must meet one of the following suitability standards: (1) annual gross income of at least $65,000, plus net worth of at least $65,000 (exclusive of home, home furnishings and automobiles), or (2) net worth of at least $150,000 (exclusive of home, home furnishings and automobiles).

Market Information

      Certain information regarding the healthcare industry and other data pertaining to our business contained in this prospectus is based on data and reports compiled by industry professional organizations and analysts and our knowledge of our markets.

Dealer Prospectus Delivery Obligation

      Until                     , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

PROSPECTUS SUMMARY

      Unless the context otherwise requires, the terms “we,” “our,” “us” and “Integrated” as used in this prospectus mean Integrated Financial Systems, Inc. Certain statements in this prospectus, including in this summary, constitute “forward-looking statements.” See “Forward-Looking Statements.” This summary may not contain all of the information that is important to you or that you should consider before buying shares in the offering. We urge you to read this entire prospectus carefully, including the “Risk Factors” section beginning on page 5.

Our Company

      Integrated Financial Systems, Inc. provides U.S. hospitals with a comprehensive software and financial management solution to increase collection rates of amounts due directly from their patients. These obligations, known as “self-pay receivables,” result from hospital services not fully paid for by patients’ health insurance because of co-pays and deductibles or from services provided to patients without health insurance. Over the past decade, the amount of uncollected hospital self-pay receivables has steadily increased to $22.3 billion in 2002. We intend to capitalize on this significant market opportunity by providing hospital clients with our suite of products and services that efficiently manage and collect their patient self-pay receivables.

      The current self-pay environment has resulted from:

•	double-digit increases in health insurance premiums that have forced employers to eliminate or reduce the health insurance coverage for their employees; and

•	continuing increases in the significant number of Americans without health insurance.

As the burden of healthcare costs has shifted to individuals, the need of hospitals to collect their self-pay receivables has become more important. Consequently, many hospitals are re-evaluating their self-pay policies and procedures and are actively seeking solutions to improve their collection rates.

      Upon our inception on May 8, 2002, we researched the causes of low hospital self-pay collection rates and high costs of collection and we designed our business plan and strategy. In 2003, we developed our software and refined our business strategy, and in 2004, we introduced our software products and financial management services to hospitals. We currently have two hospitals under contract to use our products and services.

      Our software products and financial management services include:

•	Software that manages, measures and reports the compliance with admission criteria established by management of each of our hospital clients. Our software provides an efficient, effective process by which hospitals can assess a patient’s ability to pay or determine whether patients qualify for charity care or governmental assistance, using applicable hospital and governmental guidelines.

•	Providing a revolving consumer credit program through our privately branded hospital credit cards for patients who elect to pay their hospital bills over time. We manage and service these accounts for our hospital clients by billing and collecting the amounts due.

•	Advancing to our creditworthy hospital clients up to 85% of the aggregate outstanding amounts owed by their patients enrolled in our revolving consumer credit program. We obtain funding for these advances through a bank loan. We regularly make advances to our credit worthy hospitals for their patient receivables upon which we then collect.

Marketing Strategy

      Our sales and marketing efforts are focused on adding hospital clients by providing them with our comprehensive solution to manage their patient self-pay receivables. Our sales plan uses both direct sales and strategic marketing arrangements with organizations that have existing hospital relationships. We recently established strategic marketing arrangements with AllianceOne, Inc., the ninth largest receivables service company in the U.S., and CDS Companies, a leader in accounts receivable management and funding for small businesses in the U.S., to assist us in accessing our target market of nearly 4,000 U.S. hospitals. We believe our marketing arrangements with AllianceOne and CDS increase our exposure to potential hospital clients and provide us with industry credibility that is beyond our stage of development. We also currently have five senior business development specialists engaged in direct sales.

      Our objective is to be the leading provider of patient self-pay software and related financial management services to U.S. hospitals through our systems and financing programs.

      Our executive offices are located at 7807 East Peakview Avenue, Suite 300, Greenwood Village, Colorado 80111, and our phone number is (303) 290-0700.

The Offering

Common stock offered by us:	1,700,000 shares

Common stock to be outstanding immediately after this offering:	5,749,741 shares

Use of proceeds:	We intend to use our existing cash and the net proceeds from this offering, including any proceeds received upon exercise of the over-allotment option, to repay our outstanding indebtedness; purchase computer equipment and software; expand our marketing and sales efforts; and for general corporate purposes, including working capital.

Proposed Nasdaq SmallCap Market Symbol:	IFSS

Risk factors:	An investment in our securities involves certain risks that should be considered carefully by prospective investors. These risks include: our business model is new and unproven; we have a very limited operating history which includes an accumulated deficit of $4,222,296 as of September 30, 2004; our independent auditors have expressed doubt about our ability to continue as a going concern if we are unsuccessful with this offering; we face the risks of a start-up company; we presently have a very small number of hospital clients; our product pricing model is untested and the length of our sales cycle may increase the unpredictability and volatility of our operating results; and we do not intend to pay cash dividends. See “Risk Factors” beginning on page 5.

Unless otherwise indicated, all information in this prospectus:

•	is based on the number of shares of our common stock outstanding as of September 30, 2004;

•	excludes the possible issuance of up to 255,000 additional shares of our common stock that the managing underwriter has the option to purchase from us to cover over-allotments as well as the managing underwriter’s warrant that is exercisable to purchase up to 170,000 shares of common stock; and

•	excludes the possible issuance of up to 584,211 additional shares of our common stock upon the exercise of options and warrants outstanding as of the date of this prospectus.

Reconciliation of Shares Outstanding

Common stock outstanding at September 30, 2004	2,965,315
Common stock issued or to be issued subsequent to September 30, 2004(1)	74,000
Common stock to be issued upon conversion of our outstanding preferred stock(2)	1,010,426
Common stock to be issued in this offering	1,700,000

Common stock to be outstanding immediately after this offering	5,749,741

(1)	Assumes the issuance of 74,000 shares of common stock to our co-founders for $100,000 cash and cancellation of $270,000 of amounts we owe to one of them.

(2)	All of the shareholders of our three series of preferred stock have agreed to convert all of their preferred shares into shares of our common stock upon completion of this offering.

Summary Historical Financial and Operating Data

      The summary financial data below is derived from our historical financial statements. This summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Plan of Operation” as well as our historical financial statements and the related notes thereto, included elsewhere in this prospectus.

				Period from
				Inception
	Nine Months Ended			(May 8, 2002)
	September 30,		Year Ended	through
			December 31,	December 31,
	2004	2003	2003	2002(1)

			(restated)
	(unaudited)
Statement of Operations Data:
Revenues	$78,800	$17,700	$188,400	$—
Operating expenses	1,509,700	1,027,800	1,231,000	679,700
Depreciation and amortization	47,800	5,800	14,900	100

Loss from operations	(1,478,700)	(1,015,900)	(1,057,500)	(679,800)
Interest expense	(486,900)	(103,200)	(117,200)	(45,000)
Abandonment of capitalized software development costs	—	—	(106,200)	—
Accretion of Series A Redeemable Preferred Stock	(79,700)	(127,600)	(155,500)	(15,800)

Net loss available to common shareholders	$(2,045,300)	$(1,246,700)	$(1,436,400)	$(740,600)

Basic and diluted net loss per share of common stock	$(0.72)	$(0.49)	$(0.54)	$(0.29)

Basic and diluted weighted average common shares outstanding	2,839,600	2,564,500	2,666,400	2,550,000

	As of	As of December 31,
	September 30,
	2004	2003	2002	Pro Forma(2)

	(unaudited)			As Adjusted
Balance Sheet Data:
Current assets	$1,405,600	$1,350,000	$—	$6,278,100
Total assets	1,733,700	1,552,300	137,300	6,606,200
Current liabilities	2,821,200	1,900,700	674,500	1,071,700
Long-term obligations	36,800	56,500	—	—
Total liabilities	2,858,000	1,957,200	674,500	1,071,700
Shareholders’ (deficit) equity	$(1,549,300)	$(829,900)	$(737,100)	$5,534,500

(1)	We were formed in May 2002 and we did not recognize revenue until 2003.

(2)	Pro Forma Balance Sheet Data as of September 30, 2004, after giving effect to (i) the sale of 1,700,000 shares of common stock at $5.00 per share in this offering, after deducting the underwriters’ discount ($850,000), estimated offering expenses ($615,000), (ii) the sale of 20,000 shares of common stock at $5.00 per share to our Chairman and Chief Executive Officer, (iii) the repayment of our bridge loan ($1,625,885) and the payment of notes payable of $176,000 and (iv) the assumed conversion of amounts due to a related party ($270,000) into 54,000 shares of common stock. See “Related Party Transactions — Sales of Common Stock.”

RISK FACTORS

      The value of an investment in Integrated will be subject to significant risks inherent in our business. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before purchasing our common stock. You should not invest in our common stock unless you can afford to lose your entire investment. If any of the following risks and uncertainties actually occurs, our business, financial condition or operating results could be harmed substantially. This could cause the trading price of Integrated’s common stock to decline, perhaps significantly, and you may lose all or part of your investment in our common stock.

      Certain statements in “Risk Factors” constitute “forward-looking statements.” Actual results could differ substantially from those described in the forward-looking statements as a result of certain factors and uncertainties set forth below and elsewhere in this prospectus. See “Forward-Looking Statements.”

Risks Related to Our Company

Because our business model is new and unproven our revenues are uncertain, and it is difficult to assess our prospects for success.

      Our business will suffer materially if we are unable to generate sufficient revenue due to the new and unproven nature of our business model. The delivery of our suite of products and services is new and is not a proven business concept, and we are uncertain about our revenue. Our products and services manage, measure and report compliance with hospital admissions criteria, provide a revolving consumer credit program through privately branded hospital credit cards and advance our creditworthy hospital clients up to 85% of amounts owed to them by their patients enrolled in our revolving consumer credit program. If this risk materializes our revenues will not increase and our operating losses will continue to be significant.

We have incurred net losses in each of our reporting periods and have a significant accumulated deficit, which raises doubts about our ability to continue as a going concern.

      To date, we have incurred losses in each quarter since our inception in May 2002. Our total losses and accumulated deficit through September 30, 2004 was $4,222,296. We had $1,802,486 of debt outstanding at that date as well. There is no assurance that we will be able to reduce the rates of our operating losses or that we will achieve a profit. See our financial statements in this prospectus.

      Without the proceeds of this offering, we have substantial doubts about our ability to continue as a going concern. Our independent auditors have expressed doubt about our ability to continue as a going concern if we are unsuccessful with this offering. In this regard, see the explanatory paragraph in our auditor’s report on page F-2 of this prospectus. If we are unable to obtain new hospital clients and generate sufficient revenues to achieve profitability the value of your investment may be lost.

We have not had enough operating experience to determine whether our business model will be successful.

      We were formed in May 2002 and have only recently completed our financial management software system that assists our hospital clients in managing their self-pay receivables. We have very little experience in offering advances to our hospital clients and managing revolving consumer credit. We began receiving revenues in June 2003, but changed our revenue model in 2004. Our experience has not been sufficient to determine whether we may achieve profits.

We face risks related to starting and implementing operations which if not addressed successfully will prevent us from generating revenues sufficient to cover operating costs.

      We face all of the risks of a new business in seeking to improve hospital collection rates of their self-pay receivables. We may not be successful in addressing operating challenges such as extending a sales network and supporting hospital clients. As with most early stage companies, our lack of operations is compounded by, and must be considered in light of, numerous risks, including an evolving business model, seeking to grow in all aspects of our business with limited resources, creating awareness of our products within the healthcare industry and acceptance of our products and services by hospitals and their patients.

      If we are unsuccessful in addressing these risks effectively, we will not be able to generate revenues sufficient to cover our operating costs and our costs may exceed what we expect, resulting in losses.

We presently have a very small number of hospital clients which do not generate revenues to us sufficient to cover our operating costs, and we must increase the number of our hospital clients significantly in order for us to reduce our operating losses.

      As of the date of this prospectus, we have just two hospital clients using our products and services and three hospital clients for whom we manage the collection of self-pay receivables. You should expect that for the foreseeable future the number of our hospital clients will be small and our success will continue to depend on our ability to rapidly expand our base of hospital clients. One of these hospitals provided us with 62.8% of our revenue for the quarter ended September 30, 2004, while the other hospital provided 24.8% of our revenue for the same period. Because of this, the loss or significant reduction of business from any hospital client would likely have a material adverse effect on our revenue, which would increase the likelihood that we will continue to incur operating losses.

In the event we do not enroll a substantial amount of hospital customers in our revolving consumer credit program, our revenues will not be sufficient for us to achieve a profit.

      Our ability to achieve profitability will depend on whether we can obtain a substantial amount of hospital customers in our revolving consumer credit program, which cannot be assured. We expect a significant amount of our revenue to come from interest we charge to patients enrolled in our revolving consumer credit program. Even if we increase the number of our hospital clients, a large part of our future success will depend on the number of patients enrolled in our revolving consumer credit program, and our ability to achieve success will depend, to a large degree, on whether we have a large number of hospital customers in our revolving consumer credit program on an ongoing basis.

Our product pricing model is untested, and our revenues may suffer if we are unable successfully to implement our pricing model.

      There can be no assurance that our pricing model, which is new, will be accepted in our marketplace. Our revenues may not be sufficient to cover our costs, and we may incur losses.

      We plan to generate revenue by:

•	charging our hospital clients fees for providing and maintaining software to assist our hospital clients in managing and collecting their patient self-pay receivables;

•	charging our hospital clients transaction fees in managing and collecting patient self-pay receivables and by enrolling their patients in our revolving consumer credit program, which enables patients to pay their self-pay obligations over time;

•	charging interest to the patients of our hospital clients enrolled in our revolving consumer credit program; and

•	charging our hospital clients a service fee for managing the billing and collection of their patient self-pay receivables.

The variability and length of our sales cycle for our products and services may increase the unpredictability and volatility of our operating results.

      We cannot accurately forecast the rate at which we will add hospital clients, if at all, and enroll their patients in our revolving consumer credit program due to the lengthy and complex procurement decision processes of most hospitals. How and when to implement, replace, expand or substantially modify patient self-pay collection systems and procedures are major decisions for hospitals which usually require review and approval by several members of a hospital’s management or in some cases the hospital’s board of directors. As a result, we have experienced sales cycles that extend over several months and expect this sales cycle timing to continue. We have only a limited ability to forecast the timing and size of specific sales, making our assessment of quarterly financial performance more difficult.

      Our experience indicates that significant marketing and sales efforts are necessary to educate our prospective hospital clients regarding the uses and benefits of, and to generate demand for, our products and services. In addition, hospitals may be reluctant or slow to adopt a new approach that may replace or modify their current admission processes and collection systems or vendors, particularly with a company such as ours that does not have widespread market acceptance or a proven business model.

Failure by our strategic marketing sources to distribute a significant portion of our products and services will result in lower revenues to us.

      We anticipate that a significant portion of our future sales will result from leads from our current and future strategic marketing sources to which we will pay commissions on future revenues. For example, we currently have strategic relationships with AllianceOne, Inc. and CDS Companies, each of which provides us with leads and introductions to potential hospital clients. We have contacted several leads provided by these sources. To the extent that our current and future strategic marketing sources do not present us to their clients that could utilize our products and services, or we fail to close the sales to the hospitals presented to us, we may be required to use more of our limited resources than we anticipate to fund our sales and marketing costs. This may increase the length of our sales cycle or result in flat sales and revenues which will cause us to incur continued operating losses.

We are heavily dependent upon our management and technical staff and the loss of their services would cause delays and interruptions in implementing our business plan.

      Our success will depend significantly upon the continued services of our key management, technical and sales personnel, and upon our ability to continue to attract, motivate and retain qualified employees. Competition for these employees is intense. In addition, the process of recruiting personnel with the combination of skills and attributes required to execute our business plan can be expected to be difficult, time consuming and expensive. At this early stage of our operations, our performance is substantially dependent on the performance of John C. Herbers, our Chairman and Chief Executive Officer, and the other members of our small management team, all of whom have worked together for a relatively short period of time. The loss of any member of our management team could hurt our business through delays and disruption in the implementation of our business plan. Other than an employment contract with Mr. Herbers, we do not have any other employment contracts. Also, we do not have key man life insurance with respect to any of our employees.

We are particularly vulnerable to third party vendor risks because we are a small company, and the failure by our vendors to provide acceptable services to us or elimination of their services would delay our business plan, leading to lower revenues and continuation of our operating losses.

      If any of our essential vendors fail to provide us with their services for any reason, our business may suffer. Products and services which we currently obtain from third party vendors include telephony, computer hosting, computer equipment, internet access, credit card assembly, network operations and software support. We also rely upon a $5 million credit facility provided by a bank in order to provide our hospital clients with recourse advances of a portion of their patient self-pay receivables balances. We do not have backup providers for any of these products or services in place.

We are dependent on our credit facility with our bank, and the loss of this facility, without an adequate replacement would prevent us from making our complete product offerings and result in reduced revenues and difficulty in obtaining new hospital clients.

      We currently have a $5 million credit facility that we use to make recourse advances to our hospital clients. If we cannot draw on the facility for any reason, our business would be materially harmed, as an integral part of our business strategy is to provide our creditworthy hospital clients with these advances. The bank credit facility expires on February 7, 2005, and we expect to seek to extend the loan for at least 12 months beyond that date for at least $5 million in principal. In the event the facility is not extended, we will be required to seek other comparable financing. There is no assurance that we will be able to renew this facility or that we would be able to obtain other financing.

      In addition, if our business grows and more hospitals elect to take advances against their patient self-pay receivables that we manage, we will need to increase our bank credit facility. There is no assurance that we can increase the amount of our bank credit facility, or locate new lenders. Even if we can increase the amount of our current revolving credit loan or locate new lenders, there is no assurance we can do so on terms and at a cost that would be acceptable to us.

A downgrade of our hospital clients’ credit ratings may adversely affect our business.

      Our ability to make recourse advances to our hospital clients secured by their patient self-pay receivables depends on the individual financial strength of each hospital. National rating organizations, such as Standard and Poor’s and Dun & Bradstreet, routinely review the financial performance and credit ratings of hospitals. If a hospital’s credit rating is downgraded or placed under review, the bank that provides us with our credit facility may choose not to make advances to us relating to the hospital’s patient self-pay receivables. The inability to make advances to a hospital client may adversely affect our relationship with it or cause the hospital to cancel its contract with us, which would result in reduced revenues and likely further operating losses.

A failure by one of our hospital clients to repay advances to us could result in significant losses.

      Our hospital clients are required to repay advances we make to them in the event their self pay patients enrolled in our revolving consumer credit program are delinquent in payment of their accounts on which we have made advances. In the event a hospital were to default on its required payments to us, our loan losses could be significant. In addition, hospital defaults would likely make it difficult for us to obtain bank financing for future advances to hospital clients. If this were to occur, our business model would have to be changed significantly, and our revenues would likely decrease.

We may be liable for infringing on the intellectual property rights of third parties, which could lead to substantial litigation expenses and potentially substantial liability for any infringement.

      We have not sought registration of any patents, trademarks or copyrights. Further, we have not obtained from our employees assignments of any inventions, patents or copyrights pertaining to the work they have performed on our behalf. While we do not believe that the intellectual property used in our business operations infringes or violates the intellectual property rights of any other party, intellectual property litigation is increasingly common. Third parties or even our own employees could assert infringement claims against us in the future. Adverse parties could assert that our software, art work or related content infringes their copyrights, or that some of the processes or methods employed in our software infringe their patents. Our employees could assert that they are the inventors of patentable processes or methods used in our software, obtain patents on their inventions and sue us for patent infringement. Regardless of the merits of any potential claim and regardless of the defenses available to us, we could incur substantial litigation expenses in responding to any asserted claim. In the event of an unfavorable ruling on any possible claim, a license or similar agreement to allow us to use software may not be available to us on reasonable terms, if at all. Infringement may also result in significant monetary liabilities that could have a material adverse effect on our financial condition.

Our inability to protect our trade secrets could have an adverse effect on our business.

      If our trade secrets were to become public, were to become known to our competitors or were to lose their status as protected trade secrets, a substantial adverse impact on our business and our ability to compete in our marketplace could occur. If such events were to occur, we could face a loss of hospital clients, increased direct competition, reduced margins on our products and services and decreased revenues. We believe that we have a considerable body of knowledge that is valuable to us because it is not generally known by the public or by our competitors. We consider these things to be our trade secrets. For example, our software utilizes code, data structures, control structures, architectures, customer knowledge and knowledge of certain financial aspects of the health care industry that we consider to be trade secrets. We also consider certain knowledge concerning our customers, marketing and strategic plans to be among our trade secrets. We do not have a formal, published trade secrets policy. However, we attempt to identify our trade secrets as such and to limit both virtual and physical access to our trade secrets in a manner consistent with their value and legal status. We also use non-disclosure agreements when we need to share our trade secrets with others. Even though we might have claims against others if our trade secrets were to become public, trade secrets litigation can be very expensive and uncertain. Even if the outcome of any trade secrets litigation were favorable to us, there remains the risk that damages or injunctive relief in our favor would not truly prevent or compensate the damage to our business resulting from the loss of some or all of our trade secrets.

Our inability to protect our copyrights could have an adverse effect on our business.

      We face the risk that third parties may claim that we are not the copyright owners of all of our software and related original works. These third parties could sue us for infringement, seeking damages and injunctive relief, or could claim that they are joint owners of our software, seeking an accounting and a share of any profits we derive from our software. Any such claims could be expected to cause significant interruptions to our business, limit our ability to secure new hospital clients, damage the public perception of our company and decrease our revenues.

      We consider much of our software code, data, control structures, tests, instructional materials, help files and artwork to be copyrightable content. Most of our software and other original content has been prepared by employees of ours, acting within the course and scope of their employment. As to this content, we are presumed to be the copyright owners. However, we have two independent contractors that have contributed to our software and other original works of authorship. We have written agreements with each of those independent contractors. One of the agreements does not include “work for hire” language or a copyright assignment. The other agreement does include “work for hire” language, but does not include an assignment of copyright. It is not certain that either written agreement effectively transfers to us exclusive ownership of the copyrights in works prepared by the subject independent contractor. Further, we have not audited the extent to which our independent contractors have used independent contractors of their own. If they have used independent contractors and have not obtained work for hire agreements and copyright assignments from their independent contractors, then their independent contractors could be deemed the owners of the original works they prepared, or deemed joint authors of our software. Thus, as to those portions of our software and other original works that were not authored by our employees, we cannot be certain of the extent to which we are the copyright owners.

      We could be deemed to have an implied license to use the copyrightable materials prepared by others and for which we paid. However, the law is not uniform in upholding an implied license under these circumstances. Further, the terms of any such implied license may be unclear. For example, we could not be certain of the term, exclusivity or revocability of any such implied license. Second, the software and related works might be deemed a “joint work” between us and the independent contractor(s) that contributed copyrightable content. In that case, as joint owners, we and the independent contractor(s) would have mutual rights to exploit the entire joint work. We and the independent contractor(s) also would each have duties to account to one another for profits arising out of the joint work as well as to share profits. It is unclear what formula a court might use for profit sharing under these circumstances. Third, the independent contractor(s) might be deemed to be the sole owner(s) of those original works that they prepared, without an implied license in favor of us. In these circumstances, the copyright owners could sue us for copyright infringement and other causes of action based on any unauthorized copying, distribution, creation of derivative works from, display or public performance of their original works of authorship.

Our inability to protect our trademarks could have an adverse effect on our business.

      A third party could claim one or more of our trademarks is confusingly similar to a trademark owned by the claimant. We currently use certain marks to identify our products and services. These marks, which include words and artwork, function as trademarks and may be subject to common law trademark protection. However, we have not sought trademark registration for any of the marks we utilize. Further, we have not obtained an evaluation of whether any of our marks could be confusingly similar to the marks of others. Additionally, as a relatively new company, we have been using our marks for only a very short time. In the United States, priority in trademark rights often depends on the date of first use in commerce, absent anticipatory registration of a mark that one intends to use later.

      A claimant could also allege that its mark is senior in priority to our mark. Regardless of the merits of any such claim, we could incur substantial litigation expenses in defending such a claim. In the event of an unfavorable ruling, a license or similar agreement may not be available to us on reasonable terms, if at all. A finding of infringement may also result in significant monetary liabilities that could have a material adverse effect on our business, financial condition, customer relationships and operating results. We may not be successful in the defense of these or similar claims. If we were not successful in defending such claims or in obtaining a suitable license, we might have to re-brand our products and services in a manner that avoids use of the subject mark. Such circumstances could materially erode any goodwill associated with our products and services, adversely affecting our sales and other aspects of our business.

We are dependent upon third party software licenses in connection with the use of our software. If these licenses are not renewed or are terminated, we may not be able to continue to use the related technology on commercially reasonable terms or at all and our business could experience interruptions and decreased revenues.

      We depend on licenses from Microsoft Corporation (Windows Server 2000, SQL Server 2000 and Visual Studio.net 2003) and Business Objects SA (Crystal Reports) to create and test our software. The licenses are end-user license agreements. These licenses may be terminated if we breach the license terms and fail to cure the breach within a specified time period. If these licenses are terminated, we may not be able to continue using the subject software on commercially reasonable terms, or at all. Although we might be able to obtain suitable licenses for competitive software that performs similar functions, a change in the software we use for software development and other aspects of our business could force us to re-engineer, discontinue, delay or reduce product and service implementations with our hospital clients, at least until suitable alternative software could be obtained and utilized. Further, to the extent that our hospital clients operate in a Microsoft software environment, any reduced effectiveness on our part in that software environment could damage our client relationships. In addition, if Microsoft Corporation or Business Objects SA were to materially increase the costs of their products or change their license terms in a manner adverse to us, such circumstances could materially increase our costs in delivering products and services to our hospital clients.

We must continue to invest in, update and develop our technological capabilities and new products in order to compete, otherwise we may lose hospital clients and experience difficulties in obtaining new hospital clients, resulting in lower revenues and increased losses.

      The products and services that we offer are affected by changing technology and the development of new products and services. Our future success will depend on our ability to continue to improve our products and services on an ongoing basis. We may be unable to develop or successfully manage the infrastructure necessary to meet current or future demands for reliability and scalability of our systems and products. We cannot give any assurances that we will develop successful product improvements or add-on products and services or that they will perform satisfactorily or be accepted in the marketplace.

The nature of our products makes us particularly vulnerable to undetected errors or bugs that could reduce revenue, market share or demand for our products and services.

      Our software may contain bugs, errors or failures, especially when initially introduced or when new versions are released. Although we have conducted significant testing of our software and plan to test each upgrade or new version of our software, the nature and scope of commercial use of our software is likely to exceed the nature and scope that we will be able to simulate in pre-release testing. Accordingly, despite testing by us, current and future versions of our software may contain errors or performance failures, resulting in, among other things:

•	loss of customers and revenue;

•	delay in market acceptance;

•	diversion of resources to address customer complaints and any bugs or errors in our software;

•	damage to our reputation;

•	litigation or other claims; or

•	increased service and warranty costs.

The network operations on which our software depends may be vulnerable to unauthorized access, hacking, viruses and other disruptions, which may make our products and services less attractive and reliable.

      The movement of data across computers and networks and the storage of data on computers render the data vulnerable to various forms of “hacking”. “Hacking” involves efforts to gain unauthorized access to information or systems or to cause intentional malfunctions or loss or corruption of data, software or hardware. We undertake significant efforts to protect our data and our systems from the efforts of hackers. Nevertheless, our measures may not be successful. Hackers could misappropriate information or cause disruptions in our computer systems. Further, hackers could successfully attack or gain unauthorized access to the computer systems of the hospitals with which we work, our vendors, the Internet or portions of the Internet, over which we have little or no control. The inadvertent transmission of computer viruses, worms and similar activities could also affect the functioning of our software, access to our software or the data that we maintain. We manage legally sensitive data such as the names, social security numbers, credit card account numbers, electronic signatures and credit information concerning hospital patients. Given the sensitivity of such data, despite our best efforts, successful hacking could expose us to a material risk of loss or litigation and potential liability, as well as materially damage our reputation.

      The use of our software products depends upon the proper functioning of the Internet and of numerous computers and computer networks. For example, we obtain data from computers of our hospital clients as well as from computers owned by third parties. This data is stored on hospital computers, travels across the networks of our hospital clients to the Internet, across the Internet to our computer network and through our computer network to various computers within our network. Data also travels in the opposite direction. Data exchanged between us and our service providers have similarly complex paths, as we do not have dedicated connections to our hospital clients or to our service providers.

Because we have limited backup systems, our operations are vulnerable to interruptions, catastrophes and other events such as terrorist attacks.

      We currently process substantially all of our customer data at our facility in the Denver, Colorado area. We use a number of measures to protect our data including parallel servers, repeated daily back up of data to removable storage devices, redundant power sources, firewalls and physical restrictions on access to our servers. In spite of these protections, our data is vulnerable to certain forms of disruption or attack. We have no “mirror” storage or processing sites to which processing could be transferred in the case of a catastrophic event at our Denver facility or in this region. Our emergency power is limited and we would have to discontinue operations in the event of an extended power failure. Our ability to communicate with computer systems outside of our network depends upon the availability of the Internet and of our connections to and from the Internet backbone. In the event of a catastrophic event at our facilities, an interruption of power to public telecommunications systems or any other interruption or closure, our business, could be adversely affected. We do not have business interruption insurance.

      In addition, terrorist acts or acts of war may cause damage to our facilities and those of our hospital clients, which could significantly impact our revenues. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security, and other acts of war or hostility have created economic and political uncertainties that could adversely affect our business and operating results in ways we that cannot presently predict. We are not insured for losses and interruptions caused by terrorist acts and acts of war.

If our products and services fail to effectively manage patient self-pay receivables, we could be subject to costly litigation and be forced to make costly changes to our products.

      Our products and services are used in billing patients for the self-pay portion of their hospital bills, collection of amounts due and associated administration. If our employees or products fail to properly service or collect these accounts, hospital clients could file claims against us. Our maximum insurance coverage of $1 million may not be adequate to cover such claims. A successful claim that is in excess of, or is not covered by, insurance coverage would adversely affect our financial condition. Even a claim without merit could result in significant legal defense costs and damage our reputation, and could consume management time and resources. In addition, claims could increase our premiums such that appropriate insurance could not be found at commercially reasonable rates, if at all. Furthermore, if we were found liable, we might have to alter one or more of our products significantly, possibly resulting in additional unanticipated delays in implementation and additional research and development expenses.

Changes in the healthcare payment and reimbursement system could adversely affect the buying patterns of our hospital clients.

      Changes in current healthcare payment and reimbursement systems could require us to make unplanned product enhancements, or result in delays or cancellations of business, or reduce the need for our products and services.

      The healthcare industry in the U.S. is subject to changing political, economic and regulatory influences that may affect procurement practices and operations of healthcare providers. The commercial value and appeal of our products and services may be adversely affected if the current healthcare payment and reimbursement system were to change. During the past several years, the healthcare industry has been subject to increasing levels of governmental regulation. Proposals to reform the healthcare system have been and are being considered by the United States Congress. These proposals, if enacted, could adversely affect the commercial value and appeal of our products and services or change the operating environment of our hospital clients in ways that cannot be predicted. Healthcare organizations may react to these proposals by curtailing or deferring investments, including those for our products and services. In addition, the regulations promulgated under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) could lead healthcare organizations to curtail or defer investments in non-HIPAA related products such as ours in the next several years.

We operate in a competitive market, which may result in reduced margins for our products and services, lower revenues and difficulty in obtaining new hospital clients on an economic basis.

      We expect competition relating to our products and services to increase. Increased competition could result in reductions in our prices and gross margins and have a material adverse affect on our revenues. The nature of our competition includes other providers of patient self-pay receivable collection software and services, as well as collection agencies, in-house hospital administration staffs and providers of receivable financing to hospitals such as banks and financing companies. There are limited barriers to entry in our market.

      Current and prospective hospital clients also evaluate our products’ capabilities against the merits of their existing information systems and human resources. Major software information systems companies, particularly those specializing in the collection of patient receivables, that do not presently offer the range of competing products and services which we offer, may enter our markets. Many of the companies in the health care services industry and potential competitors have significantly greater financial, technical, product development, marketing, market recognition and other resources, than we have. Many of these entities also have, or may develop or acquire, hospital contracts and relationships. As a result of these factors, our competitors may be able to respond more quickly to new or emerging technologies, changes in hospital requirements and changes in the political, economic or regulatory environment in the healthcare industry.

      Our competitors may be in a position to devote greater resources to the development, promotion and sale of their products than we can. We may not be able to compete successfully against current and future competitors. See “Business — Competition.”

The healthcare and consumer debt industries are highly regulated which may increase our operating costs significantly.

      Our failure to comply with applicable regulatory requirements or industry guidelines could:

•	limit our current or proposed business activities;

•	subject us or our hospital clients to adverse publicity;

•	increase our cost of federal and state regulatory compliance;

•	subject us or our hospital clients to monetary fines or other penalties; and

•	subject us to lawsuits.

      The healthcare industry and consumer debt industries are each extensively regulated. Various laws, regulations and industry guidelines affect the provision of healthcare services and products, the privacy of information concerning patients and their finances, and the collection of healthcare and consumer debt. Similarly, various laws, regulations and industry guidelines affect the terms and conditions upon which consumer credit may be extended and the billing and collection of consumer debt. For example, there have been a number of consumer class action lawsuits alleging violations of the Truth in Lending Act (“TILA”). Given that some of the patients enrolled in our revolving consumer credit program have limited means, litigation over such extensions of credit is a risk to us. For example, TILA claims might potentially be asserted directly as a class action lawsuit or in response to a collection action undertaken by a hospital. Any such litigation could consume our resources. A lawsuit could have an adverse effect on our reputation in the marketplace, adversely impacting our ability to attract or retain contracts with hospitals. An adverse judgment could have a substantial detrimental effect upon our operations, particularly given our current size and financial condition. It is possible that new or different laws, regulations or guidelines may apply in the future. Violations of these laws could carry substantial fines, and in some cases, criminal penalties.

Governmental regulation of the confidentiality of patients’ health information could result in our hospital clients and their patients being unable to use our products without significant modification, which could require us to expend substantial resources.

      Health care information systems are affected by state and federal laws and regulations that govern the collection, use, transmission and other disclosures of health information and financial information about consumers. These laws and regulations may change and may be unclear or difficult to apply.

      HIPAA imposes national health data standards on health care providers (known as “covered entities”) and their “business associates.” The HIPAA standards protect individual privacy by limiting the uses and disclosures of individually identifiable health information. HIPAA also requires that covered entities provide patients with certain access to information about them and with a degree of control over the extent to which that information is shared. Although we believe we are not a covered entity, our hospital clients are covered entities. As such, they deem us to be a “business associate” of theirs under HIPAA and require that our software and services assist them in complying with HIPAA.

      Any failure or perceived failure of our products or services to comply with HIPAA standards could adversely affect demand for our products and services and force us to expend significant research and development capital and other resources to modify our products or services to address the security requirements of our customers. Further, our hospital clients may seek to shift to us some or all of the risk of non-compliance with HIPAA. In addition, HIPAA may impose upon us direct duties to the patients of our hospital clients. We will be exposed to the risk that we could become involved in litigation initiated by patients, groups of patients, insurance companies, hospitals or government agencies related to HIPAA compliance. Any litigation of this type could have a material impact on our resources, customer relationships and reputation.

      The states may adopt privacy standards that are more stringent than HIPAA. This may lead to different restrictions for handling individually identifiable health information. As a result, our hospital clients may demand information technology solutions and services that are adaptable to reflect different and changing regulatory requirements. In the future, federal or state governmental authorities may impose additional restrictions on the collection, use, transmission and other disclosures of health information. We cannot predict the potential impact that these future rules, as finally approved, may have on our business. However, the demand for our products and services may decrease if we are not able to develop and offer products and services that can address regulatory challenges and compliance obligations faced by our hospital clients in the future.

We could lose or fail to obtain a required consumer lending license. Were that to happen, we could lose hospital contracts and be subjected to lawsuits, damages and fines.

      We currently have consumer lending agreements for patients of hospitals located in Colorado and Texas. Based on the specifics of our current lending arrangements in Colorado and Texas, we do not believe that we are required to obtain a license to make consumer loans in either state. In the event our current marketing activities are successful, we may have the opportunity to make consumer loans in the states of Washington, Oregon, Indiana, Michigan, Alabama and South Carolina because we have been and expect to continue sales presentations in those states. We are reviewing the consumer lending requirements in those states, but have not yet obtained any required consumer lending licenses there. Ultimately, it is our goal to be making consumer loans in as many of the 50 states as possible. Prior to making consumer loans in a new state, we anticipate that we will engage appropriate legal counsel to review the licensing requirements in that state, and obtain the required consumer lending license or structure our consumer lending program so that a license is not required.

      Nevertheless, if we fail to obtain or we lose a required consumer lending license in a particular state, we may be required to restrict or eliminate our lending activities in that state. If we engage in lending activities without a required license, we could be exposed to private lawsuits, class action lawsuits, administrative proceedings or even criminal proceedings. Regardless of the merits of any such proceeding, the cost of defending ourselves could be substantial, adversely affecting our cash flow and financial condition. Being involved in a proceeding alleging a violation of consumer lending laws could damage our reputation and our contracts regardless of the merits of any claims. An adverse determination in any such proceeding could require that we stop lending in the state where we are found to be in violation and could subject us to damages or even criminal penalties if any violation were found to be willful. We could also lose one or more of our hospital contracts in the event of an adverse result.

Our principal shareholders control shareholder actions, and for the foreseeable future our other shareholders will have no ability to effect any change in our management, board of directors or implementation of our business plan.

      Our founders, John C. Herbers and Steven C. Robbins, together control the right to vote 78.3% of our capital stock. Upon the completion of this offering, and after assuming the conversion of their preferred stock into common stock, together they will control the right to vote approximately 54.1% of our common stock. Even if Messrs. Herbers and Robbins do not convert their preferred stock into common stock, the voting rights of our outstanding preferred stock allow them, if they vote together, to control the outcome of substantially all corporate actions requiring shareholder approval irrespective of how other shareholders may vote, including the election of directors, acquisitions or dispositions of our assets and the authorization of any additional common stock, preferred stock or other equity securities. This concentration of ownership may also have the effect of delaying or preventing a change of control of Integrated, which could have a material adverse affect on our value. See “Principal Shareholders.”

We have several related party transactions which were not entered into on an arms’ length basis, which could subject us to higher costs than had we entered into contracts with unrelated parties.

      Our initial funding was provided primarily by our founders in exchange for shares of common stock. In addition, we have several transactions with related parties that, while approved, were not approved by independent directors. These transactions may have contained terms that are less favorable to us had they been entered into with unrelated parties.

Our financial statements and management’s analysis of them contained in this prospectus relate almost exclusively to a terminated contract with a former hospital client, which makes it difficult to assess our future operations.

      Investors in this offering do not have an operating history upon which to evaluate our operating prospects and whether we may be able to increase our revenues significantly because our financial statements and management’s discussion on them in this prospectus relate almost exclusively to a terminated contract with a former hospital client. The terminated contract was based upon a revenue model which we have significantly changed. This lack of relevant information and analysis makes it difficult for investors to assess our business projects.

We may incur increased costs as a result of recently enacted and proposed changes in securities laws and regulations.

      Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules proposed and promulgated by the U.S. Securities and Exchange Commission, could result in increased costs to us as we respond to their requirements. The new rules could make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain coverage we consider to be adequate. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. Also, potential new accounting pronouncements, such as the exposure draft of the treatment of stock options, may negatively effect our future earnings or financial condition. We are currently evaluating the new rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs.

Risks Related to This Offering

Substantial amounts of our common stock could be sold in the near future, which could depress Integrated’s stock price.

      We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock after this offering. Immediately following the completion of this offering, our existing shareholders will hold approximately 70.4% of our issued and outstanding common stock. All of the outstanding shares of common stock and preferred stock convertible into common stock belonging to officers, directors and our other current shareholders are currently “restricted securities” under the Securities Act of 1933 (“Securities Act”). These 4,049,741 shares of common stock, including the 1,010,426 shares of common stock to be issued upon conversion of all of our outstanding Series A, B and C Convertible Preferred Stock are eligible for future sale in the public market at prescribed times pursuant to Rule 144 under the Securities Act. Sales of a significant number of these shares of common stock in the public market could reduce the market price of our common stock. All of our officers, directors and shareholders have entered into lock-up agreements relating to all of their shares (4,049,741 shares of common stock, including the 1,010,426 shares of common stock to be issued upon conversion of all of our outstanding Series A, B and C Convertible Preferred Stock) with the managing underwriter under which they have agreed not to sell any of their shares for 12 months after this offering. Sales of shares held by these officers, directors and shareholders after expiration of the lock-up, which will expire 12 months after the date of this prospectus, may likewise cause a decline in the market price of our common stock.

Investors will incur immediate and substantial dilution in the book value of their investment in Integrated.

      The offering price of the common stock offered by this prospectus is substantially higher than the net tangible book value per share of the outstanding common stock. If you purchase shares of our common stock, you will incur immediate and substantial dilution in the amount of $4.05 per share (or 81.1% of your purchase price), based on an assumed offering price of $5.00 per share.

We have a significant number of shares of preferred stock which may be converted into common stock, thereby reducing the percentage ownership of common stock owned by existing shareholders.

      Upon completion of this offering, we expect that all of our Series A, B and C preferred stock will be converted into a total of 1,010,426 shares of our common stock, resulting in ownership dilution of the holders of common stock. These conversions are assumed in the disclosure in “Dilution” on page 22, and investors should expect that the dilution to their ownership and book value per share will occur.

The costs of this offering will be significant, thereby reducing the net proceeds available to us to pursue our business objectives.

      The expenses of this offering are expected by us to total approximately 17% of the total amount being raised. These expenses will reduce the net proceeds available to us to implement our business plan.

There is no public market for Integrated’s shares, and we cannot assure you that a market will develop after this offering.

      While we have applied to have our common stock approved for listing on The Nasdaq SmallCap Market, there is currently no market for our common stock, and there can be no assurance that a market for our common stock will ever develop. The purchase price of the common stock offered by this prospectus has been determined by negotiations between us and the managing underwriter and may not be indicative of the price at which our common stock will trade after the offering. If a trading market fails to develop, you may be unable to sell your shares of our common stock.

We have broad discretion in allocating substantial amounts of net proceeds from this offering, and there is no assurance that a change in the use of net proceeds will enable us to achieve any of our business objectives.

      We may find it necessary to change the use of the net proceeds from this offering. You will be relying on the judgment of our management that these amended uses of proceeds will be in our best interests. Any change in the uses of proceeds of this offering will not necessarily result in an increase in our revenues or a reduction of our operating losses. We cannot assure you that we will apply such proceeds effectively or that we will use such proceeds in a manner that will yield a favorable return or any return at all.

Our inability to meet and maintain the listing and maintenance standards for Nasdaq securities would result in reduced trading and liquidity of our common stock.

      You may have difficulty in trading your common stock in the event we are unable to meet and maintain the listing standards of the Nasdaq SmallCap Market. We have applied to have our common stock approved for listing on the Nasdaq SmallCap Market upon notice of issuance. We believe we will meet the standards for such listing which require (i) stockholders’ equity of $5 million, (ii) a public float of one million shares, (iii) three market makers, (iv) a minimum $4.00 bid price per share of common stock and (v) at least 300 shareholders.

      Nasdaq also has criteria for continued Nasdaq SmallCap Market eligibility. In order to continue to be included on the Nasdaq SmallCap Market, thereby exempting a company from the “penny stock” regulations described below, a company must maintain (i) at least two market makers, (ii) have 300 holders of its common stock, (iii) have a minimum bid price of $1.00 per share of common stock, (iv) have stockholders’ equity of $2.5 million (unless the company had net income of $500,000 in two of the last three years or a market capitalization of $35 million), (v) have 500,000 shares in the public float and (vi) have a market value of the public float of $1 million. Our failure to meet these maintenance criteria in the future may result in the de-listing of our common stock on The Nasdaq SmallCap Market. In such event, trading, if any, in our common stock may continue to be conducted in the non-Nasdaq over-the-counter market in what are commonly referred to as the electronic bulletin board and the “pink sheets.” As a result, you may find it more difficult to dispose or to obtain accurate quotations as to the market value of our common stock.

If our common stock were deemed to be “penny stock” you may find it difficult to trade your shares through stock brokers.

      You will likely find it difficult to trade your shares of our common stock in the event it is deemed to be a “penny stock.” The Securities and Exchange Commission has adopted rules that define a “penny stock” as an equity security priced at under $5.00 per share which is not listed for trading on Nasdaq (unless (i) the issuer has a net worth of $2 million if in business for more than three years or $5 million if in business for less than three years or (ii) the issuer has had average annual revenues of $6 million or more for the prior three years). In the event that our common stock was to be characterized in the future as penny stock, broker-dealers dealing in the securities will be subject to the disclosure rules for transactions involving penny stocks which require, among other things, that the broker-dealer:

•	determine the suitability of purchasers of the securities and obtain the written consent of purchasers to purchase such securities prior to the transaction,

•	provide customers with required risk disclosure documents, disclose quotation and compensation information and provide monthly price information and other required information, and

•	disclose the best (inside) bid and offer prices for such securities and the price at which the broker-dealer last purchased or sold the securities. The additional burdens imposed upon broker-dealers may discourage them from effecting transactions in penny stocks, which usually reduces the liquidity of such securities.

California residents seeking to purchase securities in this offering may only do so if they meet certain prescribed suitability standards.

      This offering has been approved in California on the basis of a limited offering qualification where offers and sales can only be made to investors who are residents of California who have (1) a liquid net worth of at least $250,000 (exclusive of home, home furnishing and automobile) and $65,000 gross annual income, (2) $500,000 liquid net worth, (3) $1,000,000 net worth or (4) $200,000 gross annual income. Since this offering is available to California residents only on the foregoing basis, we were not required to demonstrate compliance with some or all of the merit regulations of the department of Corporations of the State of California as found in Title 10, California Code of Regulations, Rule 260.140 et. seq. Exemptions for secondary trading available under the Corporations Code Section 25104(h) will not be available, but there may be other exemptions to cover private sales by the bona fide owner for his own account without advertising and without being effected by or through a broker dealer in a public offering.

FORWARD-LOOKING STATEMENTS

      Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Plan of Operation,” “Business” and elsewhere in this prospectus constitute forward-looking statements. These statements are not statements of historical fact. Forward-looking statements involve risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “would,” “could,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “continue” or the negative of these terms or other comparable terms.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then actual results, levels of activity, performance or achievements could differ significantly from those expressed in, or implied by, the forward-looking statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking statements. Except as required by law, we do not intend to update or revise any of the forward-looking statements after the date of this prospectus to conform these statements to actual results. All forward-looking statements attributable to us are expressly qualified by these cautionary statements. Our forward-looking statements in this prospectus include, but are not limited to, statements about trends and conditions in the health care industry, our business and growth strategy, and expanding our relationship with existing and new customers.

      This prospectus contains information regarding the health care industry and other data pertaining to our business based on data and reports compiled by industry professional organizations and analysts, and our knowledge of our markets. This market data includes projections that are based on a number of assumptions. If any one or more of those assumptions turns out to be incorrect, actual results may differ materially from the projections or expectations based on these assumptions.

DIVIDEND POLICY

      We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and, therefore, we do not anticipate paying any cash dividends on shares of common stock in the foreseeable future. Our future dividend policy will also depend on the requirements of any future financing agreements to which we may be a party, the dividend preferences of our outstanding shares of preferred stock, and other factors considered relevant by our board of directors, including the provisions of the Colorado Business Corporation Act.

      The Colorado Business Corporation Act generally provides that distributions may not be made if after any distribution we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amounts needed to satisfy the preferential rights of shareholders if we were dissolved at the time of the distribution.

USE OF PROCEEDS

      Our net proceeds from the sale of the 1,700,000 shares of common stock in this offering will be approximately $7.035 million, based on an offering price of $5.00 per share. The net proceeds are equal to the gross proceeds of $8.5 million less underwriting discounts of $850,000, a non-accountable expense allowance of $255,000 and our estimated other offering expenses of $360,000. We will receive approximately $8.2 million in net proceeds if the managing underwriter exercises its over-allotment option in full.

      Currently, we intend to use the net proceeds we receive from this offering for the following purposes:

		Percent
Description	Amount	of Total

Repayment of indebtedness(1)	$2,410,000	34.2%
Payment of accrued dividends on preferred stock(2)	260,000	3.7
Computer equipment and software expenditures	550,000	7.8
Costs related to additional employees(3)	900,000	12.8
Marketing and sales expenditures	450,000	6.4
Professional fees	250,000	3.6
General corporate, expansion and working capital(4)	2,215,000	31.5

Total	$7,035,000	100.0%

(1)	Includes repayment of approximately $1.7 million of bridge financing which has an interest rate of 10% per year (of which $213,000 is owed to three of our directors) and is due on the date we complete this offering; repayment of $279,000 of short-term notes payable, (of which $221,000 is owed to four of our directors) including a 15% interest payment on the outstanding principal balance which is due on the date we complete this offering; repayment of $91,000 of short-term notes payable owed to our co-founders including a 10% interest payment on the outstanding principal balance which is due 180 days from the completion of this offering; repayment of approximately $184,000 of indebtedness which has interest rates ranging from 5.75% to 10% per year and maturity dates ranging from March 2004 through November 2006 and repayment of approximately $150,000 of current accounts payable to vendors that bear no interest.

(2)	Includes dividends of $70,000 owed to our co-founders.

(3)	Estimated wage and salary costs for 12 months for 14 additional employees.

(4)	Includes payment of general operating expenses, such as rent, utilities, and payroll; also includes reserves that may be used for further expansion depending on our growth and needs, such as hiring additional employees and the infrastructure to support such employees.

      The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including availability of funding from external sources and the amount of cash, if any, we generate from operations. We believe that the net proceeds from this offering, together with all other sources of financing currently available to us, will be sufficient to sustain us for at least 12 months after completion of this offering.

      If the managing underwriter exercises its over-allotment option in this offering, the additional net proceeds will be used for general corporate and working capital purposes.

      We may find it necessary or advisable to use portions of the net proceeds we receive from this offering for other purposes, and we will have broad discretion in applying the net proceeds of this offering. Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, investment-grade interest-bearing securities. We will inform our shareholders of the actual use of proceeds from this offering in our periodic reports that we will be required to file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

CAPITALIZATION

      The following table shows our capitalization at September 30, 2004, on an actual basis and on a pro forma as adjusted basis. The pro forma presentation:

•	reflects 2,965,315 shares of common stock issued and outstanding and 1,700,000 shares of common stock issued and to be sold in this offering, or a total of 4,665,315 shares of common stock;

•	reflects receipt of the net proceeds of this offering of $7,035,000;

•	reflects the issuance of 1,010,426 additional shares of common stock pursuant to the conversion of our outstanding convertible preferred stock upon completion of this offering;

•	excludes the possible issuance of up to 255,000 additional shares of our common stock that the managing underwriter has the option to purchase from us to cover over-allotments as well as the managing underwriter’s warrant that is exercisable to purchase up to 170,000 shares of common stock; and

•	excludes the possible issuance of up to 584,211 additional shares of common stock upon the exercise of outstanding options and warrants as of the date of this prospectus.

The pro-forma as adjusted presentation:

•	gives effect to the pro forma adjustments described above;

•	reflects the repayment (using a portion of the net proceeds from this offering) of $1,625,889 principal amount of convertible notes issued as part of the private placement of a bridge loan which was completed in July 2004 and: and the payment $176,000 of notes payable outstanding at September 30, 2004;

•	assumes the purchase of 20,000 shares of common stock by our Chairman & Chief Executive Officer at $5.00 per share; and

•	assumes the issuance of 54,000 additional shares of common stock to a co-founder for cancellation of $270,000 owed by the Company to the co-founder.

      Please see “Description of Securities” for a discussion of the terms of our preferred stock. You should read this table along with the financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2004

	As		Pro Forma
	Reported	Pro Forma	As Adjusted

	(In thousands)
Cash	$34	$6,709	$5,006

Short- and long-term borrowings	1,092	1,803	—

Series A Redeemable Convertible Preferred Stock	489	—	—

Shareholders’ (deficit) equity:
Series B and Series C Convertible Preferred Stock	1,486	—	—
Common Stock	1,187	10,197	10,567
Accumulated deficit(1)	(4,222)	(4,933)	(5,032)

Total shareholders’ (deficit) equity	(1,549)	5,264	5,535

Total capitalization	$32	$7,067	$5,535

      Our authorized capital stock consists of 5,000,000 shares of preferred stock and 50,000,000 shares of common stock.

(1)	The accumulated deficit includes a pro forma adjustment related to the acceleration of the amortization of the debt discount of $711,000 which will occur upon repayment of the bridge loans using proceeds from this offering.

DILUTION

      If you invest in our common stock, the net tangible book value of your shares will be diluted to the extent of the difference between the offering price per share of our common stock and the pro forma net tangible book value per share after this offering.

      Our net tangible book deficit was approximately $1.5 million or $0.52 per share of common stock at September 30, 2004. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately afterwards.

      After giving effect to the sale of shares in this offering at a price of $5.00 per share, and the issuance of 1,010,426 shares of common stock that will be issued upon the conversion of all of our outstanding Series A, B and C Convertible Preferred Stock, the dividends in arrearage on our Series B and C Preferred Stock which would be payable upon conversion, the acceleration of the amortization of the debt discount related to our bridge loan, the assumed issuance of 74,000 shares of our common stock to our co-founders for $100,000 cash and cancellation of up to $270,000 of amounts we owe one of them and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, our net tangible book value at September 30, 2004, would have been approximately $5.4 million or $0.95 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.47 per share to existing shareholders and an immediate dilution of $4.05 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis:

Offering price per share		$5.00
Net tangible book deficit per share at September 30, 2004	$(0.52)
Increase per share attributable to this offering	$1.47

Pro forma net tangible book value per share after this offering	$0.95

Dilution in pro forma net tangible book value per share to new investors		$4.05

Dilution as a percentage of offering price per share		81.1%

      The following table summarizes, on a pro forma adjusted basis as of September 30, 2004, the:

•	total number of shares of our common stock outstanding before and after this offering;

•	total consideration paid and the average price per share paid by the existing shareholders; and

•	total consideration paid and the average price per share paid by the new investors in this offering at an assumed price of $5.00 per share before deducting the estimated underwriting discounts and commissions and other offering expenses.

	Shares Purchased		Total Consideration
					Average Price
	Number	Percent	Amount	Percent	Per Share

Existing common shareholders	3,039,315	52.9%	802,664	7.1%	$0.26
Conversion of preferred stock to common	1,010,426	17.6%	1,911,300	17.0%	$1.89
New investors	1,700,000	29.5%	8,500,000	75.9%	$5.00

Total	5,749,741	100%	$11,213,964	100%

SELECTED HISTORICAL FINANCIAL DATA

      The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Plan of Operation” and the financial statements and notes thereto included elsewhere in this prospectus. The selected statement of operations data for the year ended December 31, 2003 and for the period from inception through the year ended December 31, 2002 and the selected balance sheet data as of December 31, 2003 and 2002, are derived from our audited financial statements, including notes thereto, included elsewhere in this prospectus. The selected balance sheet data as of September 30, 2004 and the selected statement of operations data for the nine months ended September 30, 2004 and 2003, are derived from our unaudited financial statements included elsewhere in this prospectus which, in management’s opinion, included all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our financial position and results of operations for those periods. The historical results are not necessarily indicative of results to be expected in any future period.

				Period from
				Inception
	Nine Months Ended			(May 8, 2002)
	September 30,		Year Ended	through
			December 31,	December 31,
	2004	2003	2003	2002(1)

			(restated)
	(unaudited)
Statement of Operations Data:
Revenues	$78,800	$17,700	$188,400	$—
Operating expenses	1,509,700	1,027,800	1,231,000	679,700
Depreciation and amortization	47,800	5,800	14,900	100

Loss from operations	(1,478,700)	(1,015,900)	(1,057,500)	(679,800)
Interest expense	(486,900)	(103,200)	(117,200)	(45,000)
Abandonment of capitalized software development costs	—	—	(106,200)	—
Accretion of Series A Redeemable Preferred Stock	(79,700)	(127,600)	(155,500)	(15,800)

Net loss available to common shareholders	$(2,045,300)	$(1,246,700)	$(1,436,400)	$(740,600)

Basic and diluted net loss per share of common stock:	$(0.72)	$(0.49)	$(0.54)	$(0.29)

Basic and diluted weighted average common shares outstanding:	2,839,600	2,564,500	2,666,400	2,550,000

	As of	As of December 31,
	September 30,
	2004	2003	2002	Pro Forma(2)

	(unaudited)			As Adjusted
Balance Sheet Data:
Current assets	$1,405,600	$1,350,000	$—	$6,278,100
Total assets	1,733,700	1,552,300	137,300	6,606,200
Current liabilities	2,821,200	1,900,700	674,500	1,071,700
Long-term obligations	36,800	56,500	—	—
Total liabilities	2,858,000	1,957,200	674,500	1,071,700
Shareholders’ (deficit) equity	$(1,549,300)	$(829,900)	$(737,100)	$5,534,500

(1)	We were formed in May 2002 and did not recognize revenue until 2003.

(2)	Pro Forma Balance Sheet Data as of September 30, 2004, after giving effect to (i) the sale of 1,700,000 shares of common stock at $5.00 per share in this offering, after deducting the underwriters’ discount ($850,000), estimated offering expenses ($615,000), (ii) the repayment of the bridge loan ($1,625,885) and the payment of notes payable of $176,000 outstanding of September 30, 2004, and (iii) the assumed repayment of amounts due to related parties ($270,000) into 54,000 shares of common stock. See “Related Party Transactions — Sales of Common Stock.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND PLAN OF OPERATION

      The following discussion should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and related notes and the financial statements and notes thereto included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategies for our business, includes forward-looking statements that involve risk and uncertainties. You should review the “Risk Factors” set forth elsewhere in this prospectus for a discussion of important factors which could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in this prospectus. See “Forward-Looking Statements.”

Overview

      We were formed in 2002 to provide hospitals in the U.S. with software products and financial management services designed to increase collection rates of patient “self-pay” receivables. These obligations arise from hospital services not fully paid for by patients’ health insurance because of co-pays, deductibles or partially covered services, or from hospital services provided to patients without health insurance. Industry data and our research indicate that hospitals in the U.S. do not collect the majority of their self-pay receivables. Self-pay services of U.S. hospitals in 2002 totaled $35 billion. We intend to capitalize on this market opportunity by providing hospital clients with our comprehensive suite of products and services that efficiently manage and collect their patient self-pay receivables.

      We have developed an automated, management software system that enables hospitals to establish, analyze and enforce effective self-pay policies and procedures. Our software is web-based, and can be readily customized by our hospital clients. The other principal component of our suite of products is our revolving consumer credit program. For patients of our hospital clients who choose to pay the self-pay portion of their hospital bill over time, we provide a revolving consumer credit account through our privately branded credit card to each of our hospital clients. We bill and collect these patient accounts for our hospital clients. We also offer our creditworthy hospital clients the ability to obtain recourse advances of up to 85% of the amount of their patient receivables to accelerate a hospital’s cash flow. We currently fund these advances to our hospital clients through our $5 million credit facility with a bank.

      For our services, we charge our hospital clients fees which may include non-refundable software and account transaction fees and service fees. All of these fees are based upon a percentage of the principal balance of patient accounts we service. In addition, for those patients who elect to pay their hospital bills over time, we charge patients interest, currently at the rate of 9.5% to 14.5% per year, on their outstanding credit balances. Patients’ payments are received by us and are applied first to pay our interest charges and our servicing fees and the remaining balances are then paid to our hospital clients. However, in the event we have extended a hospital an advance, we first apply payments from a patient to reduce the balance of our revolving accounts receivable loan, with the remainder, net of our interest and fees, paid to the hospital.

      Since inception, our activities have consisted primarily of designing our software system, designing our revenue model and marketing approach, introducing our products, undertaking our initial marketing efforts and fund raising. We have funded our operations to date principally from private placements of approximately $3.8 million of our equity and debt securities. See “Description of Securities” for a discussion of the types and terms of the securities we have issued.

      We are in the early stage of marketing our services and products to hospitals. As of the date of this prospectus, we have contracts with two hospitals for the use of our software system and financial management services. In October 2004, we signed a services agreement with a group of three hospitals to manage the collection of their self-pay receivables, and we are working towards a contract for the use of our software system with this same group. As of November 1, 2004, we were managing 1,660 revolving consumer credit accounts with an aggregate outstanding balance of $1,193,000. We also had $95,400 outstanding under our bank credit facility.

Critical Accounting Policies and Estimates

      The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenue and expenses and related disclosures. A summary of those accounting policies can be found in the footnotes to the financial statements included elsewhere in this prospectus. Certain of our accounting policies are considered critical as they are both important to the portrayal of our financial condition and results of operations and require judgments on the part of management about matters that are uncertain. We have identified the accounting policies below as important to the presentation of our financial condition and results of operations.

      The Company earns a service fee from its hospital clients based upon a percentage of the principal amounts collected from their patients. Accordingly, service fee revenue is recognized as payments are received from the patients. The service fee is equal to a percentage of the gross receivables assigned to the Company from the hospital client. When the patient pays their receivable, the payment, less the service fee is remitted to the hospital client. If the patient does not pay their receivable, the Company does not collect or earn its service fee. At the time the receivable is assigned to the Company, the gross receivable, less the service fee, is recorded as a liability to the hospital and the balance is reflected as deferred revenue until collected from the patient.

      Certain of our hospital clients do not participate in our revolving credit program. In this case, we deduct our service fees out of amounts received from patients on their self-pay receivables before remitting the net proceeds to our hospital client. Delinquent patient self-pay receivables revert to the hospital for collection. We do not recognize these service fees as revenue until we receive payment from the patient because collectibility is not reasonably assured until that time. We charge interest on past-due patient self-pay receivables; however, we do not recognize it as revenue until such time as the patient pays the amount because collectibility is not reasonably assured until that time. Since the patients have the option of paying the minimum amount due on each monthly bill or pay a greater portion of the balance, the timing and amount of collections, and therefore amount of service fee revenue and interest income can also fluctuate from month to month.

      Software development costs. In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 86. Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. We capitalize our software development and production costs once technological feasibility has been established. Software development costs incurred prior to establishing technological feasibility are included in operating expenses in the accompanying statements of operations.

      Capitalized software development costs are reported at the lower of unamortized cost or net realizable value. Commencing upon the initial product release or when software fee revenue has begun to be recognized, these costs are amortized, based on current and anticipated future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product. We are amortizing capitalized software development costs over three years. During the year ended December 31, 2003, we wrote down approximately $106,000 of capitalized software development costs relating to a software product we no longer use. The writedown was recorded as abandoned software development costs in our statements of operations.

Results of Operations

Comparison of Nine Months Ended September 30, 2004, and September 30, 2003

      Revenues. From February 2003 through early 2004, we had an agreement with a hospital under which we purchased certain of the hospital’s patient accounts receivable. Under the agreement, we earned a nonrefundable fee of 8% of the amounts of the accounts receivable purchased and interest income on each account at an annual rate of 14.5% of the outstanding receivable balance. This agreement did not include the use of our software system. In March 2004, we and the hospital agreed to terminate this agreement and the hospital repurchased all outstanding accounts receivable balances from us. Under this agreement, we generated service fee revenue of $42,700 and interest income of $21,900 for the nine months ended September 30, 2004 and service fee revenue of $8,600 and interest income of $5,600 for the nine months ended September 30, 2003. The increase in service fees revenue under this contract is due to increased collections from patients on their accounts receivable during the nine months ended September 30, 2004 than the nine months ended September 30, 2003. The increase in interest income under this contract was due to our collection from the hospital of interest income due at the repurchase of all the outstanding accounts receivable balances by the hospital from us at the time the agreement was terminated. The hospital agreed to pay us interest income up to the date that the contract was cancelled. We do not expect the termination of this agreement to have any effect on our long term liquidity.

      During the nine months ended September 30, 2004, we implemented agreements with two new hospitals that include the use of our software system and allows us to earn service fees of 8% to 9% of the principal amounts collected by us on each account and interest income on each account at an annual rate of 14.5% of the outstanding receivable balance. Under these two agreements, we generated service fee revenue of $7,900 and interest income of $5,100 for the nine months ended September 30, 2004.

      Operating expenses. Total operating expenses were $1,557,500 for the nine months ended September 30, 2004, an increase of $523,900, or 51%, over $1,033,600 for the nine months ended September 30, 2003. Payroll and related costs of $897,400, represented 58% of total operating expenses for the nine months ended September 30, 2004, compared to $624,600 or 60% of total operating expenses for the nine months ended September 30, 2003. The increase of $272,800 (44%) was due primarily to additional employees we hired to manage patient accounts receivable purchased from our hospital client and to continue development of our software. As of September 30, 2004 and 2003 we had 16 and 12 total full-time employees, respectively. Other operating expenses were comprised primarily of office rent, telephone and computer expenses, and were $434,800, or 28% of total operating expenses for the nine months ended September 30, 2004, compared to $286,200, or 28%, of total operating expenses for the nine months ended September 30, 2003. The increase of $148,600 (52%) is due to our current office lease agreement not commencing until March 2003 and the cost to supply the growth in number of employees with telephone service, supplies and travel. Professional fees were $177,600, or 11% of total operating expenses for the nine months ended September 30, 2004, compared to $117,000, or 11% for the nine months ended September 30, 2003. The increase of $60,600 (52%) was primarily due to the completion of our initial audit.

      Depreciation and amortization expense of $47,800 represented 3% of total operating expenses for the nine months ended September 30, 2004, compared to $5,800 and 0.5% for the nine months ended September 30, 2003. The increase of $42,000 was due primarily to the amortization of two portions of our capitalized software which was not deployed until September and December 2003.

      Interest expense. We incurred interest expense on the outstanding balance of our bank borrowings, notes payable and the advances to us from our founders. Interest expense was $486,900 for the nine months ended September 30, 2004, compared to $103,200 for the nine months ended September 30, 2003. For the nine months ended September 30, 2003, interest expense was comprised primarily of interest owed to our founders on their advances to us. This interest, together with interest for prior periods, was paid in August 2003, in a lump sum consisting of 272,444 shares of our common stock valued at $76,582, or $0.28 per share. For the nine months ended September 30, 2004, interest expense includes interest expense on our borrowings under our bank credit facility and notes payable of $75,300 and also $411,600 of amortization of the deferred offering costs and debt discount incurred in our June and July 2004 offering of Secured Convertible Notes which we are amortizing over the life of the notes, subject to acceleration upon consummation of an initial public offering.

Comparison of the year ended December 31, 2003, and the period from inception (May 8, 2002) through December 31, 2002

      Revenues. From February 2003 through early 2004, we had an agreement with a hospital under which we purchased certain of the hospital’s patient accounts receivable. Under the agreement, we earned a nonrefundable fee of 8% of the amount of the accounts receivable and interest income on each account at an annual rate of 14.5% of the outstanding receivable balance. During the year ended December 31, 2003, we generated service fee revenue of $131,200 and interest income of $57,200 under this agreement. This agreement was terminated in early 2004 as we changed our revenue model to seek that our hospital clients use our software. From inception (May 8, 2002) through December 31, 2002, our activities consisted primarily of designing our software, revenue model and marketing approach and fund raising. As a result, we did not generate revenue during 2002.

      Operating expenses. Total operating expenses were $1,245,900 for the year ended December 31, 2003, an increase of $566,100, or 83%, over $679,800 for the 2002 period. In addition to the full-year impact of operating expenses in 2003 versus the partial year in 2002, the increase in operating expenses was due primarily to additional employees and independent contractors required to manage the patient accounts receivable purchased under our agreement with the hospital and for increased software development costs.

      Payroll and related costs of $675,900 represented 54% of total operating expenses for the year ended December 31, 2003, compared to $274,000 or 40% of total operating expenses for the 2002 period. The increase of $401,900 (147%) was due primarily to the full-year impact of 2003 versus the partial year in 2002 and additional employees we hired to manage patient accounts receivable purchased from our hospital clients and to continue development of our software. As of December 31, 2003 and 2002 we had 17 and 6 total full-time employees, respectively. Other operating expenses were comprised primarily of office rent, telephone and computer expenses, and were $433,000, or 35% of total operating expenses for the year ended December 31, 2003, compared to $98,600 or 15% of total operating expenses for the for the 2002 period.

      The increase was due to the full-year impact of 2003 versus the partial year in 2002 and our current office lease agreement not commencing until March 2003 as well as the cost to supply the growth in number of employees with telephone service, supplies and travel. Professional fees were $122,000, or 10% of total operating expenses for the year ended December 31, 2003, compared to $307,200 or 45% for the 2002 period. The decrease of $185,200 (60%) was due primarily to the legal fees incurred to form and start-up the Company during the 2002 period that were not incurred in 2003.

      Depreciation and amortization expense was $14,900 for the year ended December 31, 2003, and a nominal amount for the 2002 period. Depreciation and amortization expense was comprised primarily of depreciation of equipment and furniture and amortization of two portions of our capitalized software deployed in September and December 2003.

      Interest expense. We incurred interest expense on the outstanding balance of our bank borrowings, notes payable and the advances to us from our founders. Interest expense was $117,200 for the year ended December 31, 2003, an increase of $72,200, or 160%, over $45,000 for the 2002 period. For the 2002 period, interest expense was comprised primarily of the interest expense on advances to us from our founders. This interest, together with the 2003 interest on these advances through July 31, 2003, was paid in August 2003 in a lump sum consisting of an aggregate of 272,444 shares of our common stock valued at $76,582 or $0.28 per share. For the year ended December 31, 2003, interest expense was comprised primarily of the interest expense on our borrowings under our bank line of credit and notes payable, none of which were outstanding at December 31, 2002.

      Abandonment of capitalized software. During the year ended December 31, 2003, we wrote down by approximately $106,000 capitalized software development costs relating to a software product we no longer use. The writedown was recorded as abandoned software development costs in our statements of operations.

Liquidity and Capital Resources

      In October 2004, our co-founders loaned the Company $82,500 pursuant to unsecured promissory notes that mature at the earlier of October 20, 2005 or 180 days after the closing of this offering plus interest at 10% of the outstanding principal balance. The principal amount of these unsecured promissory notes plus interest equal to 10% of the outstanding principal balance is to be repaid at maturity. Also in October 2004, four of our directors loaned the Company $192,500 and an unaffiliated investor loaned the Company $50,000 pursuant to unsecured promissory notes that mature at the earlier of 90 days from issuance, or the closing of this offering. The principal amount of these unsecured promissory notes, plus interest equal to 15% of the outstanding principal balances are to be repaid at maturity. We plan to use a portion of the net proceeds from this offering to repay the unsecured promissory notes. In October 2004, John C. Herbers, our co-founder, Chairman and Chief Executive Officer, purchased 15,000 shares of our common stock at $5.00 per share for total proceeds of $75,000. Mr. Herbers intends to purchase an additional 5,000 shares at $5.00 per share at the closing of this offering.

      In June and July 2004, we raised in a private offering approximately $1,625,900, net of fees and expenses, from the sale of units consisting of secured convertible notes and shares of our common stock. We plan to use a portion of the net proceeds from this offering to repay the secured convertible notes, plus accrued interest and to meet our working capital requirements for at least the 12 months following this offering. We do not expect to seek additional equity funding until at least 12 months following the completion of this offering. However, in the event we obtain a significant amount of new hospital clients, we may seek to expand our bank credit facility which we use to advance funds to our hospital clients. Our long term liquidity will depend, to a large degree, on our ability to generate cash flow from operations through adding new hospital clients and our ability to manage our expenses. Depending upon the success of these activities, we may be required to seek other sources of liquidity, which could be expected to include debt and equity financing. We cannot assure that these sources of liquidity would be available, or if available, on terms acceptable to us.

      Secured Convertible Notes. In connection with our private placement of units which we closed in July 2004, we issued secured convertible notes with a total face amount of $1,625,900. The secured convertible notes bear annual interest of 10% and the principal and interest is due at the earlier of one year from the date of issue or the date on which we close this offering. The principal amount of the secured convertible notes are convertible into shares of our common stock at the request of the holder at conversion price equal to 75% of the offering price per share of common stock upon the closing of this offering. Assuming a $5.00 per share offering price, the conversion price would be $3.75 per share. We will use a portion of the proceeds of this offering to repay the secured convertible notes and accrued interest for those holders who do not elect to convert their notes to common stock.

      Since inception we have financed our operations through private placements of equity and debt securities, advances from our founders, and borrowings from other individuals and our bank. In 2002 and the first half of 2003, we raised $425,000 in a private placement of our Series A Convertible Preferred Stock. In the second half of 2003 and first quarter of 2004, we raised $860,000 in a private placement of our Series B Convertible Preferred Stock. In August 2003, we issued an aggregate of 510,008 shares of our Series C Convertible Preferred Stock to our founders for repayment of $576,300 of amounts they had advanced us. As of September 30, 2004, we still owed an aggregate of $258,600 for additional advances to us from our founders.

      These advances do not bear interest and are reflected as due to related parties in our balance sheets. In October 2004, Steven C. Robbins, our co-founder, agreed to convert up to $270,000 of amounts owed to him by the Company at $5.00 per share upon the completion of this offering. See “Related Party Transactions — Sales of Common Stock.”

      Although we have issued warrants to our Series A Convertible Preferred shareholders and to certain debt holders, as well as stock options to employees, board members and consultants, no options or warrants have been exercised since our inception. Our plan for funding our business does not assume receiving any proceeds from the exercise of options or warrants.

      Bank Credit Facility. We have a $5 million bank credit facility with Guaranty Bank which is secured by the self-pay receivables owed by patients of our hospital clients enrolled in our revolving consumer credit program. We draw upon our bank credit facility in order to advance to an eligible hospital up to 85% of the amount of the hospital’s patient self-pay receivables. The bank credit facility is secured by outstanding balances of self-pay accounts we service, and any fees and rights we may have from third parties relating to the hospital’s patient accounts. If any regularly scheduled payment on a patient’s account becomes 90 days or more past due, then we are required to repay in full the outstanding portion of any advances on the bank credit facility applicable to that patient. Our agreements with our hospital clients require that the hospital pay such amounts to us, as well as interest.

      We pay interest on our borrowings under the bank credit facility equal to 1.0% over the prime rate with a floor interest rate of 6%. In addition, we are required to make principal payments equal to the amounts we receive from hospital patients whose accounts we service. The entire outstanding principal balance on the facility is due on February 7, 2005. We are negotiating with the bank for a one-year renewal of the bank credit facility. There can be no assurance that we will be able to renew the bank credit facility or that other comparable financing will be available to us. The bank credit facility agreement contains customary default provisions, including:

•	failure by us to pay any monetary amount when due, subject to a 10 day cure provision;

•	failure to perform any obligation (not involving the payment of money), or to comply with any other term or condition applicable to us under the loan documents, subject to a 30 day cure provision;

•	any representation or warranty made by us in the loan documents was materially false, incorrect or misleading as of the date made;

•	the occurrence of any event that materially and adversely affects our ability (or ability of any guarantor) to perform any of the obligations under the loan agreements;

•	we or any guarantor (i) commences bankruptcy, (ii) makes a general assignment for the benefit of creditors, or (iii) applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian (or such custodian is appointed for us or any guarantor and such appointment is not discharged within 60 days);

•	commencement of any dissolution action against us or any guarantor that is not dismissed within 60 days;

•	all or any material part of our property is attached, levied upon or seized by legal process and such action is not quashed, stayed or released within 30 days;

•	we cease the operation of our business; or

•	the failure of any hospital or other entity to repurchase accounts from us pursuant to our agreement with such hospital or entity.

      Upon the occurrence and during the continuation of any event of default, the bank credit facility agreement provides for a default interest rate of 36% on the outstanding principal balance under the facility.

      The bank credit facility requires us to comply with certain covenants, including:

•	we may not encumber or permit any lien or charge against the collateral for the loan, or permit any assignment of the collateral for the benefit of our creditors;

•	we may not materially amend our articles of incorporation or bylaws without the prior written consent of the bank;

•	we are required to maintain sufficient property and business insurance;

•	we must permit the bank to audit and examine our books and records; and

•	we must give the bank notice of any material litigation.

      We believe that we are in compliance with the covenants in our bank credit facility. At September 30, 2004, we owed $92,200 on the loan.

      Our founders, John C. Herbers and Steven C. Robbins, have jointly and severally guaranteed the full amount of the loan. See “Related Party Transactions.”

      Capital Commitments. At September 30, 2004, we had no material commitments for capital expenditures.

      Other material commitments include rental payments under operating leases for office space and equipment which require future minimum lease payments totaling approximately $433,000 during calendar years 2004 through 2006, an employment contract with John C. Herbers, our Chairman and Chief Executive Officer, which provides for payment of his $150,000 annual salary through July 2005; and a consulting agreement with an entity managed by Steven C. Robbins, a director that requires us to a monthly pay consulting fee of $11,500 through July 2005.

      As of September 30, 2004, we owed approximately $177,000 in notes payable. We plan to repay the remaining principal and interest of these notes payable from the net proceeds of this offering.

      Off-Balance Sheet Arrangements. Our only off balance-sheet obligations are for operating leases entered into in our ordinary course of business. Additional information regarding these off-balance sheet obligations is set forth in Note 7 to our financial statements.

      The following table summarizes our contractual and lease obligations at September 30, 2004:

	2004	2005	2006	Total

Office lease	$49,000	$196,500	$39,900	$285,800
Consulting payments to related parties	41,200	140,500	—	181,700
Revolving accounts receivable loan	—	92,200	—	92,200
Due to related parties	258,600	—	—	258,600
Long-term debt	—	1,765,800	36,700	1,802,500
Series A Redeemable Convertible Preferred Stock	488,800	—	—	488,800

	$837,600	$2,195,000	$76,600	$3,109,400

      Our office lease expires in August 2006, and we have no outstanding lease commitments beyond then. However, we expect to enter into an office lease agreement before August 2006. We do not currently expect to renew consulting agreements with related parties after 2005.

Valuation of Our Common Stock and Stock Options

      The fair value of our common stock issued for services and for options granted during the period from inception (May 8, 2002) through December 31, 2003 was originally estimated by our Board of Directors, with input from management. We did not obtain contemporaneous valuations by a valuation specialist because, at the time of issuances of common stock and stock options during this period, our efforts were focused on product development and the financial and managerial resources available for obtaining an appraisal were limited. Alternatively our management and Board of Directors estimated the fair value of our common stock based upon the most recent round of third party financings, financial projections and recent results of operations. In May 2004, we engaged a valuation specialist to perform a contemporaneous appraisal of the value of our common stock as of the date of our private placement which occurred during June and July 2004.

      Determining the fair value of our common stock requires making complex and subjective judgments. In their appraisal, the valuation specialist based their valuation of our 2004 common stock issuances and option grants on a weighted-average of the (i) comparable publicly traded value method, (ii) discounted cash flow method and (iii) comparable transaction method. We provided the valuation specialist estimates of our revenues (driven by assumed revenue and growth rates) and costs as well as information to be utilized in computing our weighted-average cost of capital for discounting purposes. These estimates are consistent with the plans and estimates we use to manage our business; however, there is inherent uncertainty in making these estimates.

      Significant factors that contribute to the difference between the estimated fair value of our common stock as determined using the June 2004 appraisal ($1.80 per share) and the estimated initial public offering price of $5.00 per share include the following:

•	During June and July of 2004, we raised $1.625 million of bridge financing on terms acceptable to us. This bridge financing provided funds needed to fund our operating deficit, expand our sales force and operations and is expected to provide us with sufficient liquidity to continue to develop and market our products and services to hospitals and to complete our initial public offering.

•	During the period from June 30, 2004 through September 30, 2004, the number of consumer credit accounts managed by us, grew from 570 accounts with an aggregate balance of $288,000 at June 30, 2004 to 1,600 accounts with an aggregate balance of $1,017,000 at September 30, 2004.

•	In July 2004, we arranged strategic marketing alliances with two companies to increase our exposure to potential hospital clients and shorten the length of our sales cycle.

•	In September 2004, we obtained agreement from all the holders of our Series A, Series B and Series C Preferred Stock to convert all of their preferred shares into common stock upon the completion of this offering.

•	In August 2004 our bank extended our $5 million credit facility until through February 2005.

      Although it is reasonable to expect that the completion of the initial public offering will add value to the shares because they will have increased liquidity and marketability, the amount of that additional value cannot be measured with either precision or certainty.

      Based on an expected initial public offering price of $5.00 per share, the intrinsic value of options outstanding as of September 30, 2004 was $2,114,844, of which $1,141,104 related to vested options and $973,740 related to unvested options.

BUSINESS

Our Business

      We provide hospitals with software products and financial management services designed to increase collection rates of patient “self-pay” receivables. These obligations result from hospital services not fully paid for by patients’ health insurance because of co-pays, deductibles or partially covered services, or provided to patients without health insurance. Patient self-pay receivables totaled $35 billion in the U.S. in 2002, $22.3 billion of which was not collected. We intend to capitalize on this significant U.S. market opportunity by providing hospital clients with our comprehensive solution that efficiently manages and collects their patient self-pay receivables.

      Health care costs have become a significant concern for businesses and individuals over the past decade. Double-digit increases in health insurance premiums have forced employers to eliminate or reduce insurance coverage, which has increased the self-pay portion of patient hospital bills. Many employers seek to minimize increases in health premiums by increasing deductibles and co-pays and reducing covered hospital services, thereby shifting the burden of increasing healthcare costs to their employees. In the past, hospitals were more willing to write off as uncollectible a substantial portion of their patient self-pay receivables, because historically they were insignificant compared to the much larger amounts paid by insurance companies. As the patients’ share of hospital bills continues to grow, patient self-pay receivables are impacting the financial stability of hospitals. As a result, hospital administrators are actively seeking methods to improve collection rates of self-pay receivables.

      The principal features of our software products and financial management services are:

•	First, we provide software that manages and measures compliance with admissions criteria established by management of each of our hospital clients. Our software automatically verifies each patient’s name, address, and related personal demographic information from his or her social security number so that a hospital’s bill is delivered to the correct address of the patient. Our software also assesses each patient’s ability to pay using his or her credit and payment recovery scores obtained from national credit bureau ratings. Recently, we began charging our hospital clients a nonrefundable software fee for these services.

•	Second, for every patient who elects to pay the self-pay portion of their hospital bill over time, we provide a revolving consumer credit account through a privately branded credit card of each of our hospital clients. We service these accounts by billing and collecting the balance due on the patient credit accounts for our hospital clients. For these services, we charge our hospital clients a non-refundable account transaction fee and a service fee. The service fee is earned as receivable amounts are collected from the patients. In addition, we charge patients interest, currently at the rate of 10% to 14.5% per year, on their outstanding credit balances. Payments made on these patient accounts are applied first to pay our interest charges and service fee and are then paid to our hospital clients. We are not liable for any hospital client’s outstanding balance, regardless of whether we establish a revolving line credit account for a hospital patient.

•	Third, we can advance our creditworthy hospital clients up to 85% of the aggregate outstanding amounts owed by their patients enrolled in our revolving consumer credit program. We obtain funding for these recourse advances to our hospital clients through our bank credit facility. We pledge the patient credit accounts to our bank as security for the funds it lends us and that we advance to our hospital clients. As patients make payments to us on their revolving consumer credit accounts, we use the payments to pay interest and principal on amounts borrowed from our bank, with the remainder net of our interest and fees, to the hospital. We do not charge a fee for advances to our hospital clients. However, our hospital clients are responsible to repay all advances where the underlying patient account becomes delinquent.

•	Finally, our software provides an efficient, effective process for our hospital clients to determine whether patients may qualify for charity care or governmental assistance, using applicable hospital and governmental guidelines. Auditable records of hospital services provided to patients are critical to a hospital’s ability to establish uniform treatment of all patients for compliance with governmental qualification standards and maintenance of “non-profit” status for many hospitals.

      In 2002, we were formed as a Colorado corporation, we conducted market research, designed our revenue model and marketing approach and began the design of our software system. In 2003, we began developing our software, generated initial revenues by performing collection services for a former hospital client and implemented refinements to our business strategy. In 2004, we began the rollout of our software and revolving consumer credit program which we are marketing to several hospitals across the U.S. As of the date of this prospectus, we have two hospitals under contract using our software in Colorado and Texas. We have agreed on the principal terms on which we will provide software and billing services to a group of three hospitals in Alabama and are in the process of finalizing the contract. As of the date of this prospectus, our personnel are installing our software and implementing our billing services at the three new hospitals. We anticipate operations at these hospitals will begin shortly. Our near term objective is to rapidly increase the number of our hospital clients and the number of their patients enrolled in our revolving consumer credit program.

Overview of the Hospital Self-Pay and Collection Environment in the U.S.

      Our review of the hospital self-pay receivables collection history in the U.S. indicates that hospital admissions and collection cultures and systems are leading causes of poor collection results and high associated collection costs. For example, many hospitals were formed by religious institutions and other charities. Their mission of providing quality care without regard to a patient’s ability to pay can be incompatible with collection of patient self-pay receivables. In addition, private donations and tax-supported government assistance programs often covered hospital operating deficits. Hospitals are also reluctant to institute commercial consumer debt collection procedures for fear of alienating patients and doctors. Additional causes of low self-pay collection rates include:

•	hospitals have not had the tools to identify, analyze and manage self-pay receivables in a way that distinguishes between patients who cannot afford to pay their hospital bills and those who can pay but choose not to pay;

•	a focus of hospital spending on the most advanced medical equipment and facilities to attract doctors and their patients to the exclusion of, among other things, improved collection technology;

•	a willingness by hospitals to write off a large percentage of self-pay receivables. “Self-pay” is “no pay” has long been an adage used by hospital financial administrators;

•	fear of adverse publicity relating to the high costs of hospital services; and

•	a lengthy time period between the date hospital services are rendered and when the patient is billed.

      Other factors have also contributed to the current financial environment in which hospitals operate. Health insurance companies often demand discounts of fees charged by hospitals as a condition of directing their insureds to the hospitals. Additionally, Medicare and Medicaid are seeking ways to cut costs through reduced reimbursements to hospitals. These pressures to reduce or discount charges, coupled with forces that are driving up operating expenses, the increasingly high cost of pharmaceuticals and costs incidental to the nursing shortage, create a need for hospitals to improve their collection rates. In response, hospitals are actively searching for ways to enhance collection rates and reduce the time and cost of collecting their self-pay receivables.

      Healthcare studies confirm that hospitals lose significant revenue by failing to collect self-pay receivables. According to the Health Care Finance Administration, in 2002:

•	The U.S. healthcare industry was a $1.6 trillion industry that represented nearly 15% of the annual U.S. gross national product.

•	$35 billion of annual hospital patient services, were not covered by insurance (co-pays, deductibles, partially covered services and services provided to uninsured patients) or government payment assistance programs.

      According to the Centers for Medicare and Medicaid Services, total domestic hospital care spending in 2002 was $486.5 billion. The Hospital Accounts Receivable Analysis (published by Aspen Publishers) estimated that in 2002 average patient uncollectibles in the U.S., net of charity care contributions by hospitals, ranged from 4.9% to 5.6% of gross hospital revenues per quarter. Thus, we believe that patient bad debt for 2002 represented approximately 60-70% of all patient self-pay services. Based on our further industry research, including data published by Hospital Accounts Receivable Analysis, we believe that uncollectible self-pay receivables continue to be a significant financial concern for U.S. hospitals.

      A significant amount of self-pay problems also relate to uninsured hospital patients. An estimated 43 million Americans do not have health insurance (U.S. Census Bureau 2002). A survey conducted by Zimmerman & Associates, a health care administration consulting firm, concluded that:

•	40% of the uninsured U.S. population in 2001 was between the ages of 18-34.

•	“Uninsured” does not necessarily mean indigent and uncollectible. For example, the largest group of newly uninsured patients in 2001, approximately 800,000 people, earned over $75,000 annually.

      While employers have tried to control the increase in health insurance premiums, the cost of hospital services has increased at a rate faster than the rate of inflation for many years. This has reduced the percentage and amount of hospital services paid for by insurance resulting in an increase in the amount of hospitals’ bills due directly from patients.

      According to the Healthcare Financial Management Association, charging, billing and collecting consumed 31 cents out of every healthcare dollar in 2002. According to the Financial Leadership Council, hospitals utilizing best practices for collecting patient self-pay receivables can significantly increase their operating margins by increasing collection rates and decreasing collection costs. One potential way to achieve lower costs is for hospitals to outsource management and servicing of their receivables to billing and collection companies. While these relationships are designed to allow hospitals to reduce their internal costs of collection, they do not address the underlying causes of low collection rates of patient self-pay receivables.

Our Objective

      Our objective is to be the leading provider of patient self-pay software and financial management services to U.S. hospitals through our system and financing programs.

The Integrated Financial Systems Solution

      We have developed an automated management software system that enables hospitals to establish, analyze and enforce effective self-pay policies and procedures. Our software is web-enabled. This delivery model allows us to readily customize our software to meet the objectives of individual hospitals. The other principal component of our solution is our revolving consumer credit program. This program allows hospitals to offer a privately branded credit card enabling patients to pay their portion of self-pay obligations over time. Through this program we are also able to offer hospitals advances of up to 85% of these receivables to accelerate their cash flow.

      Our Management Software System. Our management software system is designed to communicate seamlessly with a hospital’s current admission, discharge and collection software system to more efficiently and effectively manage hospitals’ patient self-pay receivables. Our software immediately verifies a patient’s identity and address from his or her social security number, assesses ability to pay, and allows our hospital clients to automatically refer patients needing financial assistance to the appropriate charity care and governmental assistance programs. Our software also sets expectations for the patient to pay the self-pay portion of his or her hospital bill by requiring hospital admission personnel to obtain a patient payment selection at the time of admission. The expected result for hospital clients using our products and services is significantly higher collection rates of their patient self-pay receivables as well as significantly lower costs of collection.

      Hospitals access our software by logging on to a custom web site housed on our servers. We maintain the functionality of the software that we license to our hospital clients through our technical support staff at our data center. Because our hospital clients use our software only via their web browsers, we do not need to ship products, nor do we install software or updates on our hospital clients’ systems. We update software stored on our system and the updated functionality is immediately available to our hospital clients. Thus, updates to our software need only be installed and maintained on our system. When we enable a hospital client to access our software system, we train the hospital’s staff on the functions and use of our software. On an ongoing basis, our service representatives provide technical support relating to the use of our software.

      By selecting options built into our software, a hospital’s criteria for patient admissions and payment arrangements can then be integrated into our system. This option allows a hospital’s admissions staff to make management-directed decisions concerning patient admission, discount offers, referrals for charity care and governmental assistance and setting the amount of any patient deposit required. The information provided by our software system also enables hospitals to establish a best practices approach for post-discharge billing and collection efforts. Our software allows a hospital to customize and establish specific policies and procedures in over 50 different areas, from emergency room admissions to collection of amounts due prior to discharge. Our management reports compare actual admissions data to hospital management’s criteria and rules, pinpointing admission and collection weaknesses and identifying any unproductive efforts and wasted resources. They also measure clearly and objectively hospital staff members’ compliance with management-directed admission and payment policies. For our services, we charge various software, transaction and service fees based on a percentage of the dollar amount of self-pay accounts transacted and/or collected.

      Our Revolving Consumer Credit Program. Our revolving consumer credit program provides our hospital clients with the opportunity to offer their patients a privately branded, revolving credit card. Our program enables our hospital clients to outsource their self-pay collection efforts and expenses to us. Patients who meet the hospital’s financing criteria and elect to pay their self-pay portion of their hospital bill over time are automatically enrolled in our revolving consumer credit program. At the time of admission, our software automatically assesses each patient’s credit and compares that data with hospital rules regarding payment terms and credit extension. If the patient is enrolled in our revolving credit program, we perform the servicing and collection of the patient’s account. Each patient pays us interest at rates currently ranging from 10% to 14.5% per year on the amount of his or her outstanding account. We transmit the principal payments we receive from each patient, less our fees and interest, to the hospital on that self-pay account. If a patient does not make a payment for 90 consecutive days, the account is turned over to the hospital to determine whether to proceed with secondary collection efforts. For these services, we charge a non-refundable transaction fee which is payable and earned when the account is established and a servicing fee which is earned over the life of the account. Payment by the patient generally occurs over 18 to 60 months, similar to other consumer credit payment programs.

      This financing is provided to patients as “consumer credit” rather than “hospital debt”. We believe that consumer debt has a much higher rate of collection than does hospital self-pay debt. Characterizing patient self-pay receivables as consumer credit should therefore enhance our ability to collect these accounts.

      We also have designed our revolving consumer credit program so that, in addition to offering their patients the ability to pay over time, our creditworthy hospital clients can receive a recourse advance on the amount of their self-pay receivables due from their patients enrolled in our revolving consumer credit program. Pursuant to this option, we may advance to an eligible hospital, through our $5 million credit facility with our bank, up to 85% of the amount of each enrolled patient’s self-pay receivable account. Rather than a hospital billing their patients then waiting for payment, our hospital clients may obtain advances of up to 85% of their patient self-pay receivables, substantially accelerating the hospital’s cash flow. Our contracts require that our hospital clients reacquire from us all defaulted accounts. For those defaulted accounts on which a hospital client has taken an advance, it must pay us the entire outstanding amount of the advance plus any delinquent and unpaid patient finance charges at a reduced interest rate. We are required to refund to the hospital the unearned portion of our servicing fee on each defaulted account. However, we are entitled to retain any transaction or software fees, which are fully earned when each revolving consumer credit account is established.

      Our Software and Other Products Address Best Practices in Hospital Collection. Hospital associations and consultants have invested significant time and resources attempting to determine the best practices to improve collection rates of patient self-pay receivables. We reviewed these practices and designed our software and products to meet them. These best practices and our solutions include:

1.	At admission, verify the patient’s demographics.

A recent healthcare paper on revenue cycle management by Zimmerman & Associates concluded that the national average for hospital registration errors is 31%. When patient bills are returned as “undeliverable,” hospital resources have been wasted and then additional resources must be spent pursuing the correct information and resending the bill. We believe the longer the period between a patient’s hospital service and delivery of the hospital bill, the lower the collection rate. Thus, delays in billing due to incorrect information obtained at admission will tend to reduce self-pay collection rates.

Our Solution: our software automatically verifies each patient’s demographic information at the time of admission against public records to confirm accurate information. As a result, patients receive their bills timely at the correct address, and our collection process begins immediately.

2.	At admission, segment patients’ accounts based upon the patient’s ability to pay and manage the account accordingly.

Our experience indicates that hospitals traditionally treat most patients the same at admission, regardless of their ability to pay. While this process may promote the consistent delivery of health care service, significant dollars are wasted each year attempting to collect from patients who cannot afford to pay and from patients who should have been referred to charity care or to governmental assistance programs.

Our Solution: our software assesses each patient’s ability to pay at the time of admission, integrates with the hospital’s billing and collection criteria, then focuses billing and collection efforts and resources on those patients who can afford to pay as determined by the hospital’s policies.

3.	At admission, set payment expectations by requiring patients to elect how they will pay their portion of their hospital bills.

Our industry research indicates that when payment expectations are set at the time of admission, hospital collection rates improve.

Our Solution: our software is designed to implement each hospital client’s individual payment criteria at the time of admission, and identify, report on and manage patient payment elections. This critical aspect of payment is reinforced by our management reports, which disclose staff adherence to procedures, pinpoint other breakdowns in the collection process and estimate likely collection rates.

4.	Refer patients who may qualify for financial assistance to the applicable program as early as possible and with complete demographic qualification data.

Patients whose bills would be paid, at least in part, by governmental assistance programs may fail to qualify because a hospital does not make the referral, or refers the patient without all of the data that is required by the agency for determining eligibility.

Our Solution: at admission, based on criteria that a hospital provides, our software determines whether a patient may qualify for financial assistance and forwards the patient’s information to the applicable hospital financial counselor or program for certification or eligibility, maximizing the opportunity for the hospital to receive reimbursement dollars from these assistance programs. Our software determines whether a patient should be referred for charity care based on uniform application of the hospital’s qualifying criteria.

5.	At admission, provide all patients with payment options.

Hospitals traditionally have not offered patients revolving credit programs allowing payment of their bills over time. Our research indicates that many patients avoid hospitals because they cannot afford to pay their entire bill at one time.

Our Solution: our revolving consumer credit program offers patients the option to pay the self-pay portion of their hospital bills over a period of time by enrolling in our revolving consumer credit program.

6.	Determine discounts to patients based on uniform application of each hospital’s policies and criteria.

Hospitals are under pressure from activist organizations, class action lawsuits and the federal government to offer uniform discounts on services provided to patients who do not have insurance. The size of these discounts offered can vary, but the concept is that self-insured patients should not pay more than an insured patient for the same treatment and that discounts should be offered consistently.

Our Solution: our software enables each hospital to manage patient discounts consistently based upon a variety of pre-determined, hospital-selected, factors. Such factors may include household income, the percentage of income over the poverty line, the size of the bill and the number of dependents. Our software also assists hospitals in setting incentive discounts to self-pay patients similar to the discounts for the same services negotiated by insurance companies.

7.	Measure and manage hospital staff compliance with hospital admission policies and procedures. Benchmark and establish performance improvement initiatives.

Without adequate data and analytical tools, hospitals are unable to measure and understand why their collection procedures are ineffective.

Our Solution: our software automatically provides reports to designated hospital managers listing the name of each patient, his or her election as to form of payment and the payment collected. The reports also project “collectible value” of an account, and compare that value to the amount that is actually collected. Hospitals then can then analyze these management report results, identify the areas that need improvement and take corrective actions.

8.	Utilize a credit card to enhance patient loyalty to a hospital.

Hospitals have marketed their services traditionally to doctors who direct their patients to hospitals based on a hospital’s facilities, convenience and cost. We believe hospitals could better market their services to the public to develop patient loyalty.

Our Solution: we provide each hospital patient in our revolving consumer credit program with a privately branded hospital credit card which has a magnetic strip that can be encoded and swiped through a card reading device to, among other items, immediately identify the patient and retrieve the data of prior visits to the hospital. The hospital can directly market its services and products to cardholders to create patient loyalty.

In addition to the best practices described above, our research indicates that when healthcare debt is converted to consumer debt and financed by a third party, collection rates, delinquencies and defaults will tend to more closely resemble those of other forms of consumer debt. In other words, “healthcare debt” should be converted to “consumer debt”. At the time of hospital admission, patients enrolling in our revolving consumer credit program are given consumer credit disclosures and agree to have the self-pay portion of their hospital bill charged to their new revolving credit account, enabling a patient to pay his or her hospital bill over time as would occur in the consumer debt context.

Sales and Marketing

      The goal of our sales and marketing program is to add hospital clients in the U.S. by providing them with our comprehensive suite of products and services for managing their self-pay receivables. Our sales plan uses both direct sales and strategic marketing arrangements with companies that already have existing relationships with our target market. We currently have strategic marketing arrangements with AllianceOne, Inc. and CDS Companies to reach our target market of nearly 4,000 U.S. hospitals. Also, we currently have three senior business development specialists.

      AllianceOne, the ninth largest receivables services company in the U.S., provides billing services of $2.2 billion in commercial and healthcare debt in 2003 for some of the nation’s largest financial institutions, including over 320 medical facilities. AllianceOne has 16 locations throughout the United States, including 15 call centers and support sites. AllianceOne’s national sales force received our product orientation in late April 2004 and we are engaged in ongoing cooperative efforts to obtain new hospital clients. A joint strategic plan and initiatives have been developed, and sales calls are being scheduled over several months. To date, AllianceOne has introduced us to six hospital organizations with an aggregate of 97 hospitals. We are continuing negotiations with these six organizations. We pay AllianceOne a percentage of the gross margin we earn on hospitals referred to us by AllianceOne, and we receive a percentage of the margin earned by AllianceOne with regard to business we refer to it for the term of the agreement, but in no case for longer than five years.

      CDS is a financial services company based in Lynbrook, New York. CDS has a number of relationships that provide purchasing decisions for 12,000 doctor offices, clinics and hospitals in the U.S. We recently signed an agreement with CDS under which we pay CDS a percentage of the gross margin we earn on hospitals referred to us by CDS, and we receive a percentage of the margin earned by CDS with regard to business we refer to it for the term of the agreement, but in no case for longer than five years. We have also agreed to issue CDS a warrant to purchase 5,000 shares of our common stock at $2.26 per share for each of the first 10 hospitals or systems from which we receive revenue and was introduced to us by CDS for the term of the agreement with the referred organization, but in no case for longer than five years. We have begun contacting hospitals referred to us by CDS and expect to develop joint marketing strategies in the near future.

      We believe that our marketing arrangements with AllianceOne and CDS increase our exposure to potential hospital clients and may shorten the length of our sales cycle. We believe that using industry recognized marketing partners provides us with credibility in our marketplace that is beyond our stage of development.

Competition

      While we are not aware of competitors that offer a comprehensive solution directly similar to ours, we compete with established providers of products and services in all aspects of our business. These competitors include collection and financing services that already have relationships with hospitals, in-house hospital staffs who administer and collect self-pay receivables without third party assistance, providers of general decision support and database systems, as well as healthcare technology consultants. Competitive conditions are such that companies in this area are aware of the pressing need for hospitals to improve collection of their self pay receivables. We expect new entrants into our target market. We are not aware of any dominant competitor in any segment of the market relating to the products and services we offer.

      Many of the companies that provide products by services in various aspects of our business are better established, benefit from greater name recognition and have more financial, technical and marketing resources than us. Because of our small size and lack of operating history, we may not be recognized within our marketplace or have the same level of credibility with potential customers as many of our competitors. We also anticipate that competition will further increase in the event our business model achieves a modest amount of market success. We believe the principal factors that impact competition within our market include product scope and functionality, ease of use, performance, flexibility and features, quality of customer service and support, company reputation and size and price.

Government Regulation

      There is substantial state and federal regulation of the confidentiality of patient medical records and the circumstances under which such records may be used by, disclosed to or processed by us as a consequence of our contracts with hospitals. Further regulations governing patient confidentiality rights are rapidly evolving. Additional federal and state legislation governing the dissemination of patient medical and financial information may be adopted and may have a material adverse effect on our business. Those laws may materially impact our product development, revenue, working capital and/or costs. During the past several years, the healthcare industry has also been subject to increasing levels of government regulation of, among other things, reimbursement rates and certain capital expenditures. We are unable to predict what, if any, changes will occur as a result of such regulation.

      Healthcare billing and collections activities and the extension of consumer credit are strictly regulated under overlapping laws. These laws define how companies:

•	use and disclose consumers’ sensitive or non-public health, financial and medical information;

•	assure the availability, integrity and confidentiality of consumers’ information;

•	communicate with consumers — including restrictions on time and manner of contacting consumers;

•	advise consumers of their rights under applicable laws (including the right to dispute and/or seek verification of alleged debts due); and

•	maintain records concerning consumers’ financial and medical information.

      The major laws affecting healthcare, billing, collections and lending activities are the:

•	Fair Debt Collection Practices Act (FDCPA);

•	Fair Credit Reporting Act (FCRA);

•	Federal Truth in Lending Act (TILA);

•	Federal Trade Commission Act (the FTC Act);

•	Gramm Leach Bliley Act (GLBA);

•	Health Insurance Portability and Accountability Act of 1996, and regulations promulgated by the U.S. Department of Health and Human Services thereunder (HIPAA); and

•	Various state laws and regulations, most with consumer protection objectives, including, without limitation, the Uniform Consumer Credit Code (“UCCC”).

      These laws are summarized below. Because of the nature and objectives of these laws, there is considerable overlap among them, even though various governmental bodies may be responsible for enforcing each.

      Under the FDCPA, third party debt collectors are prohibited from employing deceptive or abusive conduct in the collection of consumer debts incurred for personal, family or household purposes. Such collectors may not, for example, contact patients at odd hours, subject them to repeated telephone calls, threaten legal action that is not actually contemplated or reveal to other persons the existence of debts. The FDCPA also restricts direct communication with a consumer if the consumer properly provides written notice to the debt collector that the consumer does not want further contact.

      The FCRA protects information collected by consumer reporting agencies such as credit bureaus, medical information companies and tenant screening services. Information in a consumer report cannot be provided to anyone who does not have a purpose specified in the FCRA. Companies that provide information to consumer reporting agencies also have specific legal obligations, including the duty to investigate disputed information. Also, users of the information for credit, insurance or employment purposes must notify the consumer when an adverse action is taken on the basis of such reports. Further, users must identify the company that provided the report, so that the accuracy and completeness of the report may be verified or contested by the consumer.

      TILA was enacted in 1968 in order to allow consumers to understand the credit terms offered them and to protect consumers from unfair credit billing and credit card practices. Generally, TILA applies to persons or entities that regularly extend credit to consumers, payable in four or more installments, used for consumer, family or household purposes and for which a finance charge is imposed. TILA requires that certain substantive disclosures about the terms of the credit be provided to the consumer prior to the extension of credit. These include, for example, an explanation of the cost of the credit and of the manner in which the cost is imposed. In addition, TILA imposes requirements that certain periodic disclosures of information be made to consumers over the life of an extension of credit. Failure to comply with TILA’s disclosure requirements can subject the lender to statutory damages, actual damages, attorney’s fees and even criminal sanctions in the case of willful violations. TILA may be enforced by private action, class action or administrative action by various regulatory agencies.

      The GLBA requires the FTC, along with the federal banking agencies, the National Credit Union Administration, the United States Treasury Department and Securities and Exchange Commission, to issue regulations ensuring that financial institutions protect the privacy of consumers’ personal financial information. The FTC’s GLBA Safeguards regulations classify collection agencies as “financial institutions” based on the services they provide and the significant non-public consumer information they use in providing debt collection services. As a result, debt collectors are required to design, implement and maintain safeguards to protect consumer’s non-public information.

      In addition, GLBA requires that financial institutions subject to GLBA disclose their privacy practices and policies to consumers upon the initiation of a customer relationship and annually during the life of the relationship. GLBA defines the term “financial institutions” broadly, to include private business that perform functions typically performed by traditional financial institutions, such as the extension of credit. GLBA also prohibits financial institutions from sharing with nonaffiliated third parties, personally identifiable information concerning consumers unless the consumers have been given a meaningful opportunity to opt out of the sharing.

      Section 5 of the FTC Act prohibits unfair or deceptive acts or practices in the marketplace. The FTC has broad enforcement powers under Section 5 of the FTC Act and has, for example, determined that a company’s failure to comply with its published privacy policies can be an unfair or deceptive business practice.

      HIPAA is federal legislation governing the treatment of personal health information (“PHI”). Generally, PHI pertains to the condition or care of a patient, including payment and demographic information. The legislation applies to, among others, “healthcare providers” and other “covered entities”. Further, HIPAA imposes requirements on “business associates” of covered entities. Generally, business associates provide covered entities with services which require use of PHI such as billing, collections, and analysis of payments.

      HIPAA imposes numerous requirements on covered entities concerning the collection, disclosure, management, security and storage of PHI. Among other things, HIPAA requires that covered entities limit access to PHI to those persons that need to use such information. Covered entities must also employ administrative, technical and physical safeguards to protect against PHI. Covered entities generally must:

•	designate one or more privacy officials responsible for developing and implementing privacy polices,

•	reduce privacy policies to writing,

•	comply with the written policies, and

•	keep relevant records for at least six years.

      HIPAA requires that patients receive written notification of a covered entity’s privacy policies, that the patient’s consent be obtained for certain non-routine disclosures, and that upon request, a patient be given an accounting of non-routine disclosures.

      HIPAA further requires that business associates have written contracts with covered entities. Among other things, the contracts must generally distinguish authorized from unauthorized disclosures and must require that the business associate facilitate the covered entity’s compliance with HIPAA. Business associates must, under certain circumstances, make their books and records available to the United States Department of Health and Human Services for inspection. Upon termination of a business associate contract, the contract must provide for destruction or return of PHI.

      Under HIPAA, covered entities are not obligated to police the activities of business associates. However, once a covered entity learns of a material breach of HIPAA by a business associate, it is obligated to rectify the breach. Thus, although business associates may not have the direct responsibilities of covered entities, indirectly, many of those responsibilities can be expected to be imposed upon business associates.

      State laws affecting our business are many and varied. Some states, such as Florida and California, have included a right to privacy in their state constitutions. Many states have enacted other laws that may apply to us, including:

•	broad unfair business practice legislation that can be used as a source of redress for a wide variety of business torts and unfair business practices;

•	the Uniform Commercial Credit Code (UCCC), which regulates (i) the finance charges and other charges that lenders can levy in consumer credit transactions as well as the terms of consumer credit agreements and (ii) the interest rates, terms, collateral, and the lender remedies that may be provided in consumer loan agreements and specifies notices that must be given to borrowers. The UCCC also requires registration of lenders who wish to charge interest rates that exceed the maximum allowed interest rates for “unsupervised lenders.” Lenders that register are considered “supervised lenders” under the UCCC. We do not believe we are required to register under the UCCC as a supervised lender. Failure to comply with the UCCC can subject a lender to damages, statutory penalties and criminal penalties where the failures are willful;

•	other debt collection practices laws affording consumers further protection in certain circumstances;

•	laws that regulate the activities of collection agencies through licensing and bonding requirements; and

•	laws requiring certain disclosures to consumers and prohibiting activities viewed as elusive or dishonest.

Intellectual Property

      We restrict access to information that we consider to be our trade secrets. Internally, we physically restrict access to physical and electronic embodiments of data to those persons whose duties require that they have access to trade secrets. We also obtain non-disclosure agreements from third parties before discussing our trade secrets with them.

      We have protected our copyrights by relying on our employees to a substantial degree to author our software and other original works. We are the presumptive owners of those portions of our software and other original works of authorship that were developed by our employees while acting within the coverage and scope of their duties to us. However, significant portions of our software and related original works have been written by independent contractors. We anticipate that subsequent releases of our software will include complete re-writes of much of our software, including those portions of our software originally written by independent contractors. We further anticipate that the re-writes will be performed either by our employees or by third parties with which we will have suitable written copyright assignments and work-for-hire agreements.

      We have not sought registration of any patents, trademarks or copyrights. We have not obtained an evaluation of the patentability of our software. We have not obtained an evaluation as to whether any of the marks that we currently affiliate with our products and services could be protected as trademarks, or on the other hand, whether they are similar to marks used by others. We have not formalized a trade secrets policy within our company.

Facilities

      We sublease approximately 11,748 square feet of office space located at 7807 East Peakview Avenue, Suite 300, Greenwood Village, Colorado 80111, from an unaffiliated party. Our sublease expires on March 15, 2006. Our current monthly rent payment is approximately $16,300.

Employees

      We presently have 18 equivalent full-time employees, including two executive officers, two senior managers who are key employees, three software programmers, two network and systems support staff, three sales specialists, and six employees in accounting, customer support and customer service. We consider our employee relations to be good. We expect to add an additional up to 14 employees over a several month period upon completion of this offering, primarily in the sales and operations areas.

Dependence on Customers

      During 2003, we entered into an agreement with a hospital to purchase its patient accounts receivable. From our inception through March 31, 2004, most of our receivables and revenues related to this agreement. In March 2004, this agreement was terminated as we changed our revenue model to require that our hospital clients use our software.

      We currently have two hospital clients. Under the contracts with our hospital clients we provide software services and financing as described above under “The Integrated Financial Systems Solution.” In October 2004, we signed a services agreement with a group of three hospitals in Birmingham, Alabama, to manage the collection of their self-pay receivables, and we are working towards a contract for the use of our software system with this same group.

      The table below sets forth certain information regarding our current and prospective hospital clients.

Name and Location of Hospital	Bed Capacity

Longmont United Hospital Longmont, CO	143
Metroplex Health System Dallas, TX	177
Medical Center East Birmingham, AL(1)	282
St. Clair Regional Hospital Pell City, AL(1)	82
Medical Center Blount Oneonta, AL(1)	40

(1)	We have services agreements with these hospitals to manage the collection of their self-pay receivables.

      On October 27, 2004, we entered into a memorandum of understanding with Sacred Heart Medical Center, a 623 bed hospital located in Spokane, Washington. Under the memorandum, we have agreed to perform an investigative review with respect to the hospital’s policies and procedures relating to management and collection of its self-pay receivables. Upon completion of the review which we expect will be completed by year end 2004, we will report our findings and submit a proposal with respect to our services and products tailored to the hospital’s needs. We are performing the investigative review for no charge, and the hospital is not obligated to proceed with any proposals we may make.

MANAGEMENT

Directors and Officers

      Our directors are elected for a one-year term to hold office until the next annual meeting of our shareholders, until they resign or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

      Our directors and executive officers and their ages and positions are described below. Each of our executive officers devotes substantially full-time to our business.

Name	Age	Positions

John C. Herbers	51	President, Chief Executive Officer and Chairman of the Board
Gregory P. Sadler	46	Vice President, Chief Financial Officer and Secretary
Spencer I. Browne	54	Director
Donald L. Cromwell	59	Director
Stephen K. Goldstone	57	Director
Robert E. Koe	59	Director
John Micek III	52	Director
Steven C. Robbins	53	Director
Henry J. Roth	53	Director

      John C. Herbers, one of our founders, has been our Chief Executive Officer and Chairman of the Board since our inception in May 2002. From February 2002 to our inception he devoted his business time to reviewing and formulating our business strategy which led to our formation. From July 2001 to February 2002, Mr. Herbers provided independent consulting services primarily to companies in the information delivery services market. From December 2000 through June 2001, Mr. Herbers was President and Chief Executive Officer of Microsource, Inc., a provider of information technology to businesses. From May 2000 through November 2000, he was President and Chief Executive Officer of CTS Technologies, Inc., a specialized provider of website-telephone technology. From May 1998 through April 2000, he was Executive Vice President — National Operations, of Convergent Communications Services, Inc., a telecommunications and data provider of information technology to businesses. From June 2003 through July 2004, Mr. Herbers was a director of CNIC Health Solutions, Inc., a health insurance third party administrator. He is President Elect of the Denver Southeast Rotary Club and President of the Denver Southeast Rotary Foundation.

      Gregory P. Sadler has been our Vice President and Chief Financial Officer since April 2004. From February 2004 through March 2004, he was a financial consultant, serving as acting chief financial officer for mBlox, Inc., a specialized technology provider to cellular telephone companies. From February 2003 through January 2004, he was the Chief Financial Officer and later President and Chief Executive Officer of Ricochet Networks, Inc. a wireless internet services provider. From January 2002 to February 2003, he acted as an independent consultant primarily on international business matters. From November 1998 to December 2001, he was Vice President, Finance and Treasury, of Velocom, Inc., a wireless communications service provider. From October 1996, through November 1998, he was Vice President and Chief Financial Officer of UIH, Latin America, Inc., a cable television owner and operator. He also worked for U.S. West International, Inc. in its international operations from February 1989 to December 1992, and prior thereto served as an audit manager for Arthur Andersen in Denver, Colorado for 10 years. Mr. Sadler received a Bachelor of Science Degree in Accounting from the University of Wyoming in 1979, and is a Certified Public Accountant.

      Spencer I. Browne has been one of our directors since May 2004. Since October 1996, he has been the owner and principal of Strategic Asset Management, LLC, a company providing small and medium sized businesses assistance in accessing the capital markets. Mr. Browne serves on the board of directors of the following public companies: Annaly Mortgage Management, Inc., a real estate investment trust; Delta

Financial Corporation, an originator and seller of non-conforming residential loans; Government Properties Trust, Inc., a real estate investment trust; Internet Commerce Corporation, an e-commerce business communications services provider; and Kronos Air Technologies, Inc., an air management and purification company. From February 1984 through March 1996, he was employed by M.D.C. Holdings, Inc., Denver, Colorado, a national home builder and mortgage originator, and certain of its public affiliates, ending his tenure as President, Chief Operations Officer and director. Mr. Browne holds a Bachelor of Science Degree from the Wharton School, University of Pennsylvania (1971) and a Juris Doctorate Degree from Villanova University (1974).

      Donald L. Cromwell, has been one of our directors since September 2004. Mr. Cromwell has been retired since 1999. Mr. Cromwell’s professional career included more than 25 years of financial management experience, including healthcare financial management consulting and service as Chief Financial Officer of Denver General Hospital in Denver, Colorado and of R.E. Thomason Hospital in El Paso, Texas. In addition, Mr. Cromwell is a CPA with 10 years of public accounting experience.

      Stephen K. Goldstone has been one of our directors since May 2004. He has been a principal of the Goldstone group since 1992, an entity that provides strategic and tactical consulting to hospitals, physicians, healthcare systems and other clients. From 1989 to 1992, he was Senior Vice President and Market Group Manager of the Lincoln National Corporation, where he was responsible for Lincoln’s group employee benefits business in the western U.S. From 1983 to 1989, he was Executive Vice President of Partners National Health Plan, a joint venture of Aetna Life and Casualty and Voluntary Hospitals of America. From 1981 to 1983, he was Vice President of Cigna Health Plan, Inc. and related companies. From 1973 to 1981, he was Executive Director of Medcenter Healthcare, Inc., a health maintenance organization. He received a Bachelor of Science Degree in Business Administration from the University of Minnesota in 1970 and a Master’s Degree in Hospital and Care Administration From the University of Minnesota in 1973. He is a Trustee of Memorial Hospital of Colorado Springs, Colorado, where he serves on the Audit and Finance Committees.

      Robert E. Koe has been one of our directors since November 2003. He has been President and Chairman of Koe Capital, a mezzanine lender, since May 2004. From June 2003 through April 2004, he was President and Chief Executive Officer of QuoCap Financial, Inc., a developer of mezzanine lending product. From March 2002 through May 2003, he was President and Chief Executive Officer of ComDisco Global Holding Company, an equipment leasing and servicing entity. From June 1998 to June 1999, Mr. Koe worked with Wand Partners, Inc., a private equity investor. From August 1999 to May 2000, he served as President and Chief Executive Officer of MCM Capital, Inc., a financial services company. From January 2001 through February 2002, Mr. Koe was employed by Ocwen Financial Corporation, where he started an international service operation concentrating on non-performing assets. He served as managing director of Ocwen Financial Corporation from July 1996 to May 1998, where he was responsible for certain commercial lending activities. From 1990 to 1995, Mr. Koe was Chairman, President and Chief Executive Officer of United States Leather, Inc, a supplier of cow hide and furniture upholstery leather. From 1984 to 1990, Mr. Koe was Vice Chairman of Heller Financial, Inc., where he was responsible for its leveraged funding and equity investment groups. From 1967 to 1984, Mr. Koe worked for General Electric Capital Corporation, primarily in accounts receivable financing, ending his tenure as Vice President and General Manager of Commercial Financial Services. Mr. Koe received a Bachelor’s Degree in Economics from Kenyon College in 1967.

      John Micek III has been one of our directors since September 2004. Mr. Micek has served as Managing Director of Silicon Prairie Partners, LP, a family-owned venture fund, since April 2001. Prior to this, he was President of JAL, Inc., a group of insurance-related companies in located in Omaha, Nebraska. Mr. Micek is a practicing California attorney specializing in financial services. He is also a director of UTEK Corporation, Enova Systems, Inc. and Armanino Foods of Distinction, Inc., all three of which are public reporting companies. Mr. Micek received a Bachelor of Arts degree in History from the University of Santa Clara in 1974 and a Juris Doctorate from the University of San Francisco School of Law in 1979.

      Steven C. Robbins, one of our founders, has been a director since our inception in May 2002. Mr. Robbins is a manager of Optimax, LLC, a private investment company which focuses on real estate acquisitions and residential development. He has over 25 years of diversified business and real estate experience, primarily as a commercial and residential real estate dealer. He began his career in 1970 as a mortgage broker specializing in commercial real estate loans.

      Henry J. Roth, M.D., has been one of our directors since September 2004. Dr. Roth practices as a physician at Integrated Health Management, a delayed recovery, chronic pain and disability assessment medical practice, where he also acted as President from 1988 through 2004. From 1991 through 2000, Dr. Roth was the Program Director of the American Medical Association ACOEM. Dr. Roth is also an associate faculty member in both the Internal Medicine and Occupational Medicine Departments at the University of Colorado Health Sciences Center. Dr. Roth graduated from George Washington University School of Medicine in 1976 and completed a residency in internal medicine at the University of Colorado Health Sciences Center.

Key Employee

      Christopher K. Smith, age 37, has been our Vice President of Information Systems since February 2004. From January 2002 to January 2004, he was a consultant for Graphic Packaging International of Atlanta, Georgia, where he designed and implemented information technology systems. From 1993 to 2001, Mr. Smith was a principal with Aspen Healthcare Metrics of Englewood, Colorado, a company engaged in certain healthcare-related activities, where he was responsible for operations, systems and technology. Mr. Smith received a Bachelor of Arts Degree in Computer Science from Rutgers University in 1989 and a Master’s Degree in Business Administration from the University of Colorado at Denver in 2001.

Independence of Directors

      Rules of the Nasdaq Stock Market require that a majority of the Board of Directors be independent directors. In connection with this offering, we reviewed the independence of our directors. During this review, the Board of Directors considered transactions and relationships between each director, or any member of his family, and us. As a result of this review, the Board of Directors has determined that a majority of our directors are independent under Nasdaq Rules. Our independent directors are: Messrs. Cromwell, Goldstone, Koe, Micek and Roth.

Board Committees

      Our board of directors have appointed an audit committee, a nominating committee and a compensation committee. The composition of the audit committee will comply with the requirements of The Nasdaq SmallCap Market and the Sarbanes-Oxley Act of 2002. The anticipated membership and duties of each committee is summarized below:

Audit Committee

Members: Directors Cromwell (Chair), Micek and Koe

Functions:

•	Assists the Board in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance;

•	Recommends to the Board the selection of an independent public accounting firm;

•	Monitors the independence and performance of the Company’s independent auditors and internal auditors;

•	Maintains, through regularly scheduled meetings, a line of communication between the Board and the Company’s financial management, internal auditors and independent auditors; and

•	Oversees compliance with the Company’s policies for conducting business, including ethical business standards.

      The Board of Directors has adopted an Audit Committee Charter.

      Our Board of Directors has determined that Donald L. Cromwell is qualified as an “audit committee financial expert” as that term is defined in the rules of the Securities and Exchange Commission. Mr. Cromwell is a Certified Public Accountant who has significant experience in public accounting, has served as the Chief Financial Officer for two hospitals and has provided financial consulting services to the healthcare industry for a number of years.

      We have applied to have our shares of common stock approved for trading on The Nasdaq SmallCap Market. Pursuant to Nasdaq rules, the Audit Committee is to be comprised of three or more directors as determined by the Board of Directors, each of whom shall be “independent”. Our Board has determined that all of the members of the Audit Committee are independent, as defined in the listing standards of the Nasdaq Stock Market and the rules of the Securities and Exchange Commission (“SEC”).

Compensation Committee

Members: Directors Micek (Chair), Goldstone and Roth

Functions:

•	Assisting the Board in overseeing the management of the Company’s human resources including:

•	Compensation and benefits programs;

•	CEO performance and compensation; and

•	Executive development and succession and diversity efforts;

•	Oversees the evaluation of management; and

•	Prepares the report of the Committee on executive compensation.

      The Board of Directors has adopted an Compensation Committee Charter.

      The Compensation Committee’s policy is to offer the executive officers competitive compensation packages that will permit us to attract and retain individuals with superior abilities and to motivate and reward such individuals in an appropriate fashion in the long-term interests of our company and its shareholders.

      Our Board has determined that all of the members of the Compensation Committee are independent, as defined in the listing standards of the Nasdaq Stock Market and the rules of the SEC.

Nominating Committee

Members: Directors Koe (Chair), Goldstone, and Cromwell

Functions:

•	Identifies individuals qualified to become board members, consistent with the criteria approved by the Board;

•	Recommends director nominees and individuals to fill vacant positions;

•	Assists the Board in interpreting the Company’s Board Governance Guidelines, the Board’s Principles of Conduct and any other similar governance documents adopted by the Board;

•	Oversees the evaluation of the Board and its committees; and

•	Generally oversees the governance of the Board.

      The Board of Directors has adopted a Nominating Committee Charter.

      Our Board of Directors has determined that each of the Committee members is “independent”, as defined under the applicable rules and listing standards of the Nasdaq Stock Market.

Disclosure Committee

      Our disclosure committee will document and establish the procedures to be followed by us in obtaining information to disclose in our periodic reports filed with the Securities and Exchange Commission. This committee will be charged with assisting our chief executive officer and chief financial officer in analyzing information that is subject to disclosure in such reports and assisting these officers in establishing, evaluating and disclosing their conclusions about the effectiveness of our disclosure controls and procedures.

Director Compensation

      Our directors are compensated with 2,500 shares of our common stock per year, receive $250 per board or committee meeting attended and are reimbursed for reasonable expenses in attending meetings. Effective November 2003, it has been our policy to issue approximately $25,000 of common stock to our non-employee directors upon appointment to our board. As a result, Mr. Koe received 11,062 shares of common stock, upon his appointment to our board of directors and each of Messrs. Goldstone, Browne, Roth, Micek and Cromwell received 5,000 shares of common stock upon his appointment to our board.

Executive Compensation

      The following table sets forth the compensation earned by John C. Herbers, our chief executive officer and Steven C. Robbins, our consultant and co-founder, during the fiscal year ended December 31, 2003 and the period from inception (May 8, 2002) through December 31, 2002, that was paid to him. No other executive officer received cash compensation greater than $100,000 during 2002 or 2003 or was granted options.

		Annual Compensation
					Securities
		($)		($)	Underlying	All Other
Name and Principal Position	Year	Salary		Bonus	Options/SARs(#)	Compensation($)

John C. Herbers, CEO	2003	150,000		—	—	19,301	(1)
John C. Herbers, CEO	2002	62,500		—	134,211	78,600	(2)
Steven C. Robbins, Director	2003	138,000	(3)	—	—	—
Steven C. Robbins, Director	2002	57,500	(3)	—	50,000	10,000	(4)

(1)	Consisted of automobile allowance, club dues and insurance benefits.

(2)	Consisted of automobile allowance, club dues and insurance benefits. Also included consulting fees for organizational services performed prior to our formation.

(3)	Mr. Robbins is compensated through a consulting agreement with Optimax LLC, a company which he manages. See “Related Party Transaction — Consulting Agreement with Optimax LLC” for further information.

(4)	Consulting fees for organizational services performed prior to our formation.

      We have an employment agreement with Mr. Herbers and consulting agreements with two of our directors. See “Employment Agreement” and “Related Party Transactions.”

Equity Compensation Plans

      Except as described below, we do not currently maintain any equity compensation plans for the benefit of our employees, officers or directors. We may in the future propose the adoption of one or more of such plans, each of which must be approved by our shareholders as called for by the listing requirements of The Nasdaq SmallCap Market.

2002 Equity Incentive Plan

      In June 2002, our board of directors adopted, and our shareholders approved, our 2002 Equity Incentive Plan. The plan is intended to attract and retain highly qualified employees, directors, and consultants of our company. Employees, directors, and consultants of our company are eligible to participate in the plan.

      The plan provides for the granting of incentive stock options or non-qualified stock options to acquire our common stock, and stock issuance or bonus awards. We have reserved for issuance 850,000 shares of our common stock under the plan, which may be granted in the form of stock options or issuances of shares of restricted stock.

      If any option expires without being exercised in full, or if the conditions of an stock issuance or bonus award are not fulfilled, the shares underlying the option or award shall be available for granting of further options or awards under the plan.

      Our board of directors currently administers the plan. Upon its formation, the compensation committee will administer the plan. The administrator has the discretion to interpret the provisions of the plan. The administrator will also determine the persons who will receive awards under the plan, and the number of shares, vesting period, and other terms and conditions of the awards. Our board of directors may amend or discontinue the plan at any time, and the plan will expire during June 2012.

      Options granted under the plan may be either incentive stock options, as defined under the Internal Revenue Code, or nonqualified options. The expiration date, maximum number of shares purchasable, vesting provisions, and any other provisions of options granted under the plan will be established at the time of grant. The plan administrator will set the term of each option, but no options may be granted for terms of greater than ten years. Options will vest and become exercisable in whole or in one or more installments at such time as may be determined by the plan administrator. With respect to incentive stock options granted, the exercise price shall not be less than the fair market value of the common stock on the date of grant, and shall not be less than 110% of the fair market value of the common stock on the date of grant in the event an optionee owns 10% or more of our common stock. With respect to nonqualified options, the exercise price may be less than the fair market value of the common stock on the date of grant. If the optionee terminates his or her relationship with our company for any reason, except for death or disability, the optionee (or the optionee’s estate) may exercise any vested options for a three-month period following his or her termination. If the optionee’s relationship with our company terminates due to death or disability, the optionee (or the optionee’s estate) may exercise any vested options for a twelve-month period following his or her disability or death.

      We may issue shares to eligible persons upon the payment of consideration, if any, along with any other terms and conditions as determined by the plan administrator. Such terms may include vesting provisions, performance thresholds or other goal oriented measurements that must be achieved as a condition to the retention of the stock. During the vesting or performance goal periods, and subject to restrictions on transfer of the shares, the award recipient shall have all voting, dividend, liquidation, and other rights with respect to the common stock. The administrator is also authorized to include repurchase provisions in such awards whereby we will repurchase unvested or unearned shares upon termination of the recipient’s relationship with us.

      If any change is made in the common stock subject to the plan, or subject to any award granted under the plan (through stock dividends, stock splits, combination of shares, or otherwise), the plan provides that appropriate adjustments will be made as to the aggregate number and exercise prices with respect to each outstanding award. In the event of a merger, consolidation, or other reorganization of our company, options and awards may be assumed by the surviving or acquiring company. In the event that the surviving or acquiring company does not assume outstanding options or awards, then all vesting or other restrictions relating to options and stock awards, and such options or awards will terminate if not exercised at or prior to such event will lapse. Upon a dissolution or liquidation of our company, any options or stock awards outstanding under the plan will terminated if not exercised prior to such event. In addition, our board of directors at any time has the power to accelerate vesting of any option or stock award.

Equity Compensation Plan Information

As of September 30, 2004

Number of Shares of
	Weighted-Average	Common Stock
Number of Shares of Common Stock to be Issued upon	Exercise Price of	Remaining Available for
Exercise of Outstanding Options	Outstanding Options	Future Issuance

354,211	$.80	95,789

      No options were granted in 2003 to our Chief Executive Officer, John C. Herbers, or to our consultant and co-founder, Steven C. Robbins. However, in 2003, we granted an option to purchase 50,000 shares at $2.26 per share in connection with Robert E. Koe becoming a member of our board of directors, and we granted an option to purchase 25,000 shares at $2.26 to Matthew Hartzler, our Vice President of Operations as an incentive for his employment.

      In 2004, we granted an option to purchase 50,000 shares at $2.26 per share in connection with Spencer I. Browne becoming a member of our board of directors, and we granted options to the following consultant and employees as an incentive for their services:

	No. of Shares	Exercise
	Underlying	Price Per
Recipient Name	Option	Share

Doak Jacoway – Consultant	45,000	$2.26
Gregory Sadler – Chief Financial Officer	100,000	$2.26
Matthew Hartzler – Vice President of Operations(1)	25,000	$2.26
Christopher Smith – Vice President Information Systems	50,000	$2.26
Other Employees	5,000	$2.26

(1)	Mr. Hartzler resigned on October 22, 2004, and his options will expire three months from that date.

      We will not grant non-qualified options with an exercise price of less than 85% of the fair market value of our common stock as of the date of grant. We will not grant options in excess of 15% of our outstanding shares of our common stock for a one year period following this offering.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

      The following table sets forth information pertaining to option exercises by, and fiscal year end option values of options held by, John C. Herbers and Steven C. Robbins, our only executive officers or consultants whose combined salary and bonuses exceeded $100,000 during the year ended December 31, 2003. There was no public trading market for our common stock as of December 31, 2003. Accordingly, the values set forth below have been calculated based on an assumed initial public offering price of $5.00 per share, less the per share exercise price, multiplied by the number of shares underlying the options.

				Fiscal Year End
				Option Values
			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In-the-Money Options
	Acquired	Value	Options at Fiscal Year End	at Fiscal Year End
Name	On Exercise	Received	Exercisable/Unexercisable	Exercisable/Unexercisable

John C. Herbers	0	0	119,298/14,913	$591,000/$74,000
Steven C. Robbins	0	0	33,333/16,667	$165,000/$82,500

      Subsequent to June 30, 2004, we granted options to purchase an aggregate of 230,000 shares of common stock with an exercise price of $2.26 per share to an executive officer, employees and a director.

Employment Agreement

      We entered into an employment agreement with our founder, Chairman, Chief Executive Officer and President, John C. Herbers, effective August 1, 2002. Unless terminated sooner as described below, the term of the agreement runs through July 31, 2005, although if advance written notice is not given at least 30 days before July 31, 2005, then the agreement automatically renews for another one year period.

      Base salary under the agreement is $150,000, subject to annual review and increase by our compensation committee. In addition, the compensation committee is authorized to pay, from time to time, a bonus of up to 100% of Mr. Herbers’ base salary and grant stock options. In connection with the execution of his employment agreement, Mr. Herbers was also granted an incentive stock option to purchase 134,211 shares of our common stock at $0.055 per share which, when issued, was above market value. The option vests in increments. The first one-third increment vested as of the date of employment, the second one-third increment vested on the date on which we obtained our second hospital client, and the remaining one-third increment vests in equal quarterly amounts over the three year period from the date of employment. The option is subject to the terms of our 2002 Equity Incentive Plan, and the option immediately vests upon a change in control of our company.

      Mr. Herbers is entitled to all of our employee benefits, an $825 per quarter reimbursement for disability insurance, a $1,000 per month car allowance and $460 per month for country club dues.

      In addition to the term provisions described above, the agreement contains the following termination provisions:

•	If Mr. Herbers dies or becomes disabled during the term of the agreement, the agreement terminates and we will pay all accrued, base salary, unpaid bonus and unreimbursed business expenses up to the date of death or disability;

•	Mr. Herbers may terminate the agreement at any time upon 30 days’ written notice and we will have no further obligations under the agreement except for any amounts accrued and unpaid up to the date of his resignation for his base salary and unpaid bonus and unreimbursed business expenses;

•	We may terminate the agreement for cause, which includes violation of the terms of the agreement, neglect of duty or misconduct determined to be materially harmful to our business. However, prior to termination for cause, we are required to attempt to resolve our dispute with Mr. Herbers and if the dispute cannot be amicably settled, then we are required to submit the dispute to arbitration. Upon a termination for cause, we will have no further obligations under the agreement except for any amount of his base salary accrued and unpaid up to the date of termination;

•	We may terminate the agreement without cause upon 30 days’ written notice. Upon a termination without cause, we will continue to pay Mr. Herbers his base salary, unpaid bonus, disability insurance, car allowance, country club dues and any unreimbursed business expenses for the lesser of the remaining term of the agreement or one year. In addition, Mr. Herbers’ stock option will fully vest upon termination without cause; and

•	Except in the case where we terminated Mr. Herbers’ employment without cause, Mr. Herbers has agreed, for a period of one year after termination, to not compete against us or interfere with our business or clients within the United States. We have agreed to use our reasonable efforts to have Mr. Herbers elected to our board of directors during the term of the agreement.

Limitations on Directors’ Liability and Indemnification

      Our amended and restated articles of incorporation provide that our directors shall not have personal liability for monetary damages to us or our shareholders for breach of a fiduciary duty as a director, except for:

•	breach of the duty of loyalty;

•	acts or omissions not in good faith or which involve intentional conduct or knowing violation of the law;

•	voting or assenting to distributions in violation of Colorado law (although liability is limited to the portion of the distribution in excess of the law); and

•	any transaction where the director directly or indirectly receives an improper personal benefit.

      Our amended and restated articles of incorporation also require us to indemnify and advance expenses to our officers, directors, employees and agents, to the fullest extent authorized by Colorado law, if such person is, or is threatened, to be made a party to any civil, criminal, administrative, investigative, or other action or proceeding instituted or threatened by reason of such person’s relationship with us.

      Colorado law authorizes the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorneys’ fees) judgments, fines, and amounts paid in settlement and reasonably incurred in connection with any action seeking to establish such liability, in the case of third party claims, if:

•	the officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation;

•	in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and

•	if such officer or director shall not have been adjudged liable to the corporation, unless a court otherwise determines.

      Colorado law also authorizes indemnification with respect to any criminal action or proceeding where the officer or director also had no reasonable cause to believe his conduct was unlawful.

      The limited liability and indemnification provisions in our amended and restated articles of incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative litigation, if successful, might otherwise benefit us and our shareholders. A shareholder’s investment in our common stock may be negatively affected to the extent that we pay the costs of settlement or damage awards against our directors or officers under these indemnification provisions.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Directors’ and Officers’ Insurance

      We expect to obtain a directors’ and officers’ liability insurance policy that provides our officers and directors with liability coverage in amounts we consider appropriate.

RELATED PARTY TRANSACTIONS

      The related party transactions discussed below were entered into at a time when we either did not have any disinterested independent directors on our board or we lacked sufficient disinterested independent directors to ratify such transactions at the time we entered into them.

Consulting Agreement with Mr. Browne

      Effective March 17, 2004, we entered into a consulting agreement with Spencer I. Browne and his company, Strategic Asset Management LLC (“SAM”). Pursuant to the agreement, SAM is to advise us on various business and financial matters as determined by our senior management. He has assisted in formulating our financing efforts in 2004. Under the agreement, we have or will compensate SAM as follows:

•	following the effective date of the agreement, we paid a $3,000 retainer, issued 6,062 shares of common stock and issued a warrant to purchase 100,000 shares of common stock at an exercise price of $2.26 per share;

•	$12,500 was due on July 31, 2004, and was paid in August 2004; and;

•	$10,000 per month will be paid for the eight-month period commencing November 2004.

      We have also agreed to reimburse SAM for its reasonable out-of-pocket expenses and indemnify it against losses and damages arising from its services under the agreement unless it is adjudicated that such losses or damages were due to SAM’s gross negligence or willful misconduct. The agreement may be terminated at any time after November 2004, upon receipt of written notice to that effect by either party, provided that SAM will be entitled to payment in full of the fees owed under the agreement.

      Since the execution of the consulting agreement, SAM has advised us on, among other matters, the structure and the terms of the secured convertible notes sold by us as part of our July 2004 bridge loan financing, the renewal of the our revolving accounts receivable loan with Guaranty Bank and matters in connection with this offering, including negotiations with the managing underwriter. SAM has also assisted us in designing and implementing procedures to comply with corporate governance rules, including the Sarbanes-Oxley Act of 2002. It is anticipated that SAM will advise us on similar matters in the future.

Consulting Agreement with Optimax LLC

      We entered into a consulting agreement effective August 1, 2002, with Optimax LLC, a company managed by our founder and director, Steven C. Robbins. Under the agreement, we engaged Optimax to provide business development, financial and management consulting services. All of these services, which to date have included shareholder relations, state licensing research and capital raising strategy, have been performed by Mr. Robbins. Unless terminated sooner as described below, the term of the agreement runs through July 31, 2005, although if advance written notice is not given at least 30 days before July 31, 2005, then the agreement automatically renews for another one year period.

      We have agreed to pay Optimax an annual fee of $138,000 for its services, payable monthly. Our board of directors is authorized to review the fee annually and increase the fee if deemed appropriate. In addition, our board of directors is authorized to pay, from time to time, a bonus of up to 100% of Optimax’s annual fee and grant Optimax stock options. In connection with the execution of the consulting contract, Optimax was also granted a stock option to purchase 50,000 shares of our common stock at $0.05 per share. The option vests in equal quarterly increments over 12 quarters, with the first increment vesting as of the date of the consulting agreement. The option is subject to the terms of our 2002 Stock Incentive Plan, and the option immediately vests upon a change in control of our company.

      Mr. Robbins, as the manager of Optimax, is entitled to receive all benefits and participate in our health plan and other benefit plans on the same basis as we make available to any of our senior management. We have also agreed to reimburse Optimax for its reasonable out-of-pocket expenses incurred in the performance of its consulting duties.

      In addition to the term provisions described above, the agreement contains the following termination provisions:

•	Optimax may terminate the agreement at any time upon 30 days’ written notice and we will have no further obligations under the agreement except for any amounts accrued and unpaid up to the date of its resignation for its base consulting fee, unpaid bonus and unreimbursed business expenses;

•	We may terminate the agreement for cause, which includes violation of the terms of the agreement, neglect of duty, gross negligence or misconduct determined to be materially harmful to our business. However, prior to termination for cause, we are required to attempt to resolve our dispute with Optimax, and if the dispute cannot be amicably settled, then we are required to submit the dispute to arbitration. Upon a termination for cause, we will have no further obligations under the agreement except for any amount of the base consulting fee accrued and unpaid up to the date of termination;

•	We may terminate the agreement without cause upon 30 days’ written notice. Upon a termination without cause, we will continue to pay Optimax its base consulting fee, unpaid bonus, benefits, health insurance and any unreimbursed business expenses for the lesser of (i) the remaining term of the agreement or (ii) one year. In addition, Optimax’s stock option will fully vest upon termination without cause.

Except in the case where we terminated the consulting agreement without cause, Optimax has agreed, for a period of one year after termination, to not compete against us or interfere with our business or clients within the United States.

Because this consulting agreement was entered into with an entity controlled by our co-founder at a time when we did not have any disinterested independent directors, the agreement was not entered into at arm’s length.

Guarantors of Company Debt

      Our founders, John C. Herbers and Steven C. Robbins, have jointly and severally guaranteed our $5 million bank credit facility.

      In addition, Messrs. Herbers and Robbins each jointly and severally guaranteed two promissory notes which we issued to two separate investors in July 2003. Each promissory note is in the principal amount of $50,000 and accrues interest at the rate of 12% per annum. We repaid one of the notes in February 2004, and the second note was converted into shares of our Series B Convertible Preferred Stock in May 2004 at a conversion price of $2.26 per share.

Reimbursement of Expenses and Loan

      John C. Herbers, Steven C. Robbins and Optimax LLC, advanced organizational and start-up expenses to us aggregating approximately $576,000. In August 2003, we issued shares of our Series C Convertible Preferred Stock at $0.28 per share to these persons in repayment of their advances as follows:

		Number of Shares of
		Series C Convertible
		Preferred Stock
Name	Expenses Advanced	Issued

Optimax LLC	$354,075	313,341
Steven C. Robbins	157,310	139,212
John C. Herbers	64,924	57,455

	$576,309	510,008

      In addition, a limited liability company controlled and managed by Mr. Robbins loaned us $50,000 in March 2004 payable upon demand with interest of 10% per year. The loan plus interest was repaid in August 2004.

      Also, in August 2003, we issued these persons shares of common stock valued at $0.28 per share in payment of interest on sums advanced to us as follows:

		Number of Shares of
Name	Interest Amount	Common Stock Issued

Optimax LLC	$48,024	170,849
Steven C. Robbins	21,375	76,043
John C. Herbers	7,183	25,552

	$76,582	272,444

Sales of Common Stock

      We were founded by John C. Herbers and Steven C. Robbins in May 2002. Following our formation, we issued 1,020,000 shares of our common stock to Mr. Herbers and 1,147,500 shares of our common stock to Optimax LLC, a company managed by Mr. Robbins. The purchase price for these shares was nominal. On October 14, 2004, Mr. Herbers purchased 15,000 shares of our common stock at $5.00 per share in order to provide us with working capital. Mr. Herbers also intends to purchase an additional 5,000 shares of our common stock at $5.00 per share prior to the completion of this offering.

      In addition, three of our directors (Messrs. Browne, Micek and Roth) were issued an aggregate of 21,300 shares of our common stock in connection with their purchase of units in our July 2004 private placement.

      We owe Steven C. Robbins, one of our co-founders and director, approximately $270,000 for advances he has made to us in the past. Prior to the completion of this offering, Mr. Robbins has agreed to convert $270,000 of the amount owed into shares of our common stock at $5.00 per share. However, if holders of Secured Convertible Notes (the “Notes”) in the principal amount of at least $500,000 convert their notes into shares of common stock prior to the closing of this offering, then Mr. Robbins may elect to convert just $100,000 of the amounts owed to him. Disclosure in this prospectus assumes that Mr. Robbins will convert $270,000 of amounts owed to him into shares of common stock and that none of the Notes will be converted.

Short Term Loans

      On October 20, 2004, we borrowed $41,250 from John C. Herbers, our co-founder, Chairman and Chief Executive Officer, and we borrowed $41,250 from Steven C. Robbins, our co-founder and director. In each case, we issued a promissory note for the debt. Under the notes, we are required to pay interest of 10% of the outstanding principal payment upon maturity. The notes mature and require repayment on the earlier of October 20, 2005 or 180 days after we close on a sale of at least $3 million of our equity securities. Thus, the completion of this offering will trigger repayment of the notes if not already repaid. We will be in default on a note if we fail to pay any amounts owed when due, or if we (i) voluntarily seek bankruptcy, debtor’s relief, reorganization, or insolvency, or (ii) make any assignment for the benefit of our creditors, and either such event is not dismissed within 60 days thereafter. Upon a default, all amounts unpaid under the note will be immediately due and payable.

      On October 22, 2004, we borrowed a total of $157,500 from Robert E. Koe ($52,500), Henry J. Roth ($35,000) and Spencer I. Browne ($70,000). On the same date, we also borrowed $35,000 from a family limited partnership managed and controlled by John Micek III, another of our directors. In each case, we issued a promissory note for the debt. Under the notes, we are required to pay interest of 15% of the outstanding principal payment upon maturity. The notes mature and require repayment on the earlier of January 20, 2005 or the date on which we close on a sale of at least $3 million of our equity securities. Thus, the completion of this offering will trigger repayment of the notes if not already repaid. We will be in default on a note if we fail to pay any amounts owed when due, or if we (i) voluntarily seek bankruptcy, debtor’s relief, reorganization, or insolvency, or (ii) make any assignment for the benefit of our creditors, and either such event is not dismissed within 60 days thereafter. Upon a default, all amounts unpaid under the note will be immediately due and payable, and we will also be obligated to pay interest at a default rate of 30% per annum.

Employment Agreement

      We have entered into an employment agreement with Mr. Herbers. See “Management — Employment Agreement” for additional information about this agreement.

Future Transactions

      All future material affiliated transactions between us and our affiliates, including any officer, director or 5% or greater shareholder, will be made on terms that are no less favorable to us than those that could be obtained from unaffiliated third parties. Furthermore, such affiliated transactions must be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our or other independent legal counsel. We will maintain a majority of independent directors on our board of directors, and in the event there are only two such independent directors, both independent directors must be disinterested in and approve material affiliated transactions involving our officers, directors, or other affiliated persons. While interested directors may participate in board discussions regarding a transaction, such directors will not participate in deliberations or vote on the matter, and the transaction must be approved in the manner specified above.

PRINCIPAL SHAREHOLDERS

      The following table sets forth information regarding beneficial ownership of our common stock as of the date of this prospectus, and after the offering by:

•	each of our executive officers;

•	each of our directors and director nominees;

•	each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock; and

•	all current directors and executive officers as a group.

      Each beneficial owner has the sole power to vote and to dispose of all shares held by that holder. Percentage ownership is based on 2,980,315 shares of common stock outstanding as of the date of this prospectus, and 5,675,741 shares of common stock outstanding after completion of this offering.

				Beneficial
	Beneficial Ownership of			Ownership of
	Common Stock Before			Common Stock
	Offering			After Offering

Name and Address	Shares		Percent	Percent

John C. Herbers	1,253,365	(1)	39.7%	21.6%
7807 East Peakview Avenue, Suite 300 Greenwood Village, Colorado 80111
Gregory P. Sadler	66,666	(2)	2.2	1.2
7807 East Peakview Avenue, Suite 300 Greenwood Village, Colorado 80111
Spencer I. Browne	201,062	(3)	6.4	3.4
575 North Shore Drive Miami Beach, Florida 33141
Donald L. Cromwell	7,500		*	*
340 McGregor Lane Marion, Montana 59925
Stephen K. Goldstone	7,500		*	*
1700 Pine Grove Avenue Colorado Springs, Colorado 80906
Robert E. Koe	76,062	(4)	2.5	1.3
540 North State Street Chicago, Illinois 60610
John Micek III	29,767	(5)	*	*
300 Hamilton Ave, 4th Floor Palo Alto, California 94301
Steven C. Robbins	1,985,338	(6)	57.9	33.3
7807 East Peakview Avenue, Suite 300 Greenwood Village, Colorado 80111
Dr. Henry J. Roth	106,748	(7)	3.5	1.9
1221 South Clarkson Denver, Colorado 80210
JCR Trust(8)	793,721		26.8	14.0
210 Monroe Street Denver, Colorado 80206
SER Trust(9)	793,721		26.8	14.0
210 Monroe Street Denver, Colorado 80206
All directors and executive officers as a group (nine persons)	3,649,710	(10)	92.4%	56.5%

*	Less than 1%

(1)	Includes 57,455 shares of our common stock issuable upon conversion of our Series C Convertible Preferred Stock, 119,298 shares of common stock issuable upon exercise of stock options at $0.055 per share and 80,225 shares of our common stock which John C. Herbers has the right to vote pursuant to a Voting Agreement and Irrevocable Proxy. Includes 15,000 shares of our common stock Mr. Herbers purchased in October 2004 at $5.00 per share. Does not include 5,000 shares of our common stock which Mr. Herbers intends to purchase at $5.00 per share prior to the completion of this offering. See “Related Party Transactions — Sales of Common Stock.”

(2)	Represents shares issuable at $2.26 per share upon exercise of a stock option.

(3)	Includes 20,000 shares of our common stock issuable upon conversion of convertible notes and 100,000 shares of our common stock issuable upon exercise of warrants at $2.26 per share.

(4)	Includes 50,000 shares of our common stock issuable upon exercise of stock options at $2.26 per share.

(5)	Includes 10,133 shares of our common stock issuable upon conversion of convertible notes.

(6)	Includes 1,274,101 shares of our common stock held by Optimax LLC, a limited liability company managed by Steven C. Robbins, 452,553 shares of our common stock issuable upon conversion of our Series C Convertible Preferred Stock held by Steven C. Robbins and Optimax LLC, 33,333 shares of our common stock issuable upon exercise of stock options and 29,225 shares of our common stock which Steven C. Robbins has the right to vote pursuant to a Voting Agreement and Irrevocable Proxy. Does not include up to 54,000 shares of our common stock which Mr. Robbins may purchase at $5.00 per share through a cancellation of debt owed to him by the Company. See “Related Party Transactions — Sales of Common Stock.”

(7)	Includes 26,667 shares of our common stock issuable upon conversion of convertible notes and 44,248 shares of our common stock issuable conversion of our Series B Convertible Preferred Stock.

(8)	The trust owns 50% of Optimax LLC, a company which is managed by Steven C. Robbins, our founder and director. The beneficiary of the trust is an adult son of Steven C. Robbins. Walter A. Robbins, an individual who is unaffiliated with us, is the trustee of the trust.

(9)	The trust owns 50% of Optimax LLC, a company which is managed by Steven C. Robbins, our founder and director. The beneficiary of the trust is an adult daughter of Steven C. Robbins. Walter A. Robbins, an individual who is unaffiliated with us, is the trustee of the trust.

(10)	Includes 899,305 shares of our common stock issuable upon conversion of various options and other convertible securities noted above.

DESCRIPTION OF SECURITIES

General

      We are authorized to issue 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. The following is a summary of the rights of our common stock and preferred stock. For more detailed information, see our certificate of incorporation, as amended and restated, and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Colorado law.

Common Stock

      As of the date of this prospectus, there were 4,533,107 shares of our common stock outstanding which were held of record by 37 shareholders. Except as otherwise provided by our articles of incorporation or Colorado law, the holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences of the Series A, Series B and Series C Convertible Preferred Stock which has been issued and preferences that may be applicable to any other series of preferred stock issued in the future and except as otherwise provided by our articles of incorporation or Colorado law, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. A merger, conversion, exchange or consolidation of us with or into any other person or sale or transfer of all or any part of our assets (which does not in fact result in our liquidation and distribution of assets) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our affairs. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Voting Agreement and Irrevocable Proxy

      Ten of our existing common shareholders have executed a voting agreement and irrevocable proxy in connection with shares of our common stock which they beneficially own. Collectively, the agreements cover 109,450 of our outstanding common shares.

      Under the agreements, John C. Herbers, our founder, Chief Executive Officer and Chairman, is irrevocably appointed as the proxy for 80,225 shares while Steven C. Robbins, our founder and Director, is irrevocably appointed as the proxy for 29,225 shares. As proxy holders of the covered shares, Mr. Herbers or Mr. Robbins, as the case may be, have the right to vote all covered shares as they deem fit at any of our shareholder meetings or for any shareholder action taken without a meeting.

      The agreements expressly bound the shareholders to certain rights of first refusal and buy/sell provisions which were contained in our bylaws. However, we have subsequently determined to eliminate the rights of first refusal and buy/sell provisions of our bylaws upon the completion of this offering.

      The agreements terminate in their entirety upon any of the following events:

•	closing of an underwritten public offering of our common stock which results in the outstanding shares of our preferred stock being converted into common stock;

•	sale, lease or other disposition of all or substantially all of our assets, or upon a merger, consolidation or similar reorganization where holders of our voting stock immediately prior to the transaction own, immediately after the transaction, securities that (i) are traded on a national securities exchange or Nasdaq, (ii) are freely tradeable and not subject to transfer restrictions, and (iii) represent less than 50% of the voting power of the company or entity surviving the transaction; or

•	written agreements of the parties.

Preferred Stock

      The board of directors has the authority, without action by the shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the future issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights, preferences and privileges of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of us without further action by the shareholders.

      The issuance of any preferred stock could also have the effect of decreasing the market price of our common stock.

      Prior to this offering, our board of directors has authorized and issued shares of Series A, Series B and Series C Convertible Preferred Stock, the terms of which are described below. In connection with this offering, all of the shareholders of our three series of preferred stock have agreed to convert all of their preferred shares into shares of common stock upon the completion of this offering. The following table summarizes the number of shares of common stock to be issued and the approximate amount of cash dividends to be paid in connection with the conversions.

	Number of Common	Approximate Cash
	Shares to be Issued	Dividends to be Paid

Series A Convertible Preferred Stock	97,761	$196,000 (1)
Series B Convertible Preferred Stock	402,657	90,000
Series C Convertible Preferred Stock	510,008	70,000

	1,010,426	$356,000

(1)	We will pay 50% of the dividends owed to the Series A preferred shareholders in cash and the remaining 50% by delivery of promissory notes to be paid in eight quarterly installments with interest at 6% per year.

Series A Convertible Preferred Stock

      Our board of directors has authorized 1,000,000 shares of Series A Convertible Preferred Stock, no par value, of which 97,761 shares are outstanding. The Series A Convertible Preferred Stock were sold with an initial liquidation value of $5.00 per share. Material terms, preferences and rights of the Series A Convertible Preferred Stock are as follows:

•	Dividend Rate — Holders of the Series A Convertible Preferred Stock accrue annual cumulative dividends at 25% of the liquidation value of $5.00 per share. Any dividend not paid when due will cumulate and be payable at such time as the conditions of payment are met; however, the dividends do not compound, which means that unpaid dividends are not added to the stated value for purposes of calculating future dividends. The dividend is also not payable for any shares of Series A Convertible Preferred Stock converted into common stock. No dividend may be paid on any capital stock junior to the Series A Convertible Preferred Stock, which includes the common stock sold in this offering and our Series B and C Convertible Preferred Stock.

•	Voting — Holders of Series A Convertible Preferred Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Except as otherwise required by law, the Series A Convertible Preferred Stock votes together with our common stock and Class B and C Convertible Preferred Stock as a single class.

•	Conversion — Each share of Series A Convertible Preferred Stock is convertible into one share of our common stock at any time in the discretion of the holder, subject to customary adjustments if we subdivide, reclassify, split or reorganize our outstanding shares of common stock. All of the outstanding shares of Series A Convertible Preferred Stock will automatically convert in shares of our common stock upon completion of an initial public offering of our common stock; provided, however, that (i) the gross proceeds sold to the public exceeds $10 million, and (ii) the price paid per share by the public is at least two times the liquidation value of the Series A Convertible Preferred Stock. All holders of our Series A Convertible Preferred Stock have agreed to convert their shares into shares of our common stock upon the completion of this offering.

•	Liquidation Value — In the event of our liquidation the holders of the Series A Convertible Preferred Stock would be entitled, before any distribution is made on our common stock, to an amount of cash equal to the greater of (i) the stated value plus any unpaid dividends, or (ii) the amount a holder would receive if he or she had converted their Series A Convertible Preferred Stock into our common stock.

•	Redemption — The Series A Convertible Preferred Stock has the following redemption rights:

      By Integrated. At any time after September 1, 2004, we may redeem any or all of the outstanding Series A Convertible Preferred Stock at our discretion. The redemption price is the liquidation value (including any unpaid dividends.)

      By the Holders. At any time after September 1, 2004, holders of the Series A Convertible Preferred Stock may require us to redeem, in whole or in part and in their discretion, outstanding shares of Series A Convertible Preferred Stock. We will be required to redeem holders who have elected redemption at redemption price equal to the greater of (i) the liquidation value, or (ii) the fair market value of the shares of our common stock that would have been received if the holder had converted their Series A Convertible Preferred Stock being redeemed, plus any unpaid dividends. We may pay the redemption price immediately or pay it in up to three equal annual installments with interest at the prime rate plus 1%.

      • Warrants — For each share of Series A Convertible Preferred Stock issued, the holder also received a ten-year warrant to purchase two shares of our common stock at a price of $.01 per share. See “Description of Securities — Warrants” for further information.

Series B Convertible Preferred Stock

      Our board of directors has authorized 1,000,000 shares of Series B Convertible Preferred Stock, no par value, of which 402,657 shares are outstanding. Shares of Series B Convertible Preferred Stock have an initial liquidation value of $2.26 per share. Material terms, preferences and rights of the Series B Convertible Preferred Stock are as follows:

•	Dividend Rate — Holders of the Series B Convertible Preferred Stock are entitled to receive cumulative dividends at 10% of the liquidation value of $2.26 per share, but only when and as declared by our board of directors. Dividends do not compound, which means that unpaid dividends are not added to the value of the shares for purposes of calculating future dividends. Upon conversion to common stock, holders will receive cumulative dividends to the date of the conversion. Payment of dividends on the Series B Convertible Preferred Stock are senior in payment to cash distributions on our common stock and Series C Convertible Preferred Stock, but are junior in payment to our Series A Convertible Preferred Stock.

•	Voting — Holders of Series B Convertible Preferred Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Except as otherwise required by law, the Series B Convertible Preferred Stock votes together with our common stock and Series A and C Convertible Preferred Stock as a single class.

•	Conversion — Each share of Series B Convertible Preferred Stock is convertible into one share of our common stock at any time in the discretion of the holder, subject to customary adjustments if we subdivide, reclassify, split or reorganize our outstanding shares of common stock. All of the outstanding shares of Series B Convertible Preferred Stock will automatically convert in shares of our common stock upon completion of an initial public offering of our common stock; provided, however, that (i) the gross proceeds sold to the public exceeds $10 million, and (ii) the price paid per share by the public is at least two times the liquidation value of the Series B Convertible Preferred Stock. All holders of our Series B Convertible Preferred Stock have agreed to convert their shares into shares of our common stock upon the completion of this offering.

•	Liquidation Value — In the event of our liquidation, the holders of the Series B Convertible Preferred Stock would be entitled, before any distribution is made on our common stock and Series C Convertible Preferred Stock, but after the liquidation preference is paid to holders of our Series A

Convertible Preferred Stock, to an amount of cash equal to the greater of (i) the liquidation value, or (ii) the amount a holder would receive if he or she had converted their Series B Convertible Preferred Stock into our common stock. The liquidation value of the Series B Convertible Preferred Stock is equal to $2.26 per share plus any accrued and unpaid dividends.

•	Redemption — At any time after September 1, 2004, we may redeem any or all of the outstanding Series B Convertible Preferred Stock at our discretion. The redemption price is the liquidation value (including any unpaid dividends). Upon a redemption by us, we are obligated to issue each holder a 7-year warrant, exercisable at a price of $2.26 per share, to purchase that number of shares of our common stock which is equal to the number of shares into which they had the right to convert their Series B Convertible Preferred Stock at the time of redemption.

Series C Convertible Preferred Stock

      Our board of directors has authorized 1,000,000 shares of Series C Convertible Preferred Stock, no par value, of which 510,008 shares are outstanding. Shares of Series C Convertible Preferred Stock have an initial liquidation value of $1.13 per share. Material terms, preferences and rights of the Series C Convertible Preferred Stock are as follows:

•	Dividend Rate — Holders of the Series C Convertible Preferred Stock are entitled to receive cumulative dividends at 10% of the liquidation value of $1.13 per share, but only when and as declared by our board of directors. Dividends do not compound, which means that unpaid dividends are not added to the value of the shares for purposes of calculating future dividends. Upon conversion to common stock, holders will receive cumulative dividends to the date of the conversion. Payment of dividends on the Series C Convertible Preferred Stock are senior in payment to cash distributions on our common stock, but are junior in payment to our Series A and B Convertible Preferred Stock.

•	Voting — Holders of Series C Convertible Preferred Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Except as otherwise required by law, the Series C Convertible Preferred Stock votes together with our common stock and Series A and B Convertible Preferred Stock as a single class.

•	Conversion — Each share of Series C Convertible Preferred Stock is convertible into one share of our common stock at any time in the discretion of the holder, subject to customary adjustments if we subdivide, reclassify, split or reorganize our outstanding shares of common stock. All of the outstanding shares of Series C Convertible Preferred Stock will automatically convert in shares of our common stock upon completion of an initial public offering of our common stock; provided, however, that (i) the gross proceeds sold to the public exceeds $10 million, and (ii) the price paid per share by the public is at least two times the liquidation value of the Series C Convertible Preferred Stock. All holders of our Series C Convertible Preferred Stock have agreed to convert their shares into shares of our common stock upon the completion of this offering.

•	Liquidation Value — In the event of our liquidation, the holders of the Series C Convertible Preferred Stock would be entitled, before any distribution is made on our common stock, but after the liquidation preference is paid to holders of our Series A and B Convertible Preferred Stock, to an amount of cash equal to the greater of (i) the liquidation value or (ii) the amount a holder would receive if he or she had converted their Series C Convertible Preferred Stock into our common stock. The liquidation value of the Series C Convertible Preferred Stock is equal to $1.13 per share plus any unpaid dividends.

•	Redemption — At any time after September 1, 2004, we may redeem any or all of the outstanding Series C Convertible Preferred Stock at our discretion. The redemption price is the liquidation value plus any accrued and unpaid dividends.

Secured Convertible Notes

      In June and July 2004, we privately placed Secured Convertible Notes (the “Notes”) in the principal amount of $1,287,000 and $338,885, respectively. For each $1.00 of principal amount Notes purchased, the purchaser also received 0.10 shares of our common stock. Material terms of the Notes are as follows:

•	Repayment Date — The earlier of (i) one year from the date of issue; or (ii) the date on which we close on the sale of equity securities which results in gross proceeds aggregating at least three million dollars $3,000,000 (a “Qualified Equity Financing”). Completion of our initial public offering described in this prospectus would be considered Qualified Equity Financing and thereby trigger repayment of the Notes.

•	Interest Rate — 10% per annum payable on the repayment date.

•	Optional Conversion — The principal amount of the Notes is convertible into shares of our common stock at any time prior to the repayment date at the request of the holder. Notes will be convertible in multiples of $1,000 principal amount only.

•	Conversion Price — A holder will receive that number of shares of common stock equal to the principal amount of the holder’s Note divided by 75% of the average purchase price per share of common stock paid by the purchasers of our equity securities in a Qualified Equity Financing. If we successfully complete our initial public offering described in this prospectus at $5.00 per share, then holders of the Notes will be entitled to convert the principal amount of their Notes into our common stock at $3.75 per share in lieu of repayment. Interest on the Notes will be paid in cash. The initial conversion price is subject to equitable adjustment in the event of a recapitalization, combination or division of our common stock prior to repayment.

•	Lock-up — Common stock received upon purchase of the Notes and upon conversion of a Note will be subject to lock-up requirements in the event we complete our initial public offering described in this prospectus.

•	Security — The Notes are secured by our assets and are senior in payment to all of our common and preferred stock. The Notes are subordinate to all senior indebtedness, which currently consists of our revolving accounts receivable loan and line of credit with our bank.

•	Prepayment — The Notes may be prepaid, without penalty, by us upon 15 days notice; however, the principal amount of the Notes will be convertible until the repayment date if the holder returns to us the principal amount prepaid.

•	Default — The Notes will be in default if we fail to make timely payments, breach any of our representations or warranties contained in the loan agreement with the note holders or voluntarily file bankruptcy, become insolvent or make assignments for the benefit of creditors.

Warrants

      In connection with the issuance of our Series A Convertible Preferred Stock, we also issued to the purchasers warrants to purchase a total of 170,000 shares of our common stock at $0.01 per share. Each warrant has a 10-year term which expires at various times throughout late 2012 and early 2013. Payment of the exercise price may be made by cash, cancellation of indebtedness or by cashless exercise. Each warrant provides that the holder will agree to not sell any common stock underlying the warrant for a period specified by our underwriter, not to exceed 180 days, following an initial public offering by us of our common stock. In addition, our board of directors declared a dividend in August 2003 of additional warrants with the same terms to purchase a total of 25,522 shares of our common stock at $0.01 per share.

      On February 27, 2004, we issued a five-year warrant to an unaffiliated investor to purchase 18,000 shares of our common stock at $0.10 per share. The warrant was issued in connection with our borrowing $100,000 from the investor. The exercise price may be paid in cash, by cancellation of indebtedness or by cashless exercise. The warrant provides that the holder will agree to not sell any common stock underlying the warrant for a period specified by our underwriter, not to exceed 180 days, following an initial public offering by us of our common stock.

Transfer Agent, Registrar and Escrow Agent

      The transfer agent and registrar for the common stock is Corporate Stock Transfer, Inc. The transfer agent and registrar also serves as escrow agent for 250,000 shares of common stock owned by our founders that will not be released from escrow until the earlier of achieving designated performance objectives, we are acquired by or merge with another entity, we sell our assets, or three years from the date of this prospectus. For more information, see “Shares Eligible For Future Sale — Founders Stock Escrow Agreements.”

Listing

      We have filed an application to have our common stock quoted on The Nasdaq SmallCap Market under the symbol “IFSS”.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of Restricted Securities

      Before this offering, our common stock has not been publicly traded. Future sales of substantial amounts of common stock in the public market or the prospect of such sales could adversely affect prevailing market prices. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our ability to raise capital in the future through the sale of our equity securities.

      Upon the completion of this offering, we will have 5,749,741 shares of our common stock outstanding, assuming no exercise of the managing underwriter’s over-allotment option. The 1,700,000 shares sold in this offering will be freely tradable, except that any shares purchased by our affiliates may only be sold in compliance with the applicable limitations of Rule 144. The remaining 4,049,741 shares of our common stock (which includes 1,010,426 shares to be issued upon conversion of our outstanding preferred stock upon completion of this offering) will be “restricted securities” as defined under Rule 144 and will be owned of record and beneficially by 76 shareholders. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 144(k) under the Securities Act. These rules are summarized below. Subject to the provisions of Rules 144 or 144(k), 4,049,741 shares of our common stock will be available for sale in the public market upon the expiration of the 12-month lock-up period and the founders stock escrow described below.

Rule 144

      In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year including the holding period of any prior owner except an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock as reported on all national exchanges during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

      Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

      Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. The Securities Act defines affiliates to be persons that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, Integrated. These persons include our executive officers and directors.

Lock-up Agreements

      All of our officers, directors and other shareholders have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of their shares of our common stock or any equity securities convertible into or exercisable or exchangeable for shares of our common stock (aggregating 4,049,741 shares), or enter into any swap or other arrangement that transfers to another, in whole or in part, any economic consequences of ownership of our common stock during the period ending 12 months after the date of this prospectus without the prior written consent of J.P. Turner & Company, L.L.C., on behalf of the underwriters. J.P. Turner & Company, L.L.C. has advised us that it has no present intention to release any shares subject to lockup agreements. In considering whether to release any shares subject to a lockup agreement, J.P. Turner & Company, L.L.C. would consider, among other factors, the particular circumstances surrounding the request, including, but not limited to, the number of shares to be released, the effect of the released shares on the market for our common stock and the hardship of the person requesting the waiver.

Founders Stock Escrow Agreements

      On completion of this offering, our founders, Messrs. Herbers and Robbins, will place 3,017,456 shares of common stock currently owned by them in an escrow account under an agreement with the managing underwriter and Corporate Stock Transfer, Inc., the escrow agent. The common stock will be released from escrow on the earlier to occur of:

•	our achieving fiscal 2005 revenues of $15,000,000 and net income of $3,000,000, as reported in our audited financial statements for such year;

•	our achieving fiscal 2006 revenues of $40,000,000 and net income of $12,000,000, as reported in our audited financial statements for such year;

•	a merger or sale of all or substantially all of our assets if such transaction is approved by the holders of a majority of our outstanding shares not including the shares held by parties to the custody agreement; or

•	three years after the date of this prospectus.

      The escrowed shares of common stock are not transferable or assignable, but may be voted by the holders during the escrow period. Dividends, distributions, rights or other property issued or declared with respect to the escrowed shares will also be subject to the escrow terms. The net income levels were determined by negotiations between us and the managing underwriter, and should not be construed as implying we will achieve these objectives or as predicting our future net income. We are responsible for all reasonable fees and expenses incurred by the escrow agent in the course of performing its duties under the escrow arrangement.

UNDERWRITING

      Under the terms and subject to the conditions in the underwriting agreement, the underwriters named below, through their managing underwriter J.P. Turner & Company, L.L.C., have agreed to purchase from us the following respective number of shares of common stock:

Underwriter	Number of Shares

J.P. Turner & Company, L.L.C.
Total	1,700,000

      The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

      We have been advised by the managing underwriter that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $0.25 per share under the public offering price. After the initial public offering, the managing underwriter may change the offering price and selling terms to broker/ dealers.

      We have granted to the managing underwriter an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to 255,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The managing underwriter may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the managing underwriter exercises this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, under this option, to sell these additional shares of common stock to the managing underwriter to the extent the option is exercised. If any additional shares of common stock are purchased, the managing underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

      The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are 10% of the initial public offering price. We have also agreed to pay the managing underwriter a non-accountable expense allowance equal to 3% of the gross proceeds of the offering excluding the over-allotment option, of which we have already paid $50,000. The following summarizes the discounts and commissions we will pay to the underwriters, the non-accountable expense allowance we will pay to the managing underwriter, and the other estimated cash expenses we will pay in this offering. The amounts shown assume either no exercise or full exercise of the managing underwriter’s over-allotment option.

		Total Fees

		Without Exercise	With Full Exercise
	Fee Per	of Over-allotment	of Over-allotment
	Share	Option	Option

Discounts and commissions paid by us	$0.50	$850,000	$977,500
Non-accountable expense allowance paid by us	$0.15	$255,000	$255,000
Other expenses paid by us	$0.21	$360,000	$360,000

Total	$0.86	$1,465,000	$1,592,500

      We estimate the total expenses of this offering will be approximately $1.465 million without giving effect to exercise of the over-allotment option.

      We have also agreed to issue to the managing underwriter warrants, or the managing underwriter’s warrants, that entitle the holder to purchase up to 170,000 shares of common stock at an exercise price of $6.00 per share for a period of five years from the date of this offering. The value of these warrants calculated using the Black Scholes pricing model will be recorded as an offering expense. The managing underwriter’s warrants may not be exercised for at least one year and the managing underwriter’s warrants and underlying shares of common stock will be restricted from sale, transfer, assignment or hypothecation for the term of the warrant, except to the managing underwriter, other underwriters, selling group members and their officers or partners. During the exercise period, holders of the managing underwriter’s warrants are entitled to certain demand registration rights with respect to the shares of common stock issuable upon exercise of the warrants. In addition, for a period of seven years from the effectiveness of this offering, the holders of the managing underwriter’s warrants have the right to have the shares underlying the warrants included in any public offering made by us. The common stock issuable on exercise of the managing underwriter’s warrants is subject to adjustment in certain events to prevent dilution. The managing underwriter’s warrants are not redeemable by us. Such securities are being registered on the registration statement of which this prospectus is a part. The managing underwriter’s warrants may be deemed to be additional underwriting compensation.

      We have agreed to give notice to the managing underwriter of meetings of the board of directors and to grant access to such meetings by a person designated as an observer by the managing underwriter. J.P. Turner has not yet identified a designee to serve in such capacity if it elects to exercise this right in the future. The observer will receive fees of $250 per meeting and will be reimbursed for its reasonable expenses.

      We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities. See “Founders Stock Escrow Agreement” for a description of certain restrictions on transfer by certain of our shareholders, including officers and directors.

      In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

      Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

      Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

      The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the managing underwriter has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

      Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq SmallCap Market or otherwise and, if commenced, may be discontinued at any time.

      We have applied for listing on The Nasdaq SmallCap Market under the symbol “IFSS.”

Pricing of this Offering

      Prior to this offering, there has been no public market for our common stock. The initial public offering price for the common stock has been determined by negotiation between us and the managing underwriter. The principal factors considered in determining the public offering price include:

•	the information set forth in this prospectus and otherwise available to the managing underwriter;

•	market conditions for public offerings generally and in our industry;

•	the history and prospects for future earnings for us and our industry;

•	our past and present operations, earnings and financial condition;

•	the abilities of our management;

•	the recent market prices of, and the demand for, publicly traded stock of comparable companies; and

•	the general condition of the securities markets at the time of this offering.

      After this offering, a trading market in our common stock is anticipated to develop. However, if a trading market develops, it may not continue. Moreover, if a trading market develops, the market may be inactive and the trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside of our control. Among these factors is the relatively small amount of our shares that will be publicly traded after this offering, which may increase our stock’s volatility. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies. These broad market fluctuations could negatively affect the market price of our common stock. A significant decline in our stock price could result in substantial losses for individual shareholders and could lead to costly and disruptive securities litigation. The price of our common stock that will prevail in the market after this offering may be higher or lower than the offering price.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission under the Securities Act a registration statement covering the shares of common stock we are offering. This prospectus, which is a part of the registration statement on Form SB-2 we have filed with the SEC, does not contain all of the information in the registration statement or its exhibits. For further information about Integrated and its common stock, we refer you to the registration statement and exhibits filed as part of the registration statement. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified by the filed exhibit.

      Documents we file with the SEC may be read and copied at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Integrated’s filings with the SEC are also available to the public from the SEC’s web site at http://www.sec.gov.

      We intend to provide our shareholders with annual reports containing, among other information, audited financial statements certified by our independent auditors and to file with the SEC quarterly reports containing unaudited financial data from the first three quarters of each fiscal year.

LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus will be passed upon for us by Jones & Keller, P.C., Denver, Colorado. Certain legal matters will be passed upon for the managing underwriter by Moye Giles LLP, Denver, Colorado.

EXPERTS

      Our balance sheets at December 31, 2003 and 2002, and the statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2003 and inception through December 31, 2002, included in this prospectus have been included herein in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

      Our financial statements as of September 30, 2004 and for the nine months ended September 30, 2004 and 2003, have not been audited or reviewed by the independent certified public accountants and they do not express an opinion or any other form of assurance on them.

INTEGRATED FINANCIAL SYSTEMS, INC.

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2
Financial Statements
Balance Sheets as of September 30, 2004 (Unaudited), December 31, 2003 (restated) and 2002	F-3

Statements of Operations for the nine months ended September 30, 2004 (Unaudited) and 2003 (Unaudited), for the year ended December 31, 2003 (restated), and for the period from inception through December 31, 2002
F-4
Statement of Changes in Shareholders’ Deficit for the year ended December 31, 2003 (restated), and from inception through December 31, 2002 and for the nine months ended September 30, 2004 (Unaudited)	F-5

Statements of Cash Flows for the nine months ended September 30, 2004 (Unaudited) and 2003 (Unaudited), for the year ended December 31, 2003 (restated), and for the period from inception through December 31, 2002
F-6
Notes to Financial Statements	F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Integrated Financial Systems, Inc.
Greenwood Village, Colorado

      We have audited the accompanying balance sheets of Integrated Financial Systems, Inc. as of December 31, 2003 and 2002, and the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2003 and from inception through December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Integrated Financial Systems, Inc. as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the year ended December 31, 2003 and from inception through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

      The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has experienced circumstances which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 3. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ehrhardt Keefe Steiner & Hottman PC

July 20, 2004

Denver, Colorado

INTEGRATED FINANCIAL SYSTEMS, INC.

BALANCE SHEETS

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)	(Restated)
ASSETS
Current assets
Cash	$33,865	$245,232	$—
Restricted cash	—	193,000	—
Accounts receivable	934,025	860,015	—
Subscription receivable	—	25,000	—
Deferred financing costs	402,936	—	—
Other current assets	34,750	26,738	—

Total current assets	1,405,576	1,349,985	—
Capitalized software development costs, net	248,006	119,408	55,167
Property and equipment, net	45,990	48,753	23,891
Deposits	34,150	34,150	58,247

Total assets	$1,733,722	$1,552,296	$137,305

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Checks written in excess of bank balance	$—	$—	$27,638
Bank credit facility	92,242	697,975	—
Accounts payable	1,147,363	485,302	20,664
Deferred revenue	16,358	68,801	—
Due to related parties	258,629	321,944	610,386
Current portion of long-term debt, net of discount	1,055,689	155,391	—
Accrued dividends on Series A Redeemable Convertible Preferred Stock	187,187	171,305	15,764

Total current liabilities	2,757,468	1,900,718	674,452
Long-term debt, less current portion	36,768	56,526	—

Total liabilities	2,794,236	1,957,244	674,452

Series A Redeemable Convertible Preferred Stock, no par value, 1,000,000 shares authorized, 97,761 (unaudited), 85,000, and 40,000 shares, respectively, issued and outstanding, liquidation preference of $612,188 (unaudited), $532,500 and $440,764, respectively	488,805	425,000	200,000

Commitments and contingencies
Shareholders’ deficit
Preferred stock, no par value, 5,000,000 shares authorized	—	—	—
Series B Convertible Preferred Stock, no par value, 1,000,000 shares authorized, 402,657 (unaudited), 314,161, and 0 shares, respectively, issued and outstanding, liquidation preference of $991,750 (unaudited), $924,750 and $—, respectively	910,000	710,000	—
Series C Convertible Preferred Stock, no par value, 1,000,000 shares authorized, 510,008 (unaudited), 510,008, and 0 shares, respectively, issued and outstanding, liquidation preference of $638,743 (unaudited), $595,519 and $—, respectively	576,309	576,309	—
Common stock, no par value, 50,000,000 shares authorized, 2,965,315 (unaudited), 2,754,456 and 2,550,000 shares, respectively, issued and outstanding	1,186,668	60,770	3,500
Accumulated deficit	(4,222,296)	(2,177,027)	(740,647)

Total shareholders’ deficit	(1,549,319)	(829,948)	(737,147)

Total liabilities and shareholders’ deficit	$1,733,722	$1,552,296	$137,305

See Notes to Financial Statements

INTEGRATED FINANCIAL SYSTEMS, INC.

STATEMENTS OF OPERATIONS

	For the Nine Months Ended
	September 30,			For the Period from
			For the Year Ended	Inception through
	2004	2003	December 31, 2003	December 31, 2002

	(Unaudited)	(Unaudited)	(Restated)
Revenues
Service fees	$51,314	$6,905	$131,152	$—
Interest income	27,500	10,801	57,222	—

Total Revenues	78,814	17,706	188,374	—

Operating expenses
Payroll and related costs	897,425	624,632	675,913	273,972
Professional fees	177,563	116,953	122,042	307,210
Other operating expenses	434,766	286,189	433,016	98,560
Depreciation and amortization	47,776	5,804	14,907	93

Total operating expenses	1,557,530	1,033,578	1,245,878	679,835

Loss from operations	(1,478,716)	(1,015,872)	(1,057,504)	(679,835)
Other expense
Interest expense	(486,866)	(103,243)	(117,169)	(45,048)
Abandonment of capitalized software development costs	—	—	(106,166)	—

Net loss	(1,965,582)	(1,119,115)	(1,280,839)	(724,883)
Accretion of Series A Redeemable Preferred Stock	(79,687)	(127,590)	(155,541)	(15,764)

Net loss available to common shareholders:	$(2,045,269)	$(1,246,705)	$(1,436,380)	$(740,647)

Basic and diluted weighted average common shares outstanding	2,839,551	2,564,535	2,666,397	2,550,000

Basic and diluted loss per common share	$(0.72)	$(0.49)	$(0.54)	$(0.29)

See Notes to Financial Statements

INTEGRATED FINANCIAL SYSTEMS, INC.

STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the Year Ended December 31, 2003 (restated) and from Inception through December 31, 2002 and for the Nine Months Ended September 30, 2004 (Unaudited)

	Series B Convertible		Series C Convertible
	Preferred Stock		Preferred Stock		Common Stock			Total
							Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Deficit	Deficit

Inception — May 8, 2002	—	$—	—	$—	—	$—	$—	$—
Issuance of common stock for cash	—	—	—	—	2,550,000	3,500	—	3,500
Accretion of Series A Redeemable Convertible Preferred Stock	—	—	—	—	—	—	(15,764)	(15,764)
Net loss	—	—	—	—	—	—	(724,883)	(724,883)

Balance — December 31, 2002	—	—	—	—	2,550,000	3,500	(740,647)	(737,147)
Issuance of common stock to related parties as interest on advances made	—	—	—	—	272,444	76,582	—	76,582
Repurchase of common stock	—	—	—	—	(127,500)	(35,975)	—	(35,975)
Issuance of common stock for services provided	—	—	—	—	59,512	16,663	—	16,663
Issuance of Series B Convertible Preferred Stock for cash	314,161	710,000	—	—	—	—	—	710,000
Issuance of Series C Convertible Preferred Stock to related parties as payment on advances due	—	—	510,008	576,309	—	—	—	576,309
Accretion of Series A Redeemable Convertible Preferred Stock	—	—	—	—	—	—	(155,541)	(155,541)
Net loss	—	—	—	—	—	—	(1,280,839)	(1,280,839)

Balance — December 31, 2003	314,161	710,000	510,008	576,309	2,754,456	60,770	(2,177,027)	(829,948)
Issuance of stock with private placement of bridge loan	—	—	—	—	162,589	248,017	—	248,017
Issuance of stock to a director under consulting agreement	—	—	—	—	6,062	10,912	—	10,912
Issuance of stock for services	—	—	—	—	42,208	76,990	—	76,990
Issuance of Series B Convertible Preferred Stock in exchange of debt	22,124	50,000	—	—	—	—	—	50,000
Issuance of Series B Convertible Preferred Stock for cash	66,372	150,000	—	—	—	—	—	150,000
Accretion of Series A Redeemable Convertible Preferred Stock	—	—	—	—	—	—	(79,687)	(79,687)
Beneficial conversion feature	—	—	—	—	—	789,979	—	789,979
Net loss	—	—	—	—	—	—	(1,965,582)	(1,965,582)

Balance — September 30, 2004 (Unaudited)	402,657	$910,000	510,008	$576,309	2,965,315	$1,186,668	$(4,222,296)	$(1,549,319)

See Notes to Financial Statements

INTEGRATED FINANCIAL SYSTEMS, INC.

STATEMENTS OF CASH FLOWS

	For the Nine Months
	Ended September 30,			For the Period from
			For the Year Ended	Inception Through
	2004	2003	December 31, 2003	December 31, 2002

	(Unaudited)	(Unaudited)	(Restated)
Cash flows from operating activities
Net loss	$(1,965,582)	$(1,119,115)	$(1,280,839)	$(724,883)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of financing costs	411,607	—	—	—
Loss on abandoned capitalized software development costs	—	—	106,166	—
Common stock issued for interest	—	76,582	76,582	—
Common stock issued for services provided	52,240	13,566	16,663	—
Premium paid on repurchase of common stock	—	—	14,025	—
Depreciation and amortization	47,776	5,846	14,856	93
Changes in assets and liabilities
Accounts receivable	(74,010)	(2,461,664)	(860,015)	—
Other current assets	16,734	(53,475)	(26,738)	—
Deposits and other assets	—	19,097	24,097	(58,247)
Accounts payable	550,323	729,534	464,638	20,664
Deferred revenue	(52,443)	567,550	68,801	—

	952,227	(1,102,964)	(100,925)	(37,490)

Net cash used in operating activities	(1,013,355)	(2,222,079)	(1,381,764)	(762,373)

Cash flows from investing activities
Capitalized software development	(164,571)	(125,079)	(178,125)	(55,167)
Purchase of furniture and equipment	(9,040)	(7,618)	(32,000)	(23,984)

Net cash used in investing activities	(173,611)	(132,697)	(210,125)	(79,151)

Cash flows from financing activities
Restricted cash	193,000	(193,000)	(193,000)	—
Checks written in excess of bank balance	—	(27,638)	(27,638)	27,638
Net (repayments) advances on line of credit	(605,733)	2,263,036	697,975	—
Proceeds from notes payable	200,000	154,000	179,000	—
Payments on notes payable	(79,624)	(9,663)	(17,083)	—
Collection of subscription receivable	25,000	—	—	—
Proceeds from bridge loan	1,575,885	—	—	—
Proceeds from issuance of Series A Redeemable Convertible Preferred Stock	—	225,000	225,000	200,000
Proceeds from issuance of Series B Convertible Preferred Stock	150,000	250,000	685,000	—
Proceeds from issuance of common stock	—	—	—	3,500
Payment of deferred financing costs	(419,614)	—	—	—
Net (payments) advances to related parties	(63,315)	(283,331)	287,867	610,386

Net cash provided by financing activities	975,599	2,378,404	1,837,121	841,524

Net (decrease) increase in cash	(211,367)	23,628	245,232	—
Cash — beginning of period	245,232	—	—	—

Cash — end of period	$33,865	$23,628	$245,232	$—

Supplemental disclosure of cash flow information:

Cash paid for interest for the nine months ended September 30, 2004 and 2003 (unaudited) was $47,371 and $26,661, respectively, and for the year ended December 31, 2003 and inception through December 31, 2002 was $86,702 and $0, respectively.

Supplemental disclosure of non-cash activity:

As of September 30, 2004, deferred financing costs of $56,048 were included in accounts payable (Unaudited). Additionally, as of September 30, 2004, $24,750 of stock issued in prepayment of services is included in other current assets (Unaudited).

See Notes to Financial Statements

INTEGRATED FINANCIAL SYSTEMS, INC.

STATEMENTS OF CASH FLOWS — (Continued)

During the nine months ended September 30, 2004, Series B Preferred Stock valued at $50,000 was issued in re-payment of long-term debt (Unaudited).

During the nine months ended September 30, 2004, $50,000 of long-term debt was converted to bridge loan debt (Unaudited).

During the nine months ended September 30, 2004, the Company issued common stock valued at $10,912 to a consultant who was subsequently elected a director in payment of deferred financing costs (Unaudited).

During the nine months ended September 30, 2004, the Company recorded a debt discount of $248,017 against its bridge loan liability to assign value to the common stock issued in the financing. The Company also recorded a debt discount and an increase in paid-in capital for the $789,979 value of the beneficial conversion feature related to the convertible debt issued in a bridge loan (Unaudited).

During the year ended December 31, 2003, Series C Convertible Preferred Stock valued at $576,309 was issued in repayment of advances made from related parties.

During the year ended December 31, 2003, the Company issued a note payable to a related party for the repurchase of $50,000 of common stock.

During the year ended December 31, 2003, the Company received $25,000 of stock subscriptions for Series B Convertible Preferred Stock. The cash for these subscriptions was received during the first quarter of 2004.

See Notes to Financial Statements

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Business and Summary of Significant Accounting Policies

      Integrated Financial Systems, Inc. (the “Company”) is a Denver-based, Colorado corporation formed in May 2002 to provide software products and financial management services that assist hospitals in managing and collecting amounts owed to them by their patients. These patient receivables result from hospital services that are not fully covered by insurance, and hospital services provided to patients without insurance (collectively, “patient self-pay receivables”). From inception through December 31, 2002, the Company’s activities consisted primarily of designing its software system, designing its revenue model and marketing approach and fund raising.

Interim Financial Information

      The unaudited financial statements as of September 30, 2004 and for the nine months ended September 30, 2004 and 2003 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company’s financial position, operating results and cash flows. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the entire fiscal year.

Cash

      The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests.

Accounts Receivable

      Accounts receivable at September 30, 2004 and December 31, 2003 are derived from contracts with hospitals located in the United States. The Company provides its hospital clients with a privately branded revolving credit program that allows their patients to pay the self-pay portion of their hospital bills over time. The Company manages and services these accounts for its hospital clients by billing and collecting amounts due from the individual patients. The accounts receivable recorded in the accompanying balance sheets represent the amount of patient self-pay receivables that are outstanding from patients enrolled in the Company’s revolving credit program.

      Beginning in 2003, hospital clients paid the Company a servicing fee of 8% to 12% of the amount of their patient self-pay receivables the Company actually collected. In addition, patients enrolled in its revolving consumer credit program paid the Company interest at rates ranging from 10% to 14.5% per annum on the patient’s outstanding self-pay receivable balance. Hospital clients may receive an advance on the amount of their patient self-pay receivables for patients that enrolled in the Company’s revolving credit program. Pursuant to this option, the Company advanced to its creditworthy hospital clients, through the Company’s revolving accounts receivable loan, up to 85% of the amount of each patient’s self-pay receivable who enrolled in the Company’s revolving credit program. Any such advance reduces the Company’s liability to its hospitals for the self-pay receivables that are being serviced.

      When a patient’s account is 90 days or more delinquent, each hospital client assumes all collection responsibility for the delinquent account; and, if the Company has made an advance to the hospital on that patient’s self-pay receivable, the hospital is required to repay the entire outstanding principal advanced and pay any delinquent and unpaid patient finance charges, at a reduced interest rate. In each such case, the Company is required to refund to the hospital client the unearned portion of the service fee. Because delinquent patient receivable balances revert back to the hospitals after 90 days, the Company has not provided an allowance for doubtful accounts.

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Concentrations of Credit Risk

      The Company issues credit in the normal course of business to hospitals in the United States. The Company periodically performs credit analysis and monitors the financial condition of its hospital clients to reduce credit risk.

Significant Customers

      In February 2003, the Company entered into an agreement with a hospital under which the Company purchased patient accounts receivable from the hospital subject to the hospital’s obligation to repurchase and repay the Company for delinquent accounts. This agreement did not include the use of the Company’s software system. Accounts receivable under this hospital contract were $0, $860,015, and $0, as of September 30, 2004 (unaudited), December 31, 2003 and December 31, 2002, respectively. Under the agreement, the Company earned a service fee equal to 8% of the accounts receivable collected and interest income on each account at an annual rate of 14.5% of the outstanding receivable balance. The Company recorded revenue of $64,757 and $0, for the nine months ended September 30, 2004 and 2003 (unaudited), respectively, and $188,374, and $0 for the year ended December 31, 2003 and from inception through December 31, 2002, respectively, under this agreement. In March 2004, the Company and the hospital agreed to terminate this agreement and the hospital repurchased all outstanding accounts receivable balances from the Company.

      In September 2003, the Company signed an agreement with a hospital that included the use of the Company’s software system. Revenue from this contract commenced in January 2004. At September 30, 2004 (unaudited), accounts receivable under this hospital contract was $135,495 and revenue was $8,931 for the nine months ended September 30, 2004 (unaudited).

      In December 2003, the Company signed an agreement with a hospital that included the use of the Company’s proprietary software system. Revenue from this contract commenced in June 2004. At September 30, 2004 (unaudited), accounts receivable under this hospital contract was $790,991 and revenue was $2,652 for the nine months ended September 30, 2004 (unaudited).

Deferred Financing Costs

      Deferred financing costs represent incremental direct costs of debt and equity financing. Costs associated with debt offerings are amortized as yield adjustments over the life of the related debt. Deferred financing costs related to the Company’s planned initial public offering will be offset against the offering proceeds at the time the offering is completed.

Property and Equipment

      Property and equipment is stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from 3 to 5 years.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Revenue Recognition and Deferred Revenue

Service Fee

The Company earns a service fee from its hospital clients based upon a percentage of the principal amounts collected from their patients. Accordingly, service fee revenue is recognized as payments are received from the patients. The service fee is equal to a percentage of the gross receivables assigned to the Company from the hospital client. When the patient pays their receivable, the payment, less the service fee is remitted to the hospital client. If the patient does not pay their receivable, the Company does not collect or earn its service fee. At the time the receivable is assigned to the Company, the gross receivable, less the service fee, is recorded as a liability to the hospital and the balance is reflected as deferred revenue until collected from the patient.

Software License Fees

Through September 30, 2004 the Company has not entered into any software license fee arrangements. The software license fees will be recognized as income in accordance with SOP 97-2 and SAB 101 when all services have been rendered.

      The Company charges interest on past-due patient self-pay receivables; however, it does not recognize it as revenue until such time as the patient pays the amount because collectibility is not reasonably assured until that time.

Income Taxes

      The Company recognizes deferred tax liabilities and assets based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. The Company’s temporary differences result primarily from the capitalization of software development and the net operating loss carry forwards.

Software Development Costs

      In accordance with the provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, the Company capitalizes software development and production costs once technological feasibility has been achieved. Software development costs incurred prior to achieving technological feasibility are included in operating expenses in the accompanying statements of operations.

      Capitalized software development costs are reported at the lower of unamortized cost or net realizable value. Commencing upon the initial product release or when software development revenue has begun to be recognized, these costs are amortized, based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product. The Company is amortizing capitalized software development costs over three years. During the year ended December 31, 2003, the Company wrote down approximately $106,000 of capitalized software development costs relating to a software product it no longer uses. The writedown was recorded as abandoned software development costs in the Company’s statements of operations.

Recently Issued Accounting Pronouncements

      On March 31, 2004, the FASB issued an Exposure Draft, Share-Based Payment, and Amendment of FASB Statements No. 123 and 95. The Exposure Draft covers the accounting for transactions in which an enterprise pays for employee services with share-based payments including employee stock options.

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Under the Exposure Draft, all share-based payments would be treated as other forms of compensation by recognizing the related costs generally measured as the fair value at the date of grant in the income statement.

      If adopted as proposed, the Company would record as an expense the fair value of the options that have been issued. Based on the number of options that have been issued, this proposed statement would have no impact on the Company’s net losses and accumulated deficit for the fiscal year ended December 31, 2003 or for the nine months ended September 30, 2004 as the options issued had zero fair value. If adopted, this pronouncement would be effective for the fiscal year beginning January 1, 2006.

Fair Value of Financial Instruments

      The carrying amounts of financial instruments including cash, receivables, accounts payable, accrued expenses, and notes payable approximated fair value as of September 30, 2004 and December 31, 2003 and 2002 because of the relatively short maturity of these instruments.

Basic and Diluted Earnings Per Common Share

      In accordance with SFAS No. 128, Earnings Per Share, basic earnings per share are computed by dividing net income by the number of weighted average common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the number of weighted average common shares outstanding during the year, including potential common shares. As the Company has historically experienced losses, all outstanding potential shares are considered anti-dilutive.

Stock-based Compensation

      The Company accounts for its stock options to employees and directors in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and related interpretations. Pursuant to APB 25, compensation expense is recorded over the vesting period only if the estimated fair value of the underlying stock exceeds the exercise price. Stock options granted to consultants are accounted for under the fair value method, in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. The Company records stock issued to non-employees for products or services (including to pay outstanding debt and the related interest) at the estimated fair value of the stock or the estimated fair value of the goods or services received, whichever is more readily determinable. Because there is not a market for the Company’s common stock, the Company typically records transactions of this type based upon the estimated fair value of the goods or services received.

      The Company has adopted the disclosure-only provisions of SFAS No. 148, Accounting for Stock-Based Compensation. Accordingly, no compensation cost is recognized for the issuances of stock options to employees when the exercise price approximates market value. Pursuant to the APB 25 the Company would recognize compensation expense on issuances of stock options to employees when the exercise price is less than the estimated fair value of the stock. Had compensation cost for the Company’s option been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS 148, the

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Company’s net loss and basic loss per common share would have been changed to the pro forma amounts indicated below:

	Nine Months	For the Years Ended
	Ended,	December 31,
	September 30,
	2004	2003	2002

	(Unaudited)
Net loss — as reported	$(2,045,269)	$(1,436,380)	$(740,647)
Net loss — pro forma	$(2,045,269)	$(1,436,380)	$(740,647)
Basic and diluted loss per common share — as reported	$(0.72)	$(0.54)	$(0.29)
Basic and diluted loss per common share — pro forma	$(0.72)	$(0.54)	$(0.29)

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used:

	Nine Months	For the Years Ended
	Ended,	December 31,
	September 30,
	2004	2003	2002

	(Unaudited)
Approximate risk free rate	4.00%	4.00%	6.00%
Average expected life	5 years	5 years	5 years
Dividend yield	0%	0%	0%
Volatility	0.0%	0.0%	0.0%
Estimated fair value of options granted	$0	$0	$0

Note 2 —	Balance Sheet Disclosures

      Software development costs consist of the following as of:

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)
Capitalized software development costs	$291,696	$233,291	$55,167
Abandonment of capitalized software development costs	—	(106,166)	—
Less: accumulated amortization	(43,690)	(7,717)	—

	$248,006	$119,408	$55,167

      Amortization expense for the nine months ended September 30, 2004 and 2003 (unaudited) was $35,973 and $1,695, respectively, and for the year ended December 31, 2003 and from inception through December 31, 2002 was $7,717 and $0, respectively.

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Property and equipment consists of the following as of:

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)
Equipment	$63,155	$53,266	$23,984
Furniture and fixtures	2,719	2,719	—

	65,874	55,985	23,984
Less: accumulated depreciation	(19,884)	(7,232)	(93)

	$45,990	$48,753	$23,891

      Depreciation expense for the nine months ended September 30, 2004 and 2003 (unaudited) was $11,803 and $4,151, respectively, and for the year ended December 31, 2003 and from inception through December 31, 2002 was $7,139 and $93, respectively.

Note 3 —	Management’s Working Capital Plan

      The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business.

      The Company has incurred losses since inception totaling $4,222,296 that have resulted in a deficit in shareholders equity of $1,549,319. These factors, among others raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      If the Company is unsuccessful in obtaining funds from a public offering, it will continue to seek other funding sources such as private equity and/or debt. In addition, the Company, if it is unsuccessful in raising additional capital would continue to manage its liabilities and expenses and, if necessary, reduce the amount of its expenses so that operations could continue while it seeks to obtain additional hospital clients to generate revenues sufficient to achieve profitability or until additional financing is obtained. Management believes that present operating capital, as well as results of operations, is sufficient to fund operations until January 2005, at which point in time additional financing will be necessary. If the Company has been unable to complete an initial public offering or to close other financing by January 2005, cost cutting measures would need to be implemented in order to reduce overhead and expenses until additional capital has been raised.

      The Company has traditionally funded its operations through the private placement of equity securities, advances from shareholders, and bank debt. In October 2004, the Company borrowed an aggregate principal amount of $325,000 of promissory notes primarily from four of its directors and its co-founders (see Note 11). In June and July 2004, the Company completed a private placement of a bridge loan consisting of convertible debt and common stock which provided net cash proceeds of $1,237,000 and $338,885, respectively. Additionally the Company has signed a letter of intent with an underwriter to begin the process of an initial public offering. The Company intends to use a portion of the net proceeds from the planned public offering to repay the bridge loan. The Company does not expect to seek additional equity funding until at least 12 months following the completion of the planned offering. However, in the event the Company obtains a significant number of new hospital clients, the Company may seek to expand its bank revolving accounts receivable loan which the Company uses to advance funds to its hospital clients.

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 4 —	Bank Credit Facility

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)
$5,000,000 revolving accounts receivable loan to a bank, due February 2005. Interest is at prime plus 2.0% (6.0% at December 31, 2003) with a 6.0.% minimum, payable monthly. The loan contains restrictive non-financial covenants. Collateralized by patient receivables, principal collections, and patient insurance proceeds. Guaranteed by the Company’s founders	$92,242	$504,975	$—
$1,000,000 line-of-credit payable to a bank, due in August 2004. The line was collateralized by a certificate of deposit with the bank and was repaid in June 2004	—	193,000	—

	$92,242	$697,975	$—

Note 5 —	Long-Term Debt

      Long-term debt consists of:

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)
Bridge loans with interest at 10% payable to individuals, due the earlier of an initial public offering or June 2005	$1,625,885	$—	$—
Note with an interest rate of 10% payable to an individual. The note and all accrued interest is due in March 2005	100,000	—	—
Note with interest at 10% payable to an entity managed by one of the Company’s founders. The note calls for all principal and interest to be due on demand. This note was repaid subsequent to June 30, 2004	—	—	—
Note with interest at 5.25% payable to a bank. The note calls for monthly principal and interest payments of $1,506 and matures November 2006. Collateralized by equipment	36,768	50,000	—
Note with interest at 1.0% plus the prime rate (5.0% at December 31, 2003) payable to a bank. The note calls for monthly principal payments of $1,214 and matures February 2005. Collateralized by equipment	4,833	16,917	—
Note with 0% interest payable to a company controlled by a former officer. The note matures April 2005 and calls for monthly payments of $5,000 in July 2004 and in September 2004 through April 2005	35,000	45,000	—
Note with monthly interest payments due at 12%, and interest at 24% in the event of default, payable to an individual. The note was guaranteed by the Company’s founders. The note matured in October 2003 and was repaid in February 2004	—	50,000	—

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)
Note with interest at 12%, and interest at 24% in the event of default, payable to an individual. The note was guaranteed by the Company’s founders. The note matured November 2003 and was converted to shares of Series B Convertible Preferred Stock in May 2004	—	50,000	—

	1,802,486	211,917	—
Unamortized discount	(710,029)	—	—
Less: current portion	(1,055,689)	(155,391)	—

	$36,768	$56,526	$—

      Maturities of long-term obligations as of December 31, 2003, are as follows:

Year Ending December 31,

2004	$155,391
2005	39,162
2006	17,364

$211,917

Note 6 —	Income Taxes

      The Company did not provide a current or deferred federal, state or foreign income tax provision or benefit for any of the periods presented because it has experienced recurring operating losses. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of the net operating loss, because of uncertainty regarding its realizability.

      At September 30, 2004, the Company had net operating losses of approximately $4,223,000. Utilization of the net operating losses, which expire at various times from 2022 through 2024, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under state and foreign tax laws. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are approximately as follows:

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)
Net operating loss	$1,436,000	$718,000	$265,000
Deferred tax liability for capitalized software development	(84,000)	(41,000)	(19,000)

Total deferred tax asset	1,352,000	677,000	246,000
Valuation allowance for deferred tax asset	(1,352,000)	(677,000)	(246,000)

Net deferred tax asset	$—	$—	$—

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 7 —	Commitments and Contingencies

Operating Leases

      The Company leases facilities and equipment under non-cancelable operating leases. Rent expense for the nine months ended September 30, 2004 and 2003 (unaudited) was $129,022 and $102,285, respectively, and for the year ended December 31, 2003 and from inception through December 31, 2002 was $150,346 and $53,263, respectively.

      Future minimum lease payments under these leases are approximately as follows:

Year Ending December 31,

2004	$197,624
2005	196,534
2006	38,896

$433,054

Employment Agreement

      The Company entered into an employment agreement with its founder, Chairman and CEO. The agreement is a three-year contract commencing August 2002 and provides for the grant of 134,211 stock options at an exercise price of $0.055 per share. At the time of this agreement, this value was above fair value and therefore no compensation cost was recorded. The agreement also provides for a bonus of up to 100% of his base salary per year, subject to Board approval. As of September 30, 2004, the Board has approved no bonuses and no bonus is accrued in the accompanying financial statements.

Consulting Agreement

      In March 2004, the Company entered into a consulting agreement with a company, whose principal was elected a director of the Company in May 2004 to assist the Company with various business and financial matters, including assistance in structuring a private placement. The terms of the agreement include: cash fees of $12,500 due July 31, 2004 and $10,000 per month beginning November 2004 and continuing through June 2005, 6,062 shares of common stock and a five-year warrant to purchase 100,000 shares of common stock at $2.26 per share. The stock was issued in March 2004 and was included in deferred financing costs at a value of $1.80 per share. The warrant was issued in July 2004 and was valued using a Black Scholes pricing model (4% risk free rate, 5 year term, 0% dividend yield and 0% volatility) and $40,600 was recorded as deferred financing costs.

Note 8 —	Shareholders’ Equity

      The Company has authorized 50,000,000 shares of common stock. At inception, the Company issued 2,550,000 shares to the three founders of the Company for $3,500. In October 2003, the Company acquired 127,500 shares from one of the founders who left the Company for $50,000. This purchase price included a premium of $0.11 per share over the estimated fair value of the stock as of the date of repurchase. The premium of $14,025 was recorded in other operating expenses during the fourth quarter of 2003 (see Note 10). In August 2003, the Company issued 272,444 shares of common stock to the remaining two founders for interest on advances made by them to the Company. These shares were valued at $76,582 which is included in interest expense in the Company’s statements of operations.

      During the nine months ended September 30, 2004, the Company issued 40,000 shares of its common stock valued at $1.80 per share to members of its Board of Directors as compensation for services.

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Additionally, the Company issued 2,208 shares of its common stock valued at $1.80 per share to a vendor for services provided.

      Shares of common stock have no par value and are entitled to one vote per share. Cumulative voting in the election of directors is not permitted. The common stock votes as a class with the shares of preferred stock. Common stock holders are entitled to receive dividends when and if declared by the Company’s board of directors. No dividend can be paid on the common stock unless all accrued and unpaid dividends on the preferred stock are paid.

Preferred Stock

      The board of directors has authorized 5,000,000 shares of preferred stock of which 3,000,000 shares have been designated for three series of convertible preferred stock.

Series A Redeemable Convertible Preferred Stock

      The Company’s Series A Redeemable Convertible Preferred Stock has no par value and 1,000,000 shares are authorized. Mandatory dividends accrue and accumulate at 25% per annum of the stated liquidation value of $5.00 per share. Each share of Series A Redeemable Convertible Preferred Stock is convertible into one share of common stock at any time at the discretion of the holder. Holders automatically convert upon an initial public offering of the Company with gross proceeds greater than $10,000,000. Dividends are not payable on any shares converted to common stock. Holders can require redemption of their Series A Redeemable Convertible Preferred Stock anytime after September 1, 2004, at a price per share equal to the greater of (i) their liquidation value of $5 per share; or (ii) the fair market value as if converted to common stock, plus all accrued and unpaid dividends on such preferred stock. Holders of Series A Redeemable Convertible Preferred Stock also received for each preferred share issued a 10-year warrant to purchase two shares of common stock at a price of $0.01 per share.

      In 2002, the Company issued 40,000 shares of Series A Redeemable Convertible Preferred Stock at a value of $5 per share. In 2003, the Company issued an additional 45,000 shares of Series A Redeemable Convertible Preferred Stock at a value of $5 per share.

      In August 2003, the Company declared a stock dividend to the holders of Series A Redeemable Convertible Preferred Stock, authorizing the issuance of an additional 12,761 shares of Series A Redeemable Convertible Preferred Stock and additional warrants to purchase 25,522 shares of common stock at $0.01 per share over a 10-year period.

      Dividends related to the Series A Redeemable Convertible Preferred Stock have been recorded as an accretion of the fair value of the Preferred Stock consistent with treatment of redeemable preferred stock under Emerging Issues Task Force (“EITF”) Topic D-98, Classification and Measurement of Redeemable Securities.

Series B Convertible Preferred Stock

      The Company’s Series B Convertible Preferred Stock has no par value and 1,000,000 shares are authorized. Holders of Series B Convertible Preferred Stock are entitled to receive cumulative dividends at 10% per annum of liquidation value of $2.26 per share but only when and as declared by the board of directors. Each share of Series B Convertible Preferred Stock is convertible into one share of common stock at any time at the discretion of the holder. The Series B Convertible Preferred Stock will automatically convert into common stock upon an initial public offering of the common stock with gross proceeds greater than $10,000,000. Any or all of the outstanding shares of Series B Convertible Preferred Stock may by redeemed by the Company after September 1, 2004 at the Company’s discretion. The redemption liquidation price is $2.26 per share plus any unpaid dividends, and the Company must issue the holder a 7-year warrant

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

to purchase at the redemption liquidation value one share of common stock for each share of Series B Convertible Preferred Stock redeemed. The Series B Convertible Preferred Stock is junior in liquidation and dividend preference to the Series A Redeemable Convertible Preferred Stock.

      In 2003, the Company issued 314,161 shares of Series B Convertible Preferred Stock at a value of $2.26 per share. In 2004, the Company issued 66,372 shares of Series B Convertible Preferred Stock at a value of $2.26 per share. In May 2004, 22,124 shares of Series B Convertible Preferred Stock was issued in exchange for a note payable of $50,000, or a value of $2.26 per share.

Series C Convertible Preferred Stock

      The Company’s Series C Convertible Preferred Stock has no par value and 1,000,000 shares are authorized. Holders of Series C Convertible Preferred Stock are entitled to receive cumulative dividends at 10% per annum of the liquidation value of $1.13 per share but only when and as declared by the board of directors. Each share of Series C Convertible Preferred Stock is convertible into one share of common stock at any time at the discretion of the holder. The Series C Convertible Preferred Stock will automatically convert into common stock upon an initial public offering of the common stock with gross proceeds greater than $10,000,000. Any or all of the outstanding shares of Series C Convertible Preferred Stock may by redeemed by the Company after September 1, 2004 at the Company’s discretion. The redemption liquidation price is $1.13 per share plus any unpaid dividends. The Series C Convertible Preferred Stock is junior in liquidation and dividend preference to the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock.

      In August 2003, the Company issued an aggregate of 510,008 shares of Series C Convertible Preferred Stock valued at $1.13 per share to the Company’s two founders in payment of amounts due from the Company for amounts advanced by the two founders for working capital purposes.

Private Placement (unaudited)

      In June and July 2004 the Company completed a private placement of a bridge loan consisting of $1,287,000 and $338,885, respectively, of Units, each of which consists of a $50,000 Secured Convertible Note (the “Convertible Note”) and 5,000 shares of common stock. Accordingly, the Company issued Convertible Notes in an aggregate principal amount of $1,625,885 ($1,287,000 and $338,885) and the Company issued 162,589 (128,700 and 33,889) shares of common stock. The Secured Convertible Notes bear interest at 10% per annum, are secured by the assets of the Company and are due upon the earlier of: (i) one year from the date of issuance or (ii) the date on which the Company closes the sale of equity securities aggregating at least $3,000,000. The Convertible Notes may be converted into equity securities of the Company at 75% of the price at which such equity securities are issued. The Company recorded the effect of the private placement transaction and its beneficial conversion feature in the nine months ended September 30, 2004. Using a per share value of $1.80 representing the fair market value of the Company’s common stock at the time of the private placement based upon a third party valuation obtained contemporaneously with the private placement, the Company calculated the relative fair value of the 162,589 shares of common stock issued as $248,017 by recording a discount against the Convertible Notes. This treatment is in accordance with Accounting Principles Board Opinion Number 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. The Company also recorded a debt discount of $789,979 relating to the beneficial conversion feature embedded in the Convertible Notes in accordance with EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features, for the conversion’s intrinsic value. The debt discounts will be amortized as interest expense over the term of the debt (one year). The Company has amortized $327,967 of the discount through September 2004. Upon the completion of an initial public offering with gross proceeds of at least $3,000,000, the amortization of the debt discount would be accelerated and immediately recognized as interest expense.

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Stock Options

      In June 2002, the Company adopted its 2002 Equity Incentive Plan (“2002 Plan”). The 2002 Plan provides for the issuance of options to purchase up to 850,000 shares of common stock to employees, officers, directors and consultants of the Company. Options may be granted as incentive stock options or as nonqualified stock options. Options issued to each individual vest and expire as determined by the Company’s board at the time of issuance. The 2002 Plan expires in June 2012.

      The following table presents the activity for options outstanding:

			Weighted	Weighted
		Weighted	Average	Average
	Incentive	Average	Grant Date	Intrinsic
	Stock	Exercise	Fair Value	Value
	Options	Price	Per Share	Per Share

Inception — May 8, 2002
Granted	234,211	$0.05	$0.01	$—
Forfeited/canceled	—	—	n/a	n/a
Exercised	—	—	n/a	n/a

Outstanding — December 31, 2002	234,211	0.05	n/a	n/a
Granted	75,000	2.26	0.28	—
Forfeited/canceled	—	—	n/a	n/a
Exercised	—	—	n/a	n/a

Outstanding — December 31, 2003	309,211	0.59	n/a	n/a
Granted	275,000	2.26	1.80	—
Forfeited/canceled	—	—	n/a	n/a
Exercised	—	—	n/a	n/a

Outstanding — September 30, 2004 (unaudited)	584,211	$1.38	n/a	n/a

      The following table presents the composition of options outstanding and exercisable:

	Options Outstanding			Options Exercisable

Range of Exercise Prices	Number	Price*	Life*	Number	Price*

$0.05	234,211	$0.05	7.95	193,860	$0.05
$2.26	350,000	2.26	8.21	66,667	2.26

Total — September 30, 2004	584,211	$1.38	8.12	260,526	$0.62

*	Price and Life reflect the weighted average exercise price and weighted average remaining contractual life, respectively.

Warrants

      Holders of Series A Redeemable Convertible Preferred Stock were issued warrants to purchase two shares of common stock for each share of Series A Redeemable Convertible Preferred Stock purchased. These warrants, which represent all of the warrants issued in 2002 and 2003, expire in 2012 and 2013, respectively.

      In August 2003, the Company became obligated to issue warrants to purchase 25,522 shares of common stock as part of a stock dividend to the holders of Series A Redeemable Convertible Preferred Stock. These warrants were issued in July 2004.

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      In February 2004, the Company issued warrants to purchase 18,000 shares of common stock at an exercise price of $0.10 per share to the holders of $100,000 in notes payable by the Company. These warrants expire in February 2010.

      The value of the warrants that were issued in connection with the Series A Redeemable Convertible Preferred Stock and warrants to purchase common stock were determined by the Company to be insignificant.

      The following table presents the activity for warrants outstanding:

		Weighted
		Average
	Number of	Exercise
	Warrants	Price

Inception — May 8, 2002
Issued	80,000	$0.01
Forfeited/canceled	—	—
Exercised	—	—

Outstanding — December 31, 2002	80,000	0.01
Issued	90,000	0.01
Forfeited/canceled	—	—
Exercised	—	—

Outstanding — December 31, 2003	170,000	0.01
Issued	143,522	1.59
Forfeited/canceled	—	—
Exercised	—	—

Outstanding — September 30, 2004 (unaudited)	313,522	$0.73

      All of the outstanding warrants are exercisable and have a weighted average remaining contractual life of 6.96 years.

Note 9 — Related Party Transactions

      The Company has a consulting agreement, effective August 2002, with a limited liability company managed by a founder. The agreement provides for the grant of stock options to the limited liability company with respect to 50,000 shares of common stock at an exercise price of $0.05 per share which was above market and resulted in no recorded expense. The consulting agreement expires in July 2005 and requires the Company to pay fees of approximately $11,500 per month for business development, financial and management consulting services. Consulting fees under this agreement were $103,500 for each of the nine month periods ended September 30, 2004 and 2003 (unaudited), and $138,000 and $115,000 for the year ended December 31, 2003 and from inception through December 31, 2002, respectively.

      From inception, the Company’s founders and a limited liability company managed by one of our founders advanced approximately $1,000,000 of start up and operating expenses on behalf of the Company. The advances incurred interest at a rate 12% per annum. In August 2003, the Company paid the accumulated interest on the advances of $76,582 through the issuance of 272,444 shares of common stock valued at $0.28 per share as interest on these advances. Also, in August 2003, the Company issued 510,008 shares of Series C Convertible Preferred Stock valued at $1.13 per share for the cancellation of $576,309 of the $1,000,000 advanced. The remaining amounts due to related parties do not bear interest and are reflected as liabilities in the accompanying balance sheets. Amounts due to related parties as of September 30, 2004 (unaudited) and December 31, 2003 and 2002 were $258,629, $321,944, and $610,386, respectively.

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 10 — Restatement of Financial Statements

      The December 31, 2003 financial statements reflect a change in the reporting of the repurchase of stock during 2003 from one of the Company’s founders who left the Company. The Company had previously not reported the $0.11 per share premium over the estimated fair value of the common stock repurchased as an expense. The following is a summary of net income and earnings per share to reflect the changes described above.

Year Ended
December 31,
2003

Net loss available to common shareholders as previously reported	$(1,422,355)
Premium on shares repurchased	(14,025)

Net loss available to common shareholders as restated	$(1,436,380)

Basic and diluted loss per common share as originally reported	$(0.53)
Premium on shares repurchased	(0.01)

Basic and diluted loss available per common share as restated	$(0.54)

Note 11 — Subsequent Events

      In October 2004, the Company’s co-founders agreed to purchase up to an additional 74,000 shares of common stock for $100,000 of cash and the cancellation of up to $270,000 of amounts owed to one of them by the Company.

      In October 2004, the Company borrowed aggregate principal amounts of $192,500 from four of its directors and $50,000 from an unaffiliated investor under promissory notes issued by the Company. The principal amounts of the promissory notes, together with interest equal to 15% of the outstanding principal balances, are due at the earlier of (i) 90 days from the date of issuance or (ii) the date the Company closes the sale of equity securities which results in gross proceeds to the Company of at least $3,000,000.

      In October 2004, the Company borrowed aggregate principal amounts of $82,500 from its co-founders under promissory notes issued by the Company. The principal amounts of the promissory notes, together with interest equal to 10% of the outstanding principal balances, are due at the earlier of (i) year from the date of issuance or (ii) 180 days after the date the Company closes the sale of equity securities which results in gross proceeds to the Company of at least $3,000,000.

1,700,000 Shares

Common Stock

PROSPECTUS

J.P. Turner & Company, L.L.C.

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

      Unless otherwise defined, all capitalized terms contained in this Part II shall have the meanings ascribed to them in the prospectus forming a part of this Registration Statement. Integrated Financial Systems, Inc. is sometimes referred to in this Part II using the pronouns “we,” “us,” and “our,” as “Integrated” or as the “Registrant.”

Item 24.     Indemnification of Directors and Officers

      The Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification by the Underwriters of us and our officers and directors for certain liabilities, including matters arising under the Securities Act.

      Our amended and restated articles of incorporation, attached as Exhibit 3.1 hereto, provide that our directors shall not have personal liability for monetary damages to us or our shareholders for breach of a fiduciary duty as a director, except for:

•	breach of the duty of loyalty;

•	acts or omissions not in good faith or which involve intentional conduct or knowing violation of the law;

•	voting or assenting to distributions in violation of Colorado law (although liability is limited to the portion of the distribution in excess of the law); and

•	any transaction where the director directly or indirectly receives an improper personal benefit.

      Our amended and restated articles of incorporation also require us to indemnify and advance expenses to our officers, directors, employees and agents, to the fullest extent authorized by Colorado law, if such person is, or is threatened, to be made a party to any civil, criminal, administrative, investigative, or other action or proceeding instituted or threatened by reason of such person’s relationship with us.

      Colorado law authorizes the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorneys’ fees) judgments, fines, and amounts paid in settlement and reasonably incurred in connection with any action seeking to establish such liability, in the case of third party claims, if

•	the officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation;

•	in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and

•	if such officer or director shall not have been adjudged liable to the corporation, unless a court otherwise determines.

      Colorado law also authorizes indemnification with respect to any criminal action or proceeding where the officer or director also had no reasonable cause to believe his conduct was unlawful.

      The limited liability and indemnification provisions in our amended and restated articles of incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative litigation, if successful, might otherwise benefit us and our shareholders. A shareholder’s investment in our common stock may be negatively affected to the extent that we pay the costs of settlement or damage awards against our directors or officers under these indemnification provisions.

Item 25.     Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the National Securities Dealers, Inc. filing fee and the Nasdaq SmallCap Market entry fee.

	Amount

Registration fee — Securities and Exchange Commission	$1,368
Filing fee — National Association of Securities Dealers, Inc.	1,516
Entry fee — The Nasdaq SmallCap Market	5,000
Underwriter’s Non-Accountable Expense Allowance	255,000
Printing and engraving expenses	60,000	*
Legal fees and expenses	200,000	*
Accounting fees and expenses	65,000	*
Blue sky fees and expenses	19,000	*
Transfer agent and registrar fees and expenses	5,000	*
Miscellaneous	3,116	*

Total	$615,000	*

*	Estimated.

Item 26.     Recent Sales of Unregistered Securities

      The following is a summary of the transactions by us during the past three years involving sales of the Registrant’s securities that were not registered under the Securities Act:

      In June 2002, the Registrant issued an aggregate of 2,550,000 shares of its common stock to John C. Herbers, Steven C. Robbins and Lone Star Partners, LLC, its three founders in connection with the organization of the Registrant. The purchase price for the shares was $3,500.

      In late 2002 and early 2003, the Registrant issued an aggregate of 85,000 shares of its Series A Convertible Preferred Stock to the following accredited investors pursuant to a private placement: Jon G. Kastendieck, Clayton and Kathleen Hill, Daniel K. Woodward, William A. Clymor and Mark Nealon. The shares were sold a $5.00 per share for gross proceeds of $425,000. As part of the transaction, the investors also received a warrant to purchase two shares of the Registrant’s common stock for each share of Series A Convertible Preferred Stock purchased. Thus, the Registrant issued to the investors warrants in respect of 170,000 shares of its common stock at an exercise price of $0.01 per share. In late 2003, the Registrant declared an additional 12,761 shares of Series A Preferred Stock to the investors as a stock dividend, and issued warrants in respect of 25,522 shares of its common stock at an exercise price of $0.01 per share.

      On July 11, 2003, the Registrant executed two promissory notes in the amount of $50,000 each to Paul Baker and Mark Anderson, two unaffiliated investors. The notes bore interest of 12% per year. One of the notes was repaid in February 2004, and the principal of the other note was converted into 22,124 shares of the Registrant’s Series B Convertible Preferred Stock in May 2004.

      On July 1, 2003, the Registrant issued a promissory note in the amount of $100,000 to an unaffiliated investor. The note carried interest at the rate of 12% per annum payable monthly. The note has been repaid.

      In August 2003, the Registrant issued an aggregate of 272,444 shares of its common stock to John C. Herbers, founder, Chairman and CEO, Steven C. Robbins, founder and Director and Optimax, LLC (a limited liability company managed by Mr. Robbins.) The shares were issued as interest expense of $76,284 relating to advances made to the Registrant by these persons. The shares of common stock were valued at $0.28 cents per share at the time of issuance.

      In August 2003, the Registrant issued an aggregate of 48,450 shares of its common stock to Webb Family Acquisitions and F.V. Miale Holdings, two entities which were instrumental in the organization of the Registrant. The shares were issued in consideration of services valued at $0.28 per share.

      In November 2003, the Registrant issued 11,062 shares of its common stock valued at $2.26 per share to Robert E. Koe, a current member of the Registrant’s board of directors. In August 2004, the Registrant issued 5,000 shares to each of Spencer I. Browne and Stephen K. Goldstone, current members of the Registrant’s board of directors. The shares were issued to each director in consideration for joining the board.

      In August 2003, the Registrant issued an aggregate of 510,008 shares of its Series C Convertible Preferred Stock to John C. Herbers, founder, Chairman and CEO, Steven C. Robbins, founder and Director and Optimax, LLC (a company managed by Mr. Robbins) for start-up expenses and organizational costs advanced by them. The shares were issued at $1.13 per share for gross proceeds of $576,309.

      In late 2003 and ending in May 2004, the Registrant issued 380,533 shares of its Series B Preferred Stock to 15 accredited investors pursuant to a private placement. The shares were sold a $2.26 per share for gross proceeds of $910,000.

      On October 26, 2003, the Registrant executed a promissory note in the amount of $50,000 with Lone Star Partners LLC, a limited liability company that was beneficially owned by a founder who was an affiliate of the Registrant at the time. The note was issued in connection with the repurchase by the Registrant of shares of its common stock which were owned by the limited liability company. The note did not bear interest. In July 2004, an amendment to the note was executed. Under the amended note, the balance owing of $45,000 is to be paid off in $5,000 installments through April 2005.

      On February 27, 2004, the Registrant executed a promissory note in the amount of $100,000 with Ronald Helton, an unaffiliated person. The note bears interest at the rate of 10% per annum which is payable upon maturity of the note. The note is payable on demand, and will automatically become payable upon completion of the Registrant’s initial public offering of its common stock. In connection with the sale of the note, the investor was also issued a six-year warrant to purchase 18,000 shares of the Registrant’s common stock at $0.10 per share.

      On March 16, 2004, the Registrant executed a promissory note in the amount of $50,000 with Park Place, LLC, a limited liability company managed by Optimax, LLC, a company managed by Steven C. Robbins, one of our founders and a director. The note is payable on demand and carries an interest at the rate of 10% per annum payable upon maturity.

      On March 24, 2004 the Registrant executed a promissory of $50,000 payable to Spencer I. Browne, a consultant who became one of the Registrant’s directors in June 2004. This note was exchanged in July 2004 for a like amount of the Registrant’s bridge loan sold in a private placement.

      On April 15, 2004, Spencer I. Browne, a director of the Registrant, was issued 6,062 shares of the Registrant’s common stock valued at $2.26 per share in connection with a consulting agreement with him.

      In July 2004, the Registrant issued 2,208 shares of its common stock to Shawn A. Audino in connection with consulting services performed by Mr. Audino.

      In July 2004, the Registrant completed a private placement of a bridge loan of Units, each Unit consisting of a $50,000 principal amount Secured Convertible Note and 5,000 shares of common stock. Sales were made to 26 accredited investors, including $213,000 sold to three of our directors, Messrs. Browne, Micek and Roth. The Notes are convertible into the Registrant’s common stock at a rate of 75% of the offering price of the common stock in this Registration Statement. J.P. Turner & Company L.L.C., the Registrant’s managing underwriter in its initial public offering under this Registration Statement, was employed as a non-exclusive finder. J.P. Turner was paid a commission of $136,944.

      On October 14, 2004, John C. Herbers, founder, Chairman and CEO, purchased 15,000 shares of the Registrant’s common stock at $5.00 per share in order to provide working capital for the Registrant.

      The Registrant has issued options to purchase 584,211 shares to its employees, consultants and directors pursuant to its 2002 Stock Incentive Plan as shown in the following table:

Recipient Name		Number of Shares	Exercise Price
or Class of Persons	Date of Grant	Underlying Option(s)	Per Share

John C. Herbers	8/1/2002	134,211	$0.055
Steven C. Robbins	8/1/2002	50,000	$0.05
Pete Leveton	8/1/2002	25,000	$0.05
Terry White	8/1/2002	25,000	$0.05
Matthew Hartzler	11/21/2003	25,000	$2.26
Robert E. Koe	11/21/2003	50,000	$2.26
Doak Jacoway	2/6/2004	45,000	$2.26
Gregory Sadler	8/1/2004	100,000	$2.26
Matthew Hartzler	8/1/2004	25,000	$2.26
Christopher Smith	8/1/2004	50,000	$2.26
Spencer Browne	8/1/2004	50,000	$2.26
Non-Key Employees	8/1/2004	5,000	$2.26

Total		584,211

      With the exception of the July 2004 sale of Units noted above, no underwriters or placement agents were involved in the above described transactions. The issuances were or will be made in transactions exempt from the requirements of Section 5 of the Securities Act, pursuant to Section 4(2), Regulation D and Rule 701. With regard to the Registrant’s reliance upon such exemptions, the Registrant made certain inquiries to establish that such issuances qualified for the exemption. In particular, the Registrant received written representations from purchasers and recipients that, among other things, he or she was an experienced and sophisticated or an “accredited investor” as defined in Regulation D not in need of the protection afforded investors by the Securities Act and that he or she had made available all information necessary in order to make an informed investment decision to acquire the securities. The Registrant further obtained a representation from each purchaser/recipient of his or her intent to acquire the securities for purposes of investment only and not with a view toward any distribution or public resale, and each of the certificates representing the securities has been embossed with a restrictive legend restricting transfer of the securities.

      The Registrant issued on October 20, 2004, a short-term promissory note in the amount of $70,000 to Spencer I. Browne, a director of the Registrant. The note is due no later than January 20, 2005.

      The Registrant issued on October 22, 2004, a short-term promissory note in the amount of $52,500 to Robert E. Koe, a director of the Registrant. The note is due no later than January 20, 2005.

      The Registrant issued on October 22, 2004, a short-term promissory note in the amount of $35,000 to Henry J. Roth, a director of the Registrant. The note is due no later than January 20, 2005.

      The Registrant issued on October 22, 2004, a short-term promissory note in the amount of $35,000 to Silicon Prairie Partners, LP, a family limited partnership managed and controlled by John Micek III, a director of the Registrant. The note is due no later than January 20, 2005.

      The Registrant issued on October 21, 2004, a short-term promissory note in the amount of $50,000 to Roger and Karen Keithley, an unaffiliated investor. The note is due no later than January 20, 2005.

      The foregoing promissory notes were issued in transactions exempt from the registration requirements of Section 5 of the Securities Act, pursuant to Section 3(a)(3) of the Securities Act. With regard to the Registrant’s reliance upon such exemption, the Registrant notes that the proceeds are being used to fund current working capital needs, and that all of the promissory notes have maturity dates not exceeding nine months.

      The Registrant issued on October 20, 2004, a promissory note in the amount of $41,250 to John C. Herbers, Chairman and Chief Executive Officer of the Registrant. The note is due no later than October 20, 2005.

      The Registrant issued on October 20, 2004, a promissory note in the amount of $41,250 to Steven C. Robbins, co-founder, director and consultant of the Registrant. The note is due no later than October 20, 2005.

      The foregoing promissory notes were issued in transactions exempt from the registration requirements of Section 5 of the Securities Act, pursuant to Section 4(2) of the Securities Act. With regard to the Registrant’s reliance upon such exemption, Messrs. Herbers and Robbins are the Registrant’s principal shareholders, co-founders and directors, Mr. Herbers is the Registrant’s Chief Executive Officer and Mr. Robbins is a consultant to the Registrant. In addition, the Registrant received written representations from each lender that, among other things, he was an experienced and sophisticated investor not in the need of the protection afforded investors by the Securities Act and that he had all of the information necessary in order to make an informed investment decision. The Registrant further obtained a representation from each lender of his intent to acquire the securities for purposes of investment only and not with a view toward any distribution or public resale.

Item 27.	Exhibits

      (a) Exhibits

Exhibit No.		Description

1.1		Form of Underwriting Agreement(3)
1.2		Agreement Among Underwriters(3)
3.1		Amended and Restated Articles of Incorporation of Integrated Financial Systems, Inc.(2)
3	.1.1	Articles of Amendment to Articles of Incorporation of Integrated Financial Systems, Inc.(3)
3.2		Bylaws of Integrated Financial Systems, Inc.(2)
4.1		Specimen certificate for shares of Common Stock of Integrated Financial Systems, Inc.(2)
4.2		Form of Warrant for the purchase of Common Stock to be issued to J. P. Turner & Company, L.L.C. on completion of this offering(3)
4.3		Form of Lock-Up Agreement between J.P. Turner & Company, L.L. C. and the officers, directors and shareholders of Integrated Financial Systems, Inc.(2)
4.4		Promissory Note dated October 20, 2004, issued by Integrated Financial Systems, Inc. (Debtor) to Spencer I. Browne (Lender)(4)
4.5		Promissory Note dated October 20, 2004, issued by Integrated Financial Systems, Inc. (Debtor) to John C. Herbers (Lender)(4)
4.6		Promissory Note dated October 22, 2004, issued by Integrated Financial Systems, Inc. (Debtor) to Robert E. Koe (Lender)(4)
4.7		Promissory Note dated October 20, 2004, issued by Integrated Financial Systems, Inc. (Debtor) to Steven C. Robbins (Lender)(4)
4.8		Promissory Note dated October 22, 2004, issued by Integrated Financial Systems, Inc. (Debtor) to Henry J. Roth (Lender)(4)
4.9		Promissory Note dated October 22, 2004, issued by Integrated Financial Systems, Inc. (Debtor) to Silicon Prairie Partners, L.P. (Lender)(4)
5.1		Opinion of Jones & Keller, P.C.(3)
9.1		Form of Voting Agreement and Irrevocable Proxy covering 229,450 shares of common stock with various shareholders(2)
10.1		Sub-Lease Agreement dated August 22, 2002, by and between Partminer, Inc. and Integrated Financial Systems, Inc.(2)
10.2		Employment Agreement — John C. Herbers effective August 1, 2002(2)
10.3		Consulting Agreement — Strategic Asset Management LLC dated March 17, 2004(2)
10.4		Consulting Agreement — Optimax, LLC effective August 1, 2002(2)
10.5		Form of Hospital Agreement(2)
10	.5.1	Patient Account Purchase Agreement — Integrated Financial Systems, Inc., and Longmont United Hospital dated September 9, 2003, as amended September 17, 2004(1)(3)
10	.5.2	Patient Account Purchase Agreement — Integrated Financial Systems, Inc., and Metroplex Health Systems dated December 5, 2003(1)(3)
10	.5.3	Services Agreement — Integrated Financial Systems, Inc. and Eastern Health Systems, Inc. dated September 29, 2004(4)
10.6		Form of Consumer Revolving Credit Agreement(2)
10.7		AllianceOne Agreement dated July 27, 2004(1)(2)
10.8		CDS Companies Agreement dated July 27, 2004(1)(2)
10.9		2002 Equity Incentive Plan adopted June 26, 2002(2)
10.10		Integrated Financial Systems, Inc., and Guaranty Bank Revolving Accounts Receivable Loan and Line of Credit Loan Agreement dated February 10, 2003, as amended August 5, 2004(2)
10	.10.1	Renewal of Accounts Receivable Loan — Guaranty Bank(3)

Exhibit No.	Description

10.11	Form of Escrow Agreement among Integrated Financial Systems, Inc., certain directors of Integrated Financial Systems, Inc., J.P. Turner & Company, L.L.C. and Corporate Stock Transfer, Inc.(2)
11.1	Statement Regarding the Computation of Per Share Earnings (see financial statements)
23.1	Consent of Jones & Keller, P.C. (included in Exhibit 5.1)(3)
23.2	Consent of Independent Auditors(4)
24.1	Power of Attorney (see signature page)(3)
99.1	Charter of Audit Committee(2)
99.2	Charter of Nominating Committee(2)
99.3	Charter of Compensation Committee(2)
99.4	Charter of Disclosure Committee(2)

(1)	A portion of this Agreement noted by “***” has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission under Rule 406 of the Securities Act of 1933.

(2)	Filed on August 5, 2004.

(3)	Filed on October 8, 2004.

(4)	Filed herewith.

Item 28.	Undertakings

      The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Securities Act), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

      If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, in the city of Greenwood Village, Colorado, on the 3rd day of November, 2004.

INTEGRATED FINANCIAL SYSTEMS, INC.

By:	/s/ JOHN C. HERBERS

Name: John C. Herbers
Title: Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John C. Herbers and Gregory P. Sadler and each of them acting individually, as true and lawful attorneys-in-fact and agents each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments, or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement was signed by the following persons in the capacities and on the dates stated

Signature	Title	Date

/s/ JOHN C. HERBERS John C. Herbers	Chief Executive Officer and Director (Principal Executive Officer)	November 3, 2004

/s/ GREGORY P. SADLER Gregory P. Sadler	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer	November 3, 2004

/s/ STEVEN C. ROBBINS Steven C. Robbins	Director	November 3, 2004

/s/ SPENCER I. BROWNE Spencer I. Browne	Director	November 3, 2004

/s/ STEPHEN K. GOLDSTONE Stephen K. Goldstone	Director	November 3, 2004

/s/ ROBERT E. KOE Robert E. Koe	Director	November 3, 2004

Signature	Title	Date

/s/ HENRY J. ROTH Henry J. Roth	Director	November 3, 2004

/s/ JOHN MICEK III John Micek III	Director	November 3, 2004

/s/ DONALD CROMWELL Donald Cromwell	Director	November 3, 2004

EXHIBIT INDEX

Exhibit No.		Description

1.1		Form of Underwriting Agreement(3)
1.2		Agreement Among Underwriters(3)
3.1		Amended and Restated Articles of Incorporation of Integrated Financial Systems, Inc.(2)
3	.1.1	Articles of Amendment to Articles of Incorporation of Integrated Financial Systems, Inc.(3)
3.2		Bylaws of Integrated Financial Systems, Inc.(2)
4.1		Specimen certificate for shares of Common Stock of Integrated Financial Systems, Inc.(2)
4.2		Form of Warrant for the purchase of Common Stock to be issued to J. P. Turner & Company, L.L.C. on completion of this offering(3)
4.3		Form of Lock-Up Agreement between J.P. Turner & Company, L.L. C. and the officers, directors and shareholders of Integrated Financial Systems, Inc.(2)
4.4		Promissory Note dated October 20, 2004, issued by Integrated Financial Systems, Inc. (Debtor) to Spencer I. Browne (Lender)(4)
4.5		Promissory Note dated October 20, 2004, issued by Integrated Financial Systems, Inc. (Debtor) to John C. Herbers (Lender)(4)
4.6		Promissory Note dated October 22, 2004, issued by Integrated Financial Systems, Inc. (Debtor) to Robert E. Koe (Lender)(4)
4.7		Promissory Note dated October 20, 2004, issued by Integrated Financial Systems, Inc. (Debtor) to Steven C. Robbins (Lender)(4)
4.8		Promissory Note dated October 22, 2004, issued by Integrated Financial Systems, Inc. (Debtor) to Henry J. Roth (Lender)(4)
4.9		Promissory Note dated October 22, 2004, issued by Integrated Financial Systems, Inc. (Debtor) to Silicon Prairie Partners, L.P. (Lender)(4)
5.1		Opinion of Jones & Keller, P.C.(3)
9.1		Form of Voting Agreement and Irrevocable Proxy covering 229,450 shares of common stock with various shareholders(2)
10.1		Sub-Lease Agreement dated August 22, 2002, by and between Partminer, Inc. and Integrated Financial Systems, Inc.(2)
10.2		Employment Agreement — John C. Herbers effective August 1, 2002(2)
10.3		Consulting Agreement — Strategic Asset Management LLC dated March 17, 2004(2)
10.4		Consulting Agreement — Optimax, LLC effective August 1, 2002(2)
10.5		Form of Hospital Agreement(2)
10	.5.1	Patient Account Purchase Agreement — Integrated Financial Systems, Inc., and Longmont United Hospital dated September 9, 2003, as amended September 17, 2004(1)(3)
10	.5.2	Patient Account Purchase Agreement — Integrated Financial Systems, Inc., and Metroplex Health Systems dated December 5, 2003(1)(3)
10	.5.3	Services Agreement — Integrated Financial Systems, Inc. and Eastern Health Systems, Inc. dated September 29, 2004(4)
10.6		Form of Consumer Revolving Credit Agreement(2)
10.7		AllianceOne Agreement dated July 27, 2004(1)(2)
10.8		CDS Companies Agreement dated July 27, 2004(1)(2)
10.9		2002 Equity Incentive Plan adopted June 26, 2002(2)
10.10		Integrated Financial Systems, Inc., and Guaranty Bank Revolving Accounts Receivable Loan and Line of Credit Loan Agreement dated February 10, 2003, as amended August 5, 2004(2)
10	.10.1	Renewal of Accounts Receivable Loan to February 7, 2005(3)

Exhibit No.	Description

10.11	Form of Escrow Agreement among Integrated Financial Systems, Inc., certain directors of Integrated Financial Systems, Inc., J.P. Turner & Company, L.L.C. and Corporate Stock Transfer, Inc.(2)
11.1	Statement Regarding the Computation of Per Share Earnings (see financial statements)
23.1	Consent of Jones & Keller, P.C. (included in Exhibit 5.1)(3)
23.2	Consent of Independent Auditors(4)
24.1	Power of Attorney (see signature page)(3)
99.1	Charter of Audit Committee(2)
99.2	Charter of Nominating Committee(2)
99.3	Charter of Compensation Committee(2)
99.4	Charter of Disclosure Committee(2)

(1)	A portion of this Agreement noted by “***” has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission under Rule 406 of the Securities Act of 1933.

(2)	Filed on August 5, 2004.

(3)	Filed on October 8, 2004.

(4)	Filed herewith.